Exhibit 4.4

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

CREDIT AND SECURITY AGREEMENT

by and among

OXFORD FINANCE LLC,

as Agent

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

GREENBROOK TMS INC.,

as Parent,

TMS NEUROHEALTH CENTERS INC.,

as Borrower,

and

THE OTHER CREDIT PARTIES FROM TIME TO TIME PARTY HERETO

Dated as of December 31, 2020

i

5.5.	Unused Delayed Draw Term Loan Commitment Fee	55

5.6.	Fee Letter	55

5.7.	Due Diligence Fee	55

5.8.	Capital Adequacy	55

5.9.	Taxes	56

5.10.	Obligations Absolute	59

5.11.	Mitigation Obligations	59

SECTION 6. Collateral		59

6.1.	Grant of Security Interests	59

6.2.	Extent of Security Interests	60

6.3.	Limited License	60

6.4.	Representations, Covenants and Agreements Regarding Collateral Generally	60

6.5.	Reference to Other Loan Documents	63

6.6.	Credit Balances; Additional Collateral	63

6.7.	Power of Attorney	63

6.8.	Filing of UCC and PPSA Financing Statements	64

6.9.	Duty of Agent	64

SECTION 7. Representations and Warranties		65

7.1.	Financial Condition	65

7.2.	Organization Matters; Collateral Locations	65

7.3.	Power and Authority; Conflicts; Enforceability	65

7.4.	Material Contracts	66

7.5.	Compliance with Laws; Permits; Anti-Terrorism Laws; Anti-Corruption Laws	66

7.6.	Environmental Matters	67

7.7.	Pending Litigation	68

7.8.	Employee Benefits	68

7.9.	Regulatory Matters	68

7.10.	Disclosure	72

7.11.	Security Interest	72

7.12.	Taxes	72

7.13.	Margin Stock	72

7.14.	Canadian Pension Plans	72

SECTION 8. Affirmative Covenants		73

8.1.	Maintenance of Financial Records; Inspections	73

8.2.	Further Assurances	73

8.3.	Insurance and Condemnation	73

8.4.	Payment of Taxes	74

8.5.	Tax Returns and Reports	75

8.6.	Notices Concerning Environmental, Employee Benefit, Pension Matters and Healthcare Matters	75

8.7.	Compliance with Laws	76

8.8.	Financial Reporting	76

8.9.	Material Adverse Developments	78

8.10.	Business Qualification	78

8.11.	Hazardous Materials; Remediation	78

8.12.	Use of Proceeds	78

8.13.	Fundamental Changes	78

8.14.	Proceeds under Representations and Warranties Insurance; Purchase Price Adjustments	79

8.15.	Joinder of New Credit Parties	79

8.16.	Statutory Divisions	79

8.17.	Protection of Intellectual Property	79

8.18.	Collateral Access Agreements	80

8.19.	Disclosure Updates	80

8.20.	Compliance with Administrative Services Documents	80

SECTION 9. Financial Covenants		81

9.1.	Pro Forma Consolidated Revenues	81

9.2.	Minimum Qualified Cash	81

SECTION 10. Negative Covenants		81

10.1.	Liens and Encumbrances	81

10.2.	Indebtedness	81

10.3.	Sale of Assets	81

10.4.	Corporate Change	81

10.5.	[Reserved]	81

10.6.	Restricted Payments	82

10.7.	Investments	82

10.8.	Related Party Transactions	83

10.9.	Business Conducted	83

10.10.	Prohibited Uses of Proceeds	83

10.11.	Compliance with Anti-Terrorism Laws, Sanctions	83

10.12.	Credit Parties' Statements	84

10.13.	[Reserved]	84

10.14.	Payroll Accounts	84

10.15.	[Reserved]	84

10.16.	Amendments	84

10.17.	Inconsistent Agreements	84

10.18.	Fiscal Year	84

10.19.	Canadian Pension Plans	84

SECTION 11. Events of Default and Remedies		85

11.1.	Events of Default	85

11.2.	Remedies with Respect to Outstanding Loans	87

11.3.	Remedies with Respect to Collateral	87

11.4.	Application of Proceeds	88

11.5.	General Indemnity; Release	88

11.6.	Authority	89

SECTION 12. Agency		90

12.1.	Appointment of Agent; Powers	90

12.2.	Delegation of Agent's Duties	91

12.3.	Disclaimer of Agent's Liabilities	91

12.4.	Reliance and Action by Agent	91

12.5.	Events of Default	92

12.6.	Lenders' Due Diligence	92

12.7.	Right to Indemnification	92

12.8.	Other Transactions	92

12.9.	Resignation of Agent	93

12.10.	Copies of Statements and Financial Information	93

12.11.	Payments of Principal,Interest and Fees	93

SECTION 13. Guaranty		93

13.1.	The Guaranty	93

13.2.	Obligations Unconditional	94

13.3.	Reinstatement	95

13.4.	Waivers	95

13.5.	Remedies	96

13.6.	Contribution by Guarantors	96

13.7.	Guarantee of Payment; Continuing Guarantee	97

13.8.	Subordination of Other Obligations	97

SECTION 14. Miscellaneous		97

14.1.	Termination	97

14.2.	Waivers	98

14.3.	Entire Agreement; Control	98

14.4.	Usury Limit; Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest	98

14.5.	Severability	100

14.6.	WAIVER OF JURY TRIAL; SERVICE OF PROCESS; CONSEQUENTIAL DAMAGES	100

14.7.	Notices	100

14.8.	CHOICE OF LAW; VENUE	101

14.9.	Publications	102

14.10.	Counterparts; Effectiveness of Facsimile Documents and Signatures	102

14.11.	Assignments; Participations	102

14.12.	Sharing of Liabilities	106

14.13.	Exercise of Setoff Rights	106

14.14.	Confidentiality	107

14.15.	Amendments; Agent's Discretionary Rights	107

14.16.	Deemed Consent	108

14.17.	Judgment Currency	108

SECTION 15. Inter-Borrower Provisions; Joint and Several Liability		109

15.1.	Joint and Several Liability	109

15.2.	Subrogation and Contribution Rights	110

15.3.	Certain Borrower Acknowledgments and Agreements	110

15.4.	Maximum Amount of Joint and Several Liability	111

15.5.	Authorization of Borrower Representative by Borrowers	111

v

EXHIBITS

Exhibit A	—	Form of Assignment and Transfer Agreement
Exhibit B	—	Form of Loan Request
Exhibit C	—	Form of Term Loan Promissory Note
Exhibit D	—	Form of Delayed Draw Term Loan Promissory Note
Exhibit E	—	Form of Closing Checklist
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Joinder to Credit and Security Agreement
Exhibit H	—	Form of Warrant

SCHEDULES

Schedule 4.3	—	Post-Closing Obligations
Schedule 6.4(f)	—	Commercial Tort Claims
Schedule 7.2	—	Perfection Certificates
Schedule 7.4	—	Material Contracts
Schedule 7.7	—	Litigation
Schedule 7.8	—	Employee Benefits
Schedule 10.1	—	Liens
Schedule 10.2	—	Indebtedness
Schedule 10.7	—	Investments
Schedule 10.8	—	Related Party Transactions

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, restated, modified or otherwise supplemented from time to time, this "Agreement") is dated as of December 31, 2020 by and among OXFORD FINANCE LLC, a Delaware limited liability company ("Oxford") and each other financial institution from time to time party hereto pursuant to Section 14.11(a) hereof (together with Oxford, collectively "Lenders" and each a "Lender"), and Oxford, as administrative agent for Lenders, GREENBROOK TMS INC., an Ontario corporation ("Parent"), TMS NEUROHEALTH CENTERS INC., a Delaware corporation (the "Company" and collectively with each other Person that becomes a Borrower hereunder pursuant to a Joinder or otherwise, and their respective permitted successors and assigns, "Borrowers" and each a "Borrower"), and each other Person now or hereafter party hereto as a Guarantor.

SECTION 1.

Definitions

1.1.        Defined Terms. As used in this Agreement:

"Accounts" means collectively (a) all accounts and any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any "account" (as defined in the UCC and the PPSA, as applicable), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any Health-Care-Insurance Receivables, any Payment Intangibles and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, General Intangibles, intangibles (as defined in the PPSA), Intellectual Property, rights, remedies, guarantees, Supporting Obligations, Letter-of-Credit Rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Credit Party or to which any Credit Party is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

"Achieve TMS Earn-Out" means the Earn-Out Payment (as defined in the Achieve TMS Purchase Agreement), as in effect on the Closing Date.

"Achieve TMS Purchase Agreement" means that certain Membership Interest Purchase Agreement, dated September 11, 2019, by and among Borrower, Parent, Achieve TMS Centers, LLC, Achieve TMS Alaska, LLC, TMS Center of Alaska, LLC and the sellers named therein.

"Acquisition" means the acquisition by any Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person, or of a division or other business segment, line or unit of another Person, or at least a majority of the voting Equity Interests of another Person, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

"Administrative Services Documents" means each management services agreement entered into prior to the Closing Date between or among any Credit Party and a Supported Practice and any substantially similar management or administrative services agreement entered into between or among any Credit Party and a Supported Practice after the Closing Date pursuant to which (a) a Credit Party agrees to provide management, administrative and/or business services to such Supported Practice, (b) a Credit Party agrees to supply certain equipment, inventory, and/or the use of certain physical operating locations owned and/or leased by such Credit Party to such Supported Practice or (c) a Credit Party licenses any Intellectual Property to such Supported Practice, in each case, for the purpose of managing or providing management, administrative and/or business services to a healthcare practice, and in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Affiliate" means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed to be an Affiliate of any Credit Party or any Affiliate thereof.

"Agent" means Oxford, in its capacity as administrative agent and collateral agent for itself as a Lender and for the other Lenders hereunder, as such capacity is established in, and subject to the provisions of, Section 12, and the successors of Oxford in such capacity.

"Agreement" has the meaning assigned to such term in the preamble hereto.

"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), the Laws comprising or implementing the Bank Secrecy Act, Canadian Anti-Money Laundering & Anti-Terrorism Legislation and any Laws administered by OFAC, as amended.

"Applicable Margin" means 7.75% per annum.

"Application Event" means (a) the occurrence of a failure by Borrowers to effectuate payment in full of the Obligations on the Maturity Date or Early Maturity Date, or (b) the occurrence and continuance of an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 11.4.

"Approved Fund" means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

"Assignment and Transfer Agreement" means the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

"Authorized Person" means the Chief Executive Officer, Chief Financial Officer, or other officer of Borrower Representative authorized by specific resolution of Borrower Representative to request Loans as set forth in Borrower Representative's resolutions delivered to Agent on the Closing Date.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy".

"Blocked Person" means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, (e) that is named a "specially designated national" or "blocked person" on the most current list published by OFAC or other similar list or is named as a "listed person" or "listed entity" on other lists made under any Anti-Terrorism Law, (f) is either the subject or target of any Sanctions, (g) that is a "designated person", "politically exposed foreign person" or "terrorist group" as described in any Canadian Economic Sanctions and Export Control Laws or (h) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

"Borrower" and "Borrowers" have the meanings assigned to such terms in the preamble hereto.

"Borrower Representative" means Parent, in its capacity as the borrowing representative for itself and the other Borrowers under this Agreement.

"Business Day" means any day except a Saturday, Sunday or other day banking institutions in the State of New York are authorized or required by Law or executive order to close.

"Canadian Anti-Money Laundering & Anti-Terrorism Legislation" means the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

"Canadian Defined Benefit Plan" means any Canadian Pension Plan which contains a "defined benefit provision" as defined in subsection 147.1(1) of the Income Tax Act (Canada).

"Canadian Economic Sanctions and Export Control Laws" means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

"Canadian Pension Plan" means each "registered pension plan" (as such term is defined in the Income Tax Act (Canada)) and any pension plan that is subject to federal or provincial pension standards legislation in Canada that is established, maintained or contributed to by any Credit Party for its Canadian employees or former employees, but shall not include the Canada Pension Plan (CPP) as maintained by the Government of Canada or the Quebec Pension Plan (QPP) as maintained by the government of Quebec.

"Canadian Pension Termination Event" means (a) the voluntary full or partial wind up of a Canadian Defined Benefit Plan by any Credit Party or any Affiliate thereof or initiation of any action or filing to do so; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer any Canadian Defined Benefit Plan; or (c) any other event or condition which would reasonably be expected to result in the termination of, winding up or partial termination of, or the appointment of trustee to administer, any Canadian Defined Benefit Plan.

"Canadian Security Agreement" means, collectively, that certain general security agreement entered into on or about the Closing Date between Parent and Agent, and any and all other security agreements and deeds of hypothec which may be entered into from time to time by any Credit Party in favour of Agent (including in its capacity as the Hypothecary Representative), governed by the laws of Canada or any province thereof, in each case in form and substance reasonably satisfactory to Agent.

"Capital Expenditures" means, for any period, the aggregate expenditures of Parent and its Subsidiaries on a consolidated basis during such period on account of property, plant, equipment or similar fixed assets that, in conformity with IFRS, are required to be reflected as capital expenditures, other than amounts financed under Capital Leases.

"Capital Lease" means any lease of transcranial magnetic stimulation therapy devices or other Equipment which, in conformity with IFRS, is required to be capitalized.

"Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or the Government of Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) United States dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $1,000,000,000 or (iii) any bank whose short term commercial paper rating from Standard & Poor's Rating Group ("S&P") is at least A1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lenders) or recognized securities dealer having capital and surplus in excess of $1,000,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with IFRS as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $1,000,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

"Casualty Proceeds" means (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral; provided, however, Casualty Proceeds shall not include payments or other proceeds received by Borrowers in the Ordinary Course of Business in connection with claims under stop-loss insurance policies held by Borrowers.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

"CFC" means a "controlled foreign corporation" within the meaning of Section 957 of the Code in which any Credit Party or direct or indirect owner of a Credit Party is a "United States shareholder" within the meaning of Section 951(b) of the Code and with respect to which the provision of credit support by such controlled foreign corporation of the Loans provided under this Agreement could reasonably be expected to result in a tax inclusion to any United States shareholder under Section 956 of the Code, after taking into all applicable provisions of the Code and Treasury Regulations, including Code Sections 245A, 951(b) and 959, and Treasury Regulation 1.956-1.

"CHAMPVA" means collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA, and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

"Change of Control" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent; (b) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests; (c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors; (d) the failure of Parent to directly and beneficially own and control 100% of the issued and outstanding Equity Interests in the Company; or (e) the failure of the Company to beneficially own and control, directly or indirectly, at least 51% of the issued and outstanding Equity Interests in each other Credit Party (including Equity Interests representing at least 51% of the combined voting power of the Equity Interests of each other Credit Party).

"Charge" means any fee, loss, charge, expense, cost, accrual or reserve of any kind required to be shown on financial statements in accordance with IFRS.

"Closing Checklist" means the checklist attached hereto as Exhibit E.

"Closing Date" means the date of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" has the meaning assigned to such term in Section 6.1.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party's books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Commercial Tort Claim" means a "commercial tort claim" as defined in Article 9 of the UCC.

"Commitments" means the collective reference to, and "Commitment" means, as to each Lender, the amount of the commitment for such Lender set forth on the signature page to this Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section 14.11(a) or any other applicable provision of this Agreement, and includes the Delayed Draw Term Loan Commitment and the Term A Loan Commitment.

"Company" has the meaning assigned to such term in the preamble hereto.

"Compliance Certificate" means a certificate substantially in the form of Exhibit F.

"Consolidated EBITDA" means, for any period for Parent and its Subsidiaries on a consolidated basis, all as determined in accordance with IFRS (and without duplication), an amount equal to Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)            Consolidated Interest Expense for such period (including fees and expenses paid to the Administrative Agent in connection with its services hereunder);

(b)           the provision for (less any benefit from) Federal, state, local and foreign Taxes computed by reference to income or gross receipts and foreign unreimbursed value added Taxes paid, payable or accrued for such period;

(c)            the amount of depreciation and amortization expense for such period (including amortization of goodwill, software and other intangible assets);

(d)           one-time transaction costs incurred during such period in respect of the Credit Facility and the other transactions occurring on the Closing Date in connection therewith in an aggregate amount not to exceed $1,500,000,

(e)            the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments incurred in connection with acquisitions and Investments completed prior to the Closing Date and any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(f)             the amount of (i) startup costs and expenses incurred in connection with any Practice Location Opening after the Closing Date and prior to the date such Practice Location Opening is open for patients and (ii) operating losses with respect to any Practice Location Opening prior to the twelve month anniversary of such Practice Location Opening,

(g)            with respect to each Practice Location Opening occurring during the prior 36 months, solely to the extent the applicable practice location has generated a Consolidated EBITDA contribution during the most-recently ended three-month period greater than $0, the positive difference (if any) between $166,000 and the actual Consolidated EBITDA contribution of such practice location over the most-recently ended twelve-month period,

(h)            potential cost savings that are identified by the Borrower Representative in good faith with respect to corporate, general and administrative expense and center development costs as reported on the financial statements of Parent and its Subsidiaries, provided, that (x) such adjustments shall be identifiable, factually supportable and reasonably acceptable to Agent, (y) a duly completed certificate signed by a financial officer of the Borrower Representative shall be delivered to the Agent together with the applicable Compliance Certificate, describing in reasonable detail such adjustments and certifying that they are factually supportable and could reasonably be realized in the good faith judgment of the Borrower Representative, and (z) no net cost savings shall be added pursuant to this clause (g) to the extent duplicative of any other item otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further that the amount added to Consolidated EBITDA pursuant to this clause (h) in no event shall exceed 50% of total selling, general and administrative expenses of Parent and its Subsidiaries for the applicable period,

(i)             any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Parent in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters)) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(j)             any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock, stock option or similar arrangement (including any profits interest), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant);

(k)            any after-tax extraordinary, unusual or non-recurring losses,

(l)             unrealized net losses relating to any hedging transactions or foreign currency fluctuations; and

(m)          other items acceptable to Agent in its sole discretion;

and

minus the following to the extent included in calculating such Consolidated Net Income: (i) non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such person may determine not to deduct such non-Cash gain or income in the current period, (ii) the amount added back to Consolidated EBITDA pursuant to clause (i) above, to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause, (iii) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated EBITDA pursuant to clause (d), the cash payment in respect thereof in the relevant future period, (iv) any after-tax extraordinary, unusual or non-recurring income or gains, (v) exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations and (vi) the amount of Restricted Payments paid to minority equity owners of a Credit Party (other than Parent) during such period.

Notwithstanding anything to the contrary set forth herein, neither the receipt of proceeds of the PPP Loan, nor the forgiveness of all or any portion of the PPP Loan shall be deemed to result in any increase to Consolidated Net Income or Consolidated EBITDA.

"Consolidated Excess Cash Flow" means, with respect to any period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with IFRS the result of: (a) the sum (without duplication) of the following: (i) Consolidated EBITDA, plus (ii) the amount of any decrease in Net Working Capital for such period, plus (iii) interest income, minus (b) the sum (without duplication) of each of the following, to the extent actually paid in cash during such fiscal period: (i) any principal payments made in respect of the Term Loan and in respect of other Funded Indebtedness, (ii) all fees paid in cash to the Administrative Agent or any Lender pursuant to this Agreement, (iii) Consolidated Interest Expense, (iv) Taxes paid in cash, (v) Net Capital Expenditures paid in cash during such period (net of (A) any proceeds reinvested in accordance with Section 3.3(c)(ii) hereof, and (B) any proceeds of related financings with respect to such expenditures), (vi) the amount of cash items added back to Consolidated Net Income in the calculation of Consolidated EBITDA for such period, (vii) amounts added to Consolidated EBITDA pursuant to clauses (g) and (h) of the definition thereof, and (vii) the amount of any increase in Net Working Capital for such period.

"Consolidated Interest Expense" means, for any period, interest expense on all Indebtedness of Parent and its Subsidiaries, whether paid or accrued, all as determined on a consolidated basis in accordance with IFRS.

"Consolidated Net Income" means, for any period, consolidated net income (loss) of Parent and its Subsidiaries, all as determined on a consolidated basis in accordance with IFRS.

"Contingent Liability" means any of, and "Contingent Liabilities" means the collective reference to, those agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and "Controlled" has the correlative meaning.

"Controlled Investment Affiliate" means any fund or investment vehicle that is, with respect to any Person: (i) organized by such Person for the purposes of making equity or debt investments in one (1) or more Persons and (ii) is Controlled by such Person.

"Copyrights" means all of the Credit Parties' present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangibles, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

"Credit Facility" means the aggregate commitment of Lenders in an amount equal to $30,000,000 to make the Term A Loan and Delayed Draw Term Loans pursuant to Section 3 of this Agreement.

"Credit Parties" means the collective reference to, and "Credit Party" means each of, the Borrowers, the Guarantors and any other Person who becomes party to this Agreement as a Borrower or Guarantor pursuant to a Joinder or otherwise, and their respective successors and permitted assigns.

"Criminal Code Section" has the meaning given to such term in Section 14.4 of this Agreement.

"Current Assets" means, as at any date of determination, the total current assets of Parent and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a balance sheet of Parent and its Subsidiaries on a consolidated basis in accordance with IFRS.

"Current Liabilities" means, as at any date of determination, the total current liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loans and the Consolidated Interest Expense thereon) on a balance sheet of Parent and its Subsidiaries on a consolidated basis in accordance with IFRS.

"Default" means any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

"Default Rate of Interest" means a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 5.1 hereof, which Agent and Lenders shall be entitled to charge Borrowers in the manner set forth in Section 5.2 of this Agreement.

"Defaulting Lender" means any Lender that (a) has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Loan Document on the date such amounts were required to be funded hereunder unless such Lender notifies Agent and Borrower Representative that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Agent, any Lender or Borrower Representative in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect unless such Lender notifies Agent and Borrower Representative that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (c) has failed, within two (2) Business Days after written request by Agent, to confirm in writing to Agent that it will comply with its prospective funding obligations hereunder unless such Lender notifies Agent and Borrower Representative that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any insolvency, bankruptcy, arrangement or other proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any other similar debtor relief Law, (ii) had appointed for it a receiver, interim receiver, monitor, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, territorial or federal regulatory authority acting in such a capacity. Any determination by Agent (or Required Lenders, if Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Agent (or Required Lenders, if applicable) in a written notice of such determination, which shall be delivered by Agent to Borrower Representative and each Lender promptly following such determination. If Agent (or Required Lenders, if Agent is the Defaulting Lender) agrees in writing that a Lender is no longer a Defaulting Lender, Agent (or Required Lenders, if applicable) will so notify Borrower Representative and each Lender, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that each Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent (or Required Lenders, if applicable) may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their applicable Pro Rata Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

"Delayed Draw Term Loan Availability" means, as of any date of determination, the result of (a) if Pro Forma Consolidated EBITDA for the most recently ended twelve-month period for which financial statements have been delivered pursuant to Section 8.8(d) is equal to or greater than (i) [***], then $5,000,000, (ii) [***], then $10,000,000, or (iii) [***], then $15,000,000, minus (b) the original principal amount of previously advanced Delayed Draw Term Loans.

"Delayed Draw Term Loan Commitment" means, with respect to any Lender, the Commitment of such Lender to make a portion of the Delayed Draw Term Loans to Borrowers pursuant to the terms of Section 3 of this Agreement and subject to the conditions of Section 4 of this Agreement, in the amount set forth under such Lender's name on the signature pages hereto and, with respect to all Lenders, the aggregate Commitments of Lenders to make the Delayed Draw Term Loans to Borrowers, in the aggregate amount in effect on the Closing Date of $15,000,000, as the same may be reduced from time to time by advances hereunder or otherwise pursuant to the terms hereof. The Delayed Draw Term Loan Commitment shall terminate on the Delayed Draw Term Loan Commitment Termination Date.

"Delayed Draw Term Loan Commitment Termination Date" means the earlier of December 31, 2022 and the date on which the full amount of the Delayed Draw Term Loan Commitment has been borrowed and the Delayed Draw Term Loan Commitment has thereby been reduced to $0.

"Delayed Draw Term Loans" means the term loans made from time to time by Lenders to Borrowers after the Closing Date and prior to the Delayed Draw Term Loan Commitment Termination Date pursuant to the terms set forth in Section 3 of this Agreement.

"Deposit Account" means a "deposit account" (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested for credit to or for the benefit of any Credit Party, including each bank account (and the related lockbox, if any) that is established by Agent or any Credit Party pursuant to the terms and provisions of this Agreement.

"Deposit Account Control Agreement" means each of, and "Deposit Account Control Agreements" means the collective reference to any deposit account control agreement by and among a depositary institution, any Credit Party and Agent, as each of the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

"Derivative Obligations" means every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

"Disposition" means the sale, transfer, license, lease or other disposition of any Collateral by any Credit Party (including any Equity Interests owned by such Credit Party), but excluding all Involuntary Dispositions.

"Disqualified Equity Interest" means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty-one days after the Maturity Date.

"Disregarded Domestic Subsidiary" means any Subsidiary treated as a disregarded entity or fiscally transparent entity for U.S. federal income tax purposes all of the assets of which (other than de minimis assets) consists of equity or equity and debt of one or more CFCs.

"Documents of Title" means all present and future Documents and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

"Dollars, "dollars" or $ refers to lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

"Early Maturity Date" means a date prior to the Maturity Date on which Borrowers or Agent or Required Lenders, as the case may be, terminate this Agreement in accordance with Section 11.2 or 14.1.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) "Eligible Assignee" shall not include any Credit Party or any of a Credit Party's Affiliates, and (y) no proposed assignee intending to assume all or any portion of the Delayed Draw Term Loan Commitment or any unfunded portion of the Term A Loan shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Delayed Draw Term Loan Commitment or Term A Loan or has been approved as an Eligible Assignee by Agent.

"Employee Benefit Plan" means an "employee benefit plan" within the meaning of Section 3(3) of ERISA which any Credit Party establishes for the benefit of its employees or for which any Credit Party has liability to make a contribution, including by reason of being an ERISA Affiliate, other than a Multiemployer Plan.

"Enterprise Value" means, as of any date of determination, the product of (a) the Revenue Multiple and (b) Pro Forma Consolidated Revenues of Parent and its Subsidiaries for the most-recently ended twelve-month period for which financial statements have been delivered pursuant to Section 8.8.

"Enterprise Value Ratio" means, as of any date of determination, the quotient (expressed as a percentage) obtained by dividing (a) Senior Debt, by (b) Enterprise Value.

"Environmental Laws" means any federal, state, provincial, territorial and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, provincial, territorial, federal or other Government Authority, and any statute, ordinance, code, order, decree, law, rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or cleanup that apply to any Credit Party and relate to Hazardous Materials, including CERCLA, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state, provincial, territorial or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

"Equipment" means all of the Credit Parties' present and hereafter acquired equipment (as defined in the UCC and the PPSA, as applicable), including all machinery, equipment, rolling stock, furnishings and fixtures, leasehold improvements, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

"Equity Transfer Restriction Agreement" means, with respect to each Supported Practice, an agreement which (i) prohibits the owners of the Supported Practice from encumbering or transferring the Equity Interests of the Supported Practice to any Person other than a Credit Party or its successors and assigns (or to a Person designated by Borrower Representative or its successors and assigns); and (ii) entitles a Credit Party and its successors and assigns to effect a transfer of such Equity Interests from the owner of the Supported Practice to any other Person selected by such Credit Party or its successors and assigns who is legally permitted to be the owner of the Supported Practice.

"ERISA" means the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Parent or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Parent or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent or such Subsidiary and with respect to liabilities arising after such period for which Parent or such Subsidiary could be liable under the Code or ERISA.

"ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which may reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency status pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401 of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

"Event of Default" has the meaning given to such term in Section 11.1 of this Agreement.

"Excluded Accounts" means Deposit Accounts of the Credit Parties (a) exclusively used for payroll, payroll taxes, workers' compensation, deferred compensation, and other employee wage and benefit payments to or for any Credit Party's employees to the extent such amounts in such accounts are not in excess of amounts permitted hereunder, (b) exclusively used for the direct collection of receivables from Government Account Debtors, or (c) consisting of other Deposit Accounts, the average monthly balance of which does not exceed $50,000 for any individual account, or such other amount consented to by the Agent in its reasonable discretion.

"Excluded Assets" means any (a) rights or interest in any contract, lease, Permit, license, or license agreement if under the terms of such contract, lease, Permit, license, or license agreement, or applicable Law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such contract, lease, Permit, license, or license agreement and such prohibition or restriction has not been waived or the requisite consent in respect of such contract, lease, Permit, license, or license agreement has not been obtained or the grant of a security interest or Lien therein would, under the terms of such contract, lease, Permit, license, or license agreement, result in the termination of or give rise to a right of termination (provided, that, (i) the foregoing exclusions shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC, the PPSA or other applicable Law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or Lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, Permit, license, or license agreement and (ii) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Agent's continuing security interests in and Liens upon any rights or interests of any Credit Party in or to (A) monies due or to become due under or in connection with any described contract, lease, Permit, license or license agreement (including any Accounts), or (B) any proceeds from the Disposition of any such contract, lease, Permit, license or license agreement); (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of (or result in the abandonment of) such intent-to-use trademark applications under applicable federal law; provided, that, upon submission to, and acceptance by, the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (c) leasehold interests in real property; and (d) the Equity Interests of (i) any CFC, (ii) any Disregarded Domestic Subsidiary or (iii) any foreign partnership for U.S. federal income tax purposes, one or more partners of which is a CFC or Disregarded Domestic Subsidiary and no partner of which is a Domestic Subsidiary, in each case other than 65% of the issued and outstanding voting Equity Interests of such entity, as applicable; (e) any motor vehicle, airplane or other asset subject to a certificate of title; (f) any asset with respect to which the Administrative Agent and the relevant Credit Party have determined in good faith that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Credit Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby; and (g) Excluded Accounts.

"Excluded Taxes" means, with respect to Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Parent or Borrowers hereunder: (a) Taxes imposed on (or measured by) the recipient's net assets, receipts or income (however denominated), franchise Taxes and branch profits taxes, in each case, (i) imposed by the jurisdiction (or political subdivision) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under this Agreement); (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding Tax pursuant to Section 5.9; (c) United States Taxes attributable to a Lender's or other recipient's failure to comply with Section 5.9(e); and (d) any United States federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means Executive Order No. 13224 issued on September 23, 2001.

"Exercise Price" means the lesser of (i) the average closing price of the common shares of the Parent on the TSX for the prior 10 days of trading (calculated on the day prior to funding of the applicable Term Loan), and (ii) the closing price of the common shares of the Parent on the TSX on the trading day prior to funding of the applicable Term Loan; provided, however, that, if the price calculated by the foregoing formula will result in an Exercise Price that is less than the “market price” (as such term is defined in the TSX Company Manual) of the common shares of the Parent, then the Exercise Price shall be equal to the “market price” as such term is defined in the TSX Company Manual or in such other manner as the TSX may approve (or, as applicable, any lower price permitted as a result of Parent submitting price protection forms to TSX when and as requested by Agent).

"Extraordinary Receipt" means any cash received by or paid to or for the account of any Credit Party not in the Ordinary Course of Business (and not consisting of proceeds described in any of Section 3.3(c)(ii) or (iii)), in respect of purchase price and other monetary adjustments, indemnification payments or the proceeds of representations and warranties insurance, in each case received in connection with any Purchase Documents, Acquisition, or Administrative Services Documents; provided, that Extraordinary Receipt shall exclude (x) customary working capital, tax or other similar adjustments pursuant to the Purchase Documents or in connection with any Acquisition and (y) amounts received and used by the Credit Parties for the purpose of replacing, repairing or restoring any assets or properties or otherwise satisfying the condition giving rise to the claim for indemnification or otherwise covering any fees, costs or expenses incurred and paid in cash by the Credit Parties in connection therewith.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention of the United States implementing such Sections of the Code.

"FCPA" has the meaning set forth in Section 7.5(d).

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Fee Letter" means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the United States of America, each state thereof and the District of Columbia.

"Freely Assignable" means, with respect to any Administrative Services Document or other contract or agreement (a) it does not contain express restrictions or conditions (including the payment of any fee) on the assignment, sale, disposition or other transfer by the Credit Party party thereto (or any of its successors and assigns) of, or the granting of any Lien by such Credit Party (or any of its successors and assigns) in, its rights, title and interest thereunder, to any other Person (including any such transfer as a result of the exercise of any such Lien therein, whether by foreclosure or otherwise), (b) without obtaining the consent of any Person, no default will occur, no penalty will accrue and no violation of breach of any terms thereof will result or arise due to (i) any such granting of a Lien in such rights, title and interest of the applicable Credit Party (or any of its successors or assigns) or upon any such assignment, sale, disposition or other transfer, or (ii) any change of control or change in ownership of any Credit Party, and (c) otherwise, under applicable Law, it is freely assignable to third parties (or Affiliates) by the applicable Credit Party (or any of its successors or assigns).

"Funded Indebtedness" means, as to any Person at a particular time, without duplication, all of the following Indebtedness, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a)            all Indebtedness for borrowed money, whether current or long-term (including the Obligations, but excluding any undrawn Delayed Draw Term Loan Commitments, and any Subordinated Debt) and all Indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; provided, that, for purposes of calculating Funded Indebtedness on the Closing Date and for a period of 120 days thereafter, the PPP Loan shall not constitute Funded Indebtedness unless and until a final forgiveness determination is made;

(b)            all purchase money Indebtedness and obligations under Capital Leases, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (but if recourse for such Indebtedness is limited to such Property subject to a Lien, then such indebtedness shall constitute Indebtedness only to the extent of the lesser of (x) the amount of such Indebtedness secured by such Lien or (y) the fair market value of such Property subject to such Lien);

(c)            unreimbursed drawings and other obligations under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments to the extent not cash collateralized;

(d)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(e)            any deferred purchase price obligations for Acquisitions, including performance based incentive bonuses, seller notes, earn-outs (including the Achieve TMS Earn-Out) and similar deferred obligations, whether structured as compensation obligations or otherwise, to the extent unpaid when due and payable in cash; and

(f)            all guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, and for the period as to which such accounting principles are to apply, as consistently applied.

"General Intangibles" means all of the Credit Parties' present and hereafter acquired general intangibles (as defined in the UCC) and intangibles (as defined in the PPSA), as applicable, and shall include all of the Credit Parties' present and future right, title and interest in and to all: (a) Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) Permits and franchises, (f) other forms of intellectual property (including industrial designs), (g)  customer lists, telephone lists and directories, choses in action, distribution agreements, license agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) monies and claims for monies now or hereafter due and payable in connection with the foregoing, including payments for infringement and royalties arising from any licensing agreement between any Credit Party and any licensee of any of such Credit Party's General Intangibles, (i) payment intangibles, certificates of need, books, records, contracts, contract rights, rights (if any) to or in employee or other pension, retirement or similar plans and any assets thereof (to the extent permitted by applicable Law and subject always to the rights of the beneficiaries thereof), or any portion thereof, including refunds for overpayments, distributions upon termination, reversion of any surplus assets or otherwise, returned and unearned insurance premiums, rights and claims under insurance policies including credit insurance and key man life insurance policies, and computer information, software, records and data and (j) Proceeds of any of the foregoing.

"Goods" means all present and hereafter acquired "Goods," as defined in the UCC and the PPSA, as applicable, and all Proceeds thereof.

"Government Account Debtor" means an account debtor making payments under any Government Reimbursement Program and any other healthcare program operated by or financed in whole or in part by any foreign or domestic federal, state, provincial, territorial or local government.

"Government Authority" means any nation or government, any federal, state, provincial, territorial, municipal, local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, tribunal, arbitral body, department, administration, authority, program, plan, office, commission, board, bureau, division, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Government Reimbursement Program" means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. § § 8902 et seq., (d) TRICARE, (d) CHAMPVA, (e) any other federal healthcare program as defined in 42 U.S.C. § 1320a 7b(f) as amended, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing, but excluding all non-governmental funded third-party payor programs.

"Guaranteed Obligations" has the meaning given to such term in Section 13.1 of this Agreement.

"Guarantor" means each of, and "Guarantors" means the collective reference to Parent, and each other guarantor of all or any part of the Obligations.

"Guaranty" means the guaranty made by Parent and each other Guarantor in favor of Agent for the benefit of Agent and Lenders pursuant to Section 13.

"Guaranty Agreement" means each of, and "Guaranty Agreements" means the collective reference to, any guaranty agreement (including the Guaranty) with respect to the Obligations in favor of Agent for the benefit of Agent and Lenders, as the same may from time to time be amended, restated, modified or otherwise supplemented.

"Hazardous Materials" means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or aboveground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold; any substance that requires special handling; and any other material or substance now or in the future defined as a "hazardous substance," "hazardous material," "hazardous waste," "toxic substance," "toxic pollutant," "contaminant," "pollutant" or other words of similar import within the meaning of any Environmental Law, including: (a) any "hazardous substance" defined as such in (or for purposes of) CERCLA, or any so-called "superfund" or "superlien" Law, including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42 U.S.C. § 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Government Authority.

"Healthcare Laws" means all Requirements of Law applicable to any Credit Party or any of its Subsidiaries relating to: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Ethics in Patient Referrals Act, as amended (Stark Law) (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Government Reimbursement Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395III (the Medicare statute), and Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute), and any similar state fraud and abuse or self-referral prohibition laws and regulations; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the operation of any healthcare facility or the provision of, or payment for, healthcare items or supplies; (e) healthcare quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments, in each case for healthcare services; (g) HIPAA; (h) the practice of medicine and other health care professions or the organization of medical or professional entities; (i) fee-splitting prohibitions; (j) requirements for maintaining federal, state, provincial, territorial and local tax-exempt status of any Borrower; (k) [reserved]; (l) health planning or rate-setting laws, including Laws regarding certificates of need and certificates of exemption; and (m) any and all other applicable federal, state, provincial, territorial or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements (including those pursuant to which Healthcare Permits are issued), as the same may be amended, modified or supplemented from time to time.

"Healthcare Permit" means any Permit (a) issued or required under Healthcare Laws applicable to the business of any Credit Party or any of its Subsidiaries or necessary in the possession, ownership, operation, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Credit Party or any of its Subsidiaries or any Supported Practice, (b) issued by any Person from which any Credit Party or any of its Subsidiaries or any Supported Practice has, as of the Closing Date, received an accreditation where such accreditation is required for such Credit Party to conduct its business and/or participate in and receive payment under any Government Reimbursement Program or other Third-Party Payor Arrangement, as applicable, or (c) necessary to enable any Credit Party or any of its Subsidiaries or any Supported Practice to conduct its business and/or participate in and receive payment under any Government Reimbursement Program or other Third-Party Payor Arrangement, as applicable.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, as the same may be further amended, modified or supplemented from time to time, and any successor statute thereto, and its implementing Administrative Simplification regulations related to the privacy of Protected Health Information and Security Standards, as defined by Law (45 C.F.R. parts 160, 162, and 164), also known as the HIPAA Privacy Rule, the Standards for Electronic Transactions, the Security Standards and any and all rules or regulations promulgated from time to time thereunder.

"Hypothecary Representative" has the meaning given to such term in Section 12.1 of this Agreement.

"IFRS" means the International Financial Reporting Standards as set out in the Canadian Institute of Chartered Accountants Handbook - Accounting, as in effect from time to time.

"Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations with respect to Capital Leases, (c) all obligations to pay the deferred purchase price of Property or services (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all Derivative Obligations, (g) all Contingent Liabilities, (h) all liabilities of any partnership or joint venture of which such Person is a general partner or joint venturer, but only to the extent there is recourse to such Person for the payment thereof, and (i) all obligations of such Person in respect of Disqualified Equity Interests. For all purposes hereof, the Indebtedness of any Person shall exclude (i) deferred Taxes and accrued expenses payable in the ordinary course of business, (ii) any purchase price or working capital adjustment obligation, (iii) obligations under non-compete agreements and (iv) accruals for payroll and other liabilities accrued in the ordinary course of business.

"Indemnified Party" has the meaning given to such term in Section 11.5(a) of this Agreement.

"Indemnified Taxes" means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of the Obligations of, any Credit Party under this Agreement or any other Loan Document.

"Intellectual Property" means, with respect to any Person, all Patents, Patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, Trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable Law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, Copyright rights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, and other intellectual property (including industrial designs), in each case, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

"Inventory" means all of the Credit Parties' present and hereafter acquired inventory (as defined in the UCC and the PPSA, as applicable) including all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

"Investment" means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, guarantees or otherwise, and shall include, without limitation, any Acquisition. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, minus the amount of any cash return realized on such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

"Investment Property" means all of the Credit Parties' present and hereafter acquired "Investment Property," as defined in the UCC and the PPSA, as applicable, together with all stock and other Equity Interests in the Credit Parties' Subsidiaries, and all Proceeds thereof.

"Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Credit Party.

"Joinder" means a Joinder to Credit and Security Agreement in form of Exhibit G attached hereto.

"Laws" means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. "Laws" includes Healthcare Laws and Environmental Laws.

"Lender" and "Lenders" each has the meaning assigned to such term in the preamble hereto.

"LIBOR Rate" means an annual rate equal to, as a reference rate, the greater of (i) the annual rate reported as the London Interbank Offer Rate applicable to thirty (30) day deposits of Dollars as reported in the Money Rates Section of the Wall Street Journal (or, if the Wall Street Journal no longer reports such rate, another nationally recognized rate reporting source acceptable to Agent) on the date of determination and (ii) 1.00%, as determined monthly on the last day of the month immediately preceding any date of determination.

"LIBOR Replacement Rate" means the sum of: (a) the alternate benchmark rate (which may include SOFR) that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the LIBOR Replacement Spread; provided that, if the LIBOR Replacement Rate as so determined would be less than 1.00%, the LIBOR Replacement Rate will be deemed to be 1.00% for the purposes of this Agreement.

"LIBOR Replacement Spread" means, with respect to any replacement of the LIBOR Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent in its reasonable discretion giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities at such time.

"LIBOR Transition Event" means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)            a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

"Lien" means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

"Loan" means a Term Loan, and "Loans" means the collective reference thereto.

"Loan Documents" means this Agreement, the Promissory Notes, the Pledge Agreements, the Deposit Account Control Agreements, the Fee Letter, the Collateral Access Agreements, the Warrant Agreements, the Canadian Security Agreement, the other closing documents executed by any Credit Party and any other ancillary loan and/or credit and security agreements executed by any Credit Party from time to time in connection with this Agreement, all as may be renewed, amended, restated or supplemented from time to time.

"Loan Request" means a written notice in the form of that attached hereto as Exhibit B duly authorized by Borrower Representative.

"Margin Stock" means any "margin stock," "margin security," "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation U or X of the Federal Reserve Board.

"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or Proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the business, results of operations, properties or financial condition of the Credit Parties taken as a whole, (ii) the rights and remedies of Agent or Lenders under any of the Loan Documents, or any impairment of the ability of the Credit Parties (taken as a whole) to perform their obligations under any of the Loan Documents, or (iii) the legality, validity or enforceability of any of the Loan Documents.

"Material Contract" means: (a) the AthenaHealth Master Services Agreement, dated October 1, 2018, among the Company and AthenaHealth, Inc. (related to the Company's billing/collections system); and (b) any Administrative Services Document, the breach or termination of which could reasonably be expected to result in a Material Adverse Effect; (c) the Achieve TMS Purchase Agreement; (d) that certain Investor Rights Agreement, dated May 17, 2019, by and among Parent and 1315 Capital II, LP; (e) the Registration Rights Agreement, dated May 17, 2019, by and among Parent and 1315 Capital II, LP, and (f) the Master Subscription Agreement, dated June 14, 2016, by and between the Company and salesforce.com, inc.

"Maturity Date" means December 31, 2025.

"Material Subsidiary" means, in respect of any fiscal quarter, any Subsidiary of Parent with net revenues of at least $1,000,000 measured on the last day of the most recently ended fiscal quarter for four quarters then ended.

"Medicaid" means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

"Medicare" means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

"MSO Acquisition" means any transaction or series of related transactions entered into by the Company or another Credit Party after the Closing Date in order to (a) purchase or assist a Supported Practice in purchasing the personal goodwill (related to the operation of a healthcare practice), Equity Interests and/or substantially all of the assets of an existing healthcare practice and integrate such assets with an existing or newly-established Supported Practice and/or (b) establish a new Administrative Services Document with one or more existing healthcare practices.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA which is contributed to by, or required to be contributed by, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which any of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates have any liability.

"Net Capital Expenditures" means, for any period, the aggregate of all Capital Expenditures that are made in cash during such period; provided that "Net Capital Expenditures" shall not include (i) amounts expended or capitalized under Capital Leases or financed with the proceeds of Permitted Purchase Money Indebtedness, (ii) the purchase price of any goods that are purchased simultaneously with the trade-in of existing goods to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller for such existing goods being traded in at such time, and (iii) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Credit Party).

"Net Cash Proceeds" means, with respect to any transaction or event, the amount of cash proceeds received from time to time by or on behalf of any Credit Party in connection therewith (including cash proceeds of any non-cash proceeds) after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien on any asset which is required to be, and is, repaid in connection with any Disposition, Involuntary Disposition or Extraordinary Receipt, (ii) out-of-pocket fees, commissions, and expenses that are reasonably incurred and required to be paid by the Credit Parties in connection therewith, and (iii) Taxes paid or payable to any taxing authorities by the Credit Parties in connection therewith (provided, that if the actual amount of Taxes paid is less than the estimated amounts, the difference shall immediately constitute Net Cash Proceeds), in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of the Credit Parties, and are properly attributable to such transaction.

"Net Working Capital" means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

"Obligations" means (a) all loans, advances and other extensions of credit made pursuant to this Agreement by Agent for the account of Lenders to the Credit Parties (or any of them), or to others for the Credit Parties' account (including all Term Loans); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Credit Parties (or any of them) to Agent or any Lender and arising out of, or incurred in connection with, this Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses and the fees provided for in the Fee Letter) (whether such indebtedness, obligations and liabilities arose or accrued during the pendency of any bankruptcy, insolvency, arrangement or similar proceeding, and regardless of whether allowed or allowable in such proceeding), whether (i) now in existence or incurred by the Credit Parties (or any of them) from time to time hereafter, (ii) secured by a pledge, a Lien upon or a security interest in any Credit Party's assets or property or the assets or property of any other Person, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Credit Parties are liable to Agent or any Lender for such indebtedness as principals, sureties, endorsers, guarantors or otherwise; and (c) without duplication, the Credit Parties' liabilities to Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which Agent, on behalf of Lenders, may make or issue to others for the account of the Credit Parties (or any of them), including Agent's acceptance of drafts or Agent's endorsement of notes or other instruments for the Credit Parties' account and benefit.

"OFAC" means the U.S. Department of Treasury Office of Foreign Assets Control.

"OFAC Lists" means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

"Ordinary Course of Business" means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party's business, as conducted by such Credit Party in accordance with past practice.

"Organizational Documents" means, (a) with respect to any corporation, the charter, certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Government Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Collateral" means all of the Credit Parties': (a) present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Deposit Accounts); (b) cash and other monies and property in the possession or control of Agent or any Lender (including cash collateral held by Agent pursuant to this Agreement); (c) books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than Excluded Taxes.

"Out-of-Pocket Expenses" means (a) all of Agent's present and future reasonable and documented out-of-pocket costs, fees and expenses incurred in connection with this Agreement and the other Loan Documents, including (i) reasonable and documented out-of-pocket cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items; (ii) documented out-of-pocket fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (iii) reasonable and documented out-of-pocket costs and expenses incurred by Agent in opening and maintaining the Deposit Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on Agent for "insufficient funds" and the return of deposited checks); (iv) all reasonable and documented out-of-pocket costs, fees and expenses incurred by Agent in connection with any action taken under Section 8.1 hereof, including reasonable and documented out-of-pocket travel, meal and lodging expenses of Agent's personnel; (v) all out-of-pocket costs that Agent may incur to maintain the Required Insurance to the extent Borrowers fail to do so as required hereunder, and all out-of-pocket costs, fees and expenses incurred by Agent in connection with the collection of Casualty Proceeds; and (vi) all reasonable and documented out-of-pocket costs, fees, expenses and disbursements of counsel hired by Agent to consummate the transactions contemplated by this Agreement (including the documentation and negotiation of this Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise Agent and/or Lenders as to matters relating to the transactions contemplated hereby; and (b) all out-of-pocket costs, fees and expenses incurred by Agent and each Lender in connection with (i) any action taken under Section 11.3 hereof; and (ii) the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of Agent and Lenders under this Agreement, including all reasonable fees and disbursements of, without duplication, outside counsel to Agent and each Lender incurred as a result of a workout, restructuring, reorganization, arrangement, moratorium, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Agreement or the commencement of any case with respect to the Credit Parties (or any of them), any Guarantor or any Subsidiary of a Credit Party (as the case may be) under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar statute.

"Oxford" has the meaning assigned to such term in the preamble hereto.

"Parent" has the meaning assigned to such term in the preamble hereto.

"Participant" has the meaning given to such term in Section 14.11(b)(i) of this Agreement.

"Patents" means all of the Credit Parties' present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of any Credit Party with respect thereto, and all income, royalties and other Proceeds of the foregoing.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

"Perfection Certificate" means the certificate attached hereto as Schedule 7.2 or another certificate delivered after the Closing Date in the same form.

"Permits" means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Government Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its Property or products or to which such Person or any of its Property or products is subject, including all Healthcare Permits.

"Permitted Acquisition" means any Acquisition after the Closing Date by a Credit Party (other than Parent) of (i) substantially all of the assets of an acquired business (or a division or line of business), which assets are located in the United States or (ii) at least a majority of the Equity Interests of an acquired business incorporated or formed under the laws of any State in the United States or the District of Columbia, in each case so long as each of the following conditions shall have been satisfied, or Required Lenders have agreed in writing to treat such Acquisition as a Permitted Acquisition:

(a)           Agent and Lenders shall receive not less than thirty (30) days' (or such shorter period as agreed by Agent) prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(b)           Agent and Lenders shall receive, not less than ten (10) Business Days' prior to the consummation of such Acquisition (or such shorter period as agreed by Agent), a due diligence package, reasonably satisfactory to them, which package shall include, without limitation, the following with regard to the Acquisition of the applicable target:

(i)             pro forma financial projections (after giving effect to such Acquisition) for Parent and its Subsidiaries for the current and next two fiscal years or through the remaining term of this Agreement;

(ii)            historical financial statements of the applicable target for the three fiscal years prior to such Acquisition (or, if such target has not been in existence for three years, for each year such target has existed);

(iii)           a description of the method of financing the Acquisition, including sources and uses; and

(iv)           any other material due diligence with respect to such Acquisition reasonably required by Agent;

(c)           With respect to any Acquisition involving total consideration in excess of $1,000,000, Borrowers shall have furnished to Agent, not less than fifteen (15) Business Days (or such shorter period as Agent may agree) prior to the consummation of such Acquisition, a quality of earnings or other accounting report with respect to the applicable target, in form and from an independent accounting or other similar firm reasonably acceptable to Agent;

(d)           Borrowers shall have furnished to Agent and Lenders, not less than ten (10) Business Days (or such shorter period as Agent may agree) prior to the consummation of a Permitted Acquisition, copies (or the most current drafts) of the Purchase Documents pursuant to which such Acquisition is to be consummated (and any related Administrative Services Document) and any schedules, exhibits and annexes to such agreements or documents (if not final, then in most current draft form), together with any required regulatory or other Third-Party Payor approvals in connection therewith to the extent available at such time;

(e)           Borrowers shall have furnished to Agent and Lenders a duly and properly completed Compliance Certificate demonstrating that after giving pro forma effect to the Acquisition, the Credit Parties would be in compliance with each of the financial covenants set forth in Section 9;

(f)            the Credit Parties (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Sections 8.15 and 8.16;

(g)           such Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Credit Parties as of the Closing Date or as permitted under Section 10.9, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents;

(h)           the applicable target must have had positive Consolidated EBITDA (adjusted in a manner consistent with the definition of Consolidated EBITDA, or otherwise reasonably satisfactory to Agent) on a cumulative basis for the immediately preceding four fiscal quarters;

(i)            no Default or Event of Default shall then exist or would exist after giving effect thereto;

(j)            the total consideration paid or payable, including any earn-out or similar obligations, shall not exceed $40,000,000 for any one Permitted Acquisition;

(k)           after giving effect to the consummation of the Acquisition, Qualified Cash of the Credit Parties is equal to or greater than [***]; and

(l)            such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target.

"Permitted Contest" means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

"Permitted Discretion" means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured cash flow lender) business judgment.

"Permitted Dispositions" means (a) Dispositions of Inventory in the Ordinary Course of Business, (b) Disposition of obsolete personal Property (other than Equity Interests of any Subsidiary) with a fair market value not to exceed $500,000 in the aggregate in any fiscal year, (c) Dispositions of Property (other than Equity Interests of any Subsidiary) to the extent that (i) such Property is exchanged for credit against the purchase price of replacement Property or (ii) the proceeds of such Dispositions are reasonably promptly applied to the purchase price of such replacement Property, (d) Dispositions of cash and Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and conversions of Cash Equivalents into cash or other Cash Equivalents, (e) the unwinding of hedging or swap contracts entered into in the Ordinary Course of Business, (f) the lapse or abandonment in the Ordinary Course of Business of any registrations or applications for registration of any intellectual property rights not necessary for the conduct of the Credit Parties' business, (g) non-exclusive licenses or sublicenses of Intellectual Property and leases or subleases of real Property, in each case granted to third parties in the Ordinary Course of Business not interfering with, or impairing, in any material respect the conduct of any of the Credit Parties' business, (h) Dispositions of less than 50% of the Equity Interests of Subsidiaries of the Company in connection with a Permitted Acquisition or MSO Acquisition, (i) other Dispositions of Property; provided that (w) at least 75% of the purchase price thereof is paid in cash, (x) no Event of Default shall have occurred or be continuing, (y) the consideration payable to the applicable Credit Party in connection with such Disposition is at least equal to the fair market value of such Property and (z) the aggregate value of all such Dispositions shall not exceed $500,000 in any fiscal year or (j) or (i) transactions that are permitted pursuant to Sections 10.1, 10.4, 10.6, 10.7 or 10.8, in each case, to the extent such transactions constitute Dispositions.

"Permitted Encumbrances" means:

(a)            all Liens existing on the Closing Date on specific items of Equipment and set forth on Schedule 10.1;

(b)           Purchase Money Liens;

(c)           Liens of landlords, carriers, warehousemen, bailees, mechanics, materialmen and other similar Liens arising in the Ordinary Course of Business and securing amounts not yet due (or which are the subject of a Permitted Contest and which proceedings are sufficient to prevent imminent foreclosure of such Liens);

(d)           pledges or deposits made (and the Liens thereon) in the Ordinary Course of Business of any Credit Party (including security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of leases, bonds, tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts, in each case, incurred by any Credit Party in the Ordinary Course of Business;

(e)           easements (including reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded), if applicable, and which in the aggregate do not materially interfere with the occupation, use or enjoyment by any Credit Party of its business or Property so encumbered;

(f)            Liens granted to Agent, for the benefit of Lenders;

(g)           Permitted Tax Liens;

(h)           Liens securing judgments, orders or awards for the payment of money against any Credit Party not constituting an Event of Default under Section 11.1(m), and which are subject to a Permitted Contest through an appeal or other proceeding for review that is then being pursued and the execution or other enforcement of such Lien is effectively stayed;

(i)            any interest of title of a lessor under, and Liens arising from precautionary UCC or PPSA financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, operating leases entered into by any Credit Party in the Ordinary Course of Business;

(j)            normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions and Liens of a collection bank arising under Section 4-210 of the UCC or other applicable Law on items in the course of collection, in each case, incurred by any Credit Party in the Ordinary Course of Business;

(k)           Liens on premium refunds and insurance proceeds granted in favor of insurance companies (of their financing affiliates) solely in connection with the financing of insurance premiums in the Ordinary Course of Business;

(l)            Liens arising by operation of law under Article 2 of the UCC (or equivalent foreign law) in favor of a reclaiming seller of goods or buyer of goods arising in the Ordinary Course of Business of any Credit Party ;

(m)          Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business or (ii) securing obligations in respect of bankers' acceptances or letters of credit issued or created for the account of any Credit Party in the Ordinary Course of Business to the extent encumbering either (x) cash and Cash Equivalents deposited with, or subject to, the control of the issuer of such bankers' acceptances or letters of credit or (y) specific items of Inventory or other goods and proceeds thereof which are the subject of such bankers' acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods in the Ordinary Course of Business;

(n)           Liens arising out of any refinancing, extension, renewal or refunding of any Permitted Indebtedness secured by any Lien permitted by any of the foregoing clauses, provided that such Lien shall at no time be extended to cover any Property other than such Property subject thereto on the Closing Date or the date such Lien was incurred, as applicable; and

(o)           other Liens with respect to Property of the Credit Parties securing liabilities at any time not to exceed $500,000.

"Permitted Holders" means: Greybrook Securities Inc., Greybrook Realty Partners Inc., 1315 Capital II, L.P., DME Holdings Inc., and William Leonard and their respective Controlled Investment Affiliates.

"Permitted Indebtedness" means:

(a)           Indebtedness existing on the Closing Date and described on Schedule 10.2 and any refinancings, renewals or extensions thereof which do not increase the principal amount thereof;

(b)           Indebtedness arising under this Agreement and the other Loan Documents;

(c)           to the extent constituting Indebtedness, unsecured obligations arising from agreements of any Credit Party providing for indemnification, working capital purchase price adjustments or other similar customary obligations, in each case, incurred or assumed in connection with a Permitted Acquisition or MSO Acquisition;

(d)           the Achieve TMS Earn-Out;

(e)           Permitted Intercompany Loans;

(f)            Permitted Purchase Money Indebtedness;

(g)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(h)           Contingent Liabilities in respect of obligations of any Credit Party to the extent such obligations are permitted hereunder; provided that if such obligation is subordinated to the Obligations, such Contingent Liabilities shall be subordinated to the same extent;

(i)             hedging or swap contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation or taking a "market view";

(j)             to the extent constituting Indebtedness, obligations in respect of any cash management arrangement and obligations in respect of netting services, overdraft protections and other customary bank products in connection with Deposit Accounts, so long as such obligations are incurred in the Ordinary Course of Business;

(k)            Indebtedness in respect of letters of credit or bankers' acceptances issued at the request of Borrowers in the Ordinary Course of Business not to exceed $50,000 in the aggregate at any time;

(l)             Indebtedness incurred in favor of insurance companies (or their affiliates) consisting of the financing of insurance premiums in an amount not to exceed the premiums with respect to the applicable insurance policies and incurred in the Ordinary Course of Business of the Credit Parties;

(m)           Indebtedness in respect of leases (other than Capital Leases), statutory obligations, surety, stay, customs, bid and appeal bonds, performance bonds and performance and completion and return of money guaranties, government contracts and similar obligations incurred in the Ordinary Course of Business;

(n)           unsecured Indebtedness owed to any Person providing workers' compensation, health, disability or other standard employee benefits (including contractual and statutory benefits), pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business and in each case so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such benefits for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(o)            Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts incurred in the Ordinary Course of Business; provided, that such Indebtedness is extinguished within ten (10) Business Days after incurrence;

(p)            unsecured Indebtedness representing customary and reasonable deferred compensation to directors, officers, and employees of any Credit Party incurred in the Ordinary Course of Business;

(q)            to the extent constituting Indebtedness, Permitted Investments;

(r)             the PPP Loan; and

(s)            other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

"Permitted Intercompany Loan" means a loan or other extension of credit made by a Credit Party to another Credit Party (other than Parent), but only so long as (a) if so required by Agent, such loan is evidenced by a promissory note, the original of which shall be delivered to Agent, and (b) the promissory note evidencing such loan provides (in form and substance satisfactory to Agent) that the repayment thereof is subordinated to the payment in full of the Obligations.

"Permitted Investments" means:

(a)            Permitted Intercompany Loans;

(b)            any Investment by Parent in any Credit Party and by any Credit Party (other than Parent) in another Credit Party (other than Parent);

(c)            Investments held in the form of cash or Cash Equivalents;

(d)            Investments existing as of the Closing Date immediately following the consummation of the Transactions and described on Schedule 10.7;

(e)            Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(f)             Contingent Liabilities permitted by Section 10.2;

(g)            Investments in the form of non-cash consideration received in connection with a Permitted Disposition;

(h)            to the extent constituting an Investment, the endorsement of negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(i)             deposits of cash made in the Ordinary Course of Business to secure obligations secured by Liens to the extent permitted by clause (d) of the definition of Permitted Encumbrances;

(j)             other Investments constituting Indebtedness solely to the extent permitted under the definition of Permitted Indebtedness;

(k)            advances made in connection with purchases of goods or services in the Ordinary Course of Business;

(l)             equity Investments by any Credit Party in any Subsidiary of such Credit Party which is required by any applicable Law to maintain a minimum net capital requirement or as may be otherwise required by applicable Law;

(m)           earnest money deposits made in connection with any letter of intent or Purchase Agreement;

(n)            Permitted Acquisitions, Permitted MSO Acquisitions and other MSO Acquisitions for which total consideration paid is less than $1,000,000; and

(o)            Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

"Permitted MSO Acquisition" means an MSO Acquisition for which total consideration paid is more than $1,000,000 with respect to which:

(a)            Agent and Lenders shall receive not less than thirty (30) days' (or such shorter period agreed by Agent) prior written notice of such MSO Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such MSO Acquisition and identify the anticipated closing date thereof;

(b)            Agent and Lenders shall receive, not less than ten (10) Business Days' prior to the consummation of such MSO Acquisition (or such shorter period as agreed by Agent), a due diligence package, reasonably satisfactory to them, which package shall include the following with regard to the MSO Acquisition of the applicable target:

(i)             pro forma financial projections (after giving effect to such MSO Acquisition) for Parent and its Subsidiaries for the current and next two fiscal years or through the remaining term of this Agreement;

(ii)            historical financial statements of the applicable target for the three fiscal years prior to such MSO Acquisition (or (x) if such target has not been in existence for three years, for each year such target has existed and (y) such shorter fiscal year period, to the extent approved by Agent)); and

(iii)            a description of the method of financing the MSO Acquisition, including sources and uses;

(c)            Borrowers shall have furnished to Agent, not less than fifteen (15) Business Days (or such shorter period as Agent may agree) prior to the consummation of such MSO Acquisition, a quality of earnings or other accounting report with respect to the applicable target, in form and from an independent accounting or other similar firm reasonably acceptable to Agent;

(d)            Borrowers shall furnish to Agent and Lenders, not less than ten (10) Business Days (or such shorter period as Agent may agree) prior to the consummation of a MSO Acquisition, copies (or the most current drafts) of the Purchase Documents pursuant to which such MSO Acquisition is to be consummated (and any related Administrative Services Documents) and any schedules, exhibits and annexes to such agreements or documents (if not final, then in most current draft form), together with any required regulatory or other Third-Party Payor approvals in connection therewith to the extent available at such time;

(e)            Borrowers shall have furnished to Agent and Lenders a duly and properly completed Compliance Certificate demonstrating that after giving pro forma effect to the MSO Acquisition, the Credit Parties would be in compliance with each of the financial covenants set forth in Section 9;

(f)             the Credit Parties (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents to the extent required by Sections 8.15 and 8.16;

(g)            the target of such MSO Acquisition is organized under the laws of a State in the United States of America, or the District of Columbia and such MSO Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type not prohibited by Section 10.9;

(h)            the applicable target must have had positive Consolidated EBITDA (adjusted in a manner consistent with the definition of Consolidated EBITDA, or otherwise reasonably satisfactory to Agent) on a cumulative basis for the immediately preceding four fiscal quarters;

(i)             no Default or Event of Default shall then exist or would exist after giving effect thereto;

(j)             the total consideration paid or payable, including any earn-out or similar obligations, shall not exceed $40,000,000 for any one Permitted MSO Acquisition;

(k)            after giving effect to the consummation of the MSO Acquisition Qualified Cash of the Credit Parties is equal to or greater than [***];

(l)             such MSO Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target;

(m)           the Administrative Services Documents (or any amendment to existing Administrative Services Documents) entered into in connection with such MSO Acquisition shall be in form and substance consistent with the requirements of the last two sentences of Section 7.4; and

(n)            Agent shall have received a certificate signed by a Senior Officer of Borrower Representative certifying compliance with the foregoing conditions.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Funded Indebtedness (other than the Obligations, but including obligations under Capital Leases) incurred after the Closing Date and at the time of, or within 120 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate amount at any time outstanding not to exceed the lesser of (a) [***] or (b) [***] for the most-recently ended twelve-month period for which financial statements have been delivered pursuant to Section 8.8; and any refinancings, renewals or extensions thereof which do not increase the principal amount thereof, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewal or extension.

"Permitted Tax Liens" means Liens for Taxes not yet delinquent and Liens for Taxes that are the subject of a Permitted Contest and which are sufficient to prevent imminent foreclosure of such Liens.

"Person" means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

"Physician" means a licensed physician who is a "Person with an ownership or control interest" (as defined under 42 C.F.R. § 420.201) in any Credit Party or Supported Practice.

"Pledge Agreements" mean those certain Pledge Agreements, and "Pledge Agreement" means each Pledge Agreement, executed by any Person in favor of Agent for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"PPP Loan" means a loan made by U.S. Bank to the Company pursuant to the U.S. Small Business Administration's Paycheck Protection Program in the principal amount of $3,080,760.

"PPSA" means the Personal Property Security Act (Ontario), including the regulations thereto; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, "PPSA" shall mean the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"Practice Location Opening" means the establishment by the Credit Parties and/or the Supported Practices of a new healthcare practice location (including the establishment of any such new healthcare practice location by the sellers thereof prior to an acquisition by the Credit Parties and/or Supported Practices).

"Prepayment Premium" means an amount equal to the product obtained by multiplying the principal amount of any Term Loan prepaid (other than mandatory prepayments required by Section 3.3(c)(i) or Section 3.3(c)(ii) (solely with respect to Involuntary Dispositions) hereof) or the principal amount of the Delayed Draw Term Loan Commitment reduced or terminated by (i) [***] if such prepayment and/or reduction occurs on or before the first anniversary of the Closing Date; (ii) [***] if such prepayment and/or reduction occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; (iii) [***] if such prepayment and/or reduction occurs after the second anniversary of the Closing Date.

"Pro Forma Consolidated EBITDA" means, for any period, Consolidated EBITDA for such period, plus (without duplication of any item added back in determining Consolidated EBITDA) with respect to any Permitted Acquisition or any MSO Acquisition consummated during such period, Consolidated EBITDA of the target and/or business, division or assets acquired in a Permitted Acquisition or a MSO Acquisition on a pro forma basis as if such Permitted Acquisition or such MSO Acquisition were consummated on the first day of the applicable period for which Consolidated EBITDA is being determined with adjustments agreed to by Agent and Borrowers.

"Pro Forma Consolidated Revenues" means, for any period, consolidated revenues of Parent and its Subsidiaries for such period, plus (without duplication) with respect to any Permitted Acquisition or any MSO Acquisition consummated during such period, consolidated revenues of the target and/or business, division or assets acquired in a Permitted Acquisition or a MSO Acquisition on a pro forma basis as if such Permitted Acquisition or such MSO Acquisition were consummated on the first day of the applicable period for which Pro Forma Consolidated Revenues is being determined with adjustments agreed to by Agent and Borrowers.

"Proceeding" means any actual or threatened in writing civil, equitable or criminal proceeding, litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

"Proceeds" has the meaning given to such term in the UCC and the PPSA, as applicable, including all Casualty Proceeds.

"Projected Revenues" means, for Parent and its Subsidiaries on a consolidated basis, for any period (a) as of the Closing Date and until replaced pursuant to the following clause (b), the projected revenues for such period delivered to Agent prior to the Closing Date in a document titled "Oxford Financial Forecast.xlsx" and (b) following delivery of revenue projections for the 2022 fiscal year pursuant to Section 8.8(g), the projected revenues for such period shown on the projections which have been most-recently delivered to Agent pursuant to Section 8.8(g), and which have been approved by Parent's Board of Directors, are no lower than public guidance provided by Parent and are reasonably acceptable to Agent; provided, that the Projected Revenues shall be subject to adjustment to reflect changes to such projected revenues as a result of Acquisitions and MSO Acquisitions consummated following the Closing Date (in each case, to the extent not otherwise reflected in the Projected Revenues then in effect) and other events not contemplated by the Projected Revenues in effect at such time, so long as any such adjustments are reflected in updated projections which have been approved by Parent's Board of Directors, are no lower than public guidance provided by Parent and are reasonably acceptable to Agent.

"Promissory Notes" means, collectively, the notes in the form of Exhibit C (in the case of the Term A Loans), and Exhibit D (in the case of the Delayed Draw Term Loan) attached hereto, delivered by Borrowers (or any of them) to a Lender to evidence the loans made by such Lender to Borrowers (or any of them) pursuant to this Agreement.

"Property" means an interest of any Credit Party in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Proposal Letter" means the Proposal Letter dated as of December 2, 2020 issued by Agent to Bloom Burton Securities, Inc., and accepted by Parent.

"Pro Rata Percentage(s)" means, as to each Lender at any time, (a) with respect to such Lender's Commitment to make Delayed Draw Term Loans, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Delayed Draw Term Loan Commitment at such time and the denominator of which is the aggregate Delayed Draw Term Loan Commitments of all Lenders at such time, (b) with respect to the outstanding Delayed Draw Term Loans at any time, a fraction (expressed as a percentage), the numerator of which is the principal amount of the outstanding Delayed Draw Term Loans held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Delayed Draw Term Loans held by all Lenders at such time and, (c) with respect to the outstanding Term A Loan at any time, a fraction (expressed as a percentage), the numerator of which is the principal amount of the outstanding Term A Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term A Loan held by all Lenders at such time, and (d) for all other purposes hereunder, a fraction (expressed as a percentage), the numerator of which is (x) the amount of the sum of such Lender's Delayed Draw Term Loan Commitment at such time, plus the principal amount of Delayed Draw Term Loans then owed to such Lender hereunder, plus the principal amount of the outstanding Term A Loan held by such Lender at such time, and the denominator of which is (y) the sum of the aggregate amount of all Delayed Draw Term Loan Commitments of all Lenders at such time, plus the principal amount of Delayed Draw Term Loans then owed to all Lenders hereunder, plus the aggregate outstanding principal amount of the Term A Loan held by all Lenders at such time.

"Purchase Documents" means, collectively, all purchase agreements and each of the other material documents, instruments and agreements executed and delivered in connection with any Permitted Acquisition or Permitted MSO Acquisition.

"Purchase Money Liens" means purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (a) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (b) such Lien only secures Permitted Purchase Money Indebtedness.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted (other than customary account agreements and restrictions in favor of Agent and Lenders) cash and Cash Equivalents of the Credit Parties.

"Qualified Equity Issuance" means, a public or private issuance, after the Closing Date, by Parent of its common Equity Interests which generates gross cash proceeds of at least [***] in any jurisdiction.

"Register" has the meaning given to such term in Section 14.11(a)(v) of this Agreement.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Required Insurance" has the meaning provided for in Section 8.3(a) of this Agreement.

"Required Lenders" means those Lenders holding greater than fifty percent (50.0%) in the aggregate of the total Delayed Draw Term Loan Commitments, the outstanding principal amount of the Delayed Draw Term Loans and outstanding principal amount of the Term A Loan; provided, that at any time there are two or more non-Defaulting Lenders that are not under common Control, "Required Lenders" must include at least two Lenders that are not under common Control. For purposes this definition, a Lender and its Approved Funds shall be considered under common Control. The Commitments and the Term Loan of any Defaulting Lender shall be disregarded in determining Required Lenders.

"Requirements of Law" means, with respect to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, judgment, writ, injunction, decree, or other legal requirement or determination of an arbitrator or of a Government Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including all Healthcare Laws.

"Restricted Payment" means: (a) to declare or pay any cash dividend or make any other cash payment or distribution, directly or indirectly, on account of Equity Interests issued by any Person or to the direct or indirect holders of Equity Interests issued by such Person in their capacity as such; (b) to purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value any Equity Interests issued by any Person or any claim respecting the purchase or sale of any Equity Interest in such Person; (c) to make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Person now or hereafter outstanding; or (d) to make, or cause or suffer to permit any Person to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Debt.

"Revenue Multiple" means as of any date of determination, (a) from the Closing Date to the date on which a Qualified Equity Issuance first occurs after the Closing Date, 1.84 and (b) following a Qualified Equity Issuance, the quotient (expressed as a ratio) of (i)(A) the implied total equity value of Parent calculated as the average price per share for the most recent Qualified Equity Issuance multiplied by the total number of shares of Parent then outstanding, plus (B) Funded Indebtedness then outstanding, less (C) unrestricted cash and Cash Equivalents of Parent and its Subsidiaries, less (D) minority interest in Parent's Subsidiaries, divided by (ii) Pro Forma Consolidated Revenues for the most-recently ended twelve-month period for which financial statements have been delivered pursuant to Section 8.8.

"Sanctions" means, collectively, any sanctions administered or enforced by OFAC, the U.S. Department of State, the UN Security Council, the European Union, the Government of Canada, Her Majesty's Treasury or other relevant sanctions authority.

"Seller Undertakings" means, collectively, all representations, warranties, covenants and agreements in favor of any Credit Party, and all indemnifications for the benefit of any Credit Party relating thereto, pursuant to the Purchase Documents.

"Senior Debt" means, as to any Person at a particular time, without duplication, all of the following Indebtedness, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a)            the principal amount of the Loans outstanding, together with any accrued, unpaid interest; and

(b)            all purchase money Indebtedness and obligations under Capital Leases for Equipment, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (but if recourse for such Indebtedness is limited to such Property subject to a Lien, then such indebtedness shall constitute Indebtedness only to the extent of the lesser of (x) the amount of such Indebtedness secured by such Lien or (y) the fair market value of such Property subject to such Lien).

"Senior Officer" means each of the Chief Financial Officer, Chief Executive Officer and Chief Operating Officer of any Credit Party.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Subordinated Debt" means all Indebtedness of Parent and Borrowers that is subordinated to the payment in full of the Obligations pursuant to a Subordination Agreement.

"Subordination Agreement(s)" means an intercreditor and/or subordination agreement in form and substance satisfactory to Agent in its sole discretion by and among one or more of the Credit Parties, a subordinating creditor and Agent, on behalf of Lenders, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations and the Liens securing such Subordinated Debt, if any, granted by any Credit Party to such subordinated creditor are subordinated to the Liens created hereunder and under any other Loan Document.

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Parent.

"Supported Practice" means any Person (other than a Credit Party or a natural person) substantially engaged in the business of providing healthcare services to patients, and which Person has entered into applicable Administrative Services Documents with the Company or another Credit Party (other than Parent).

"Taxes" means all federal, state, provincial, territorial, municipal and other governmental taxes, levies, charges, claims and assessments imposed by any Government Authority primarily responsible for the assessment and collection of taxes.

"Term A Loan" means the term loan in the initial principal amount of $15,000,000 made by Lenders to Borrowers on the Closing Date on the terms and conditions set forth in Section 4.1 of this Agreement.

"Term A Loan Commitment" means, with respect to any Lender, the Commitment of such Lender to make a portion of the Term A Loan to Borrowers on the Closing Date pursuant to the terms of Section 3 of this Agreement and subject to the conditions of Section 4 of this Agreement, in the amount set forth under such Lender's name on the signature pages hereto and, with respect to all Lenders, the aggregate Commitments of Lenders to make the Term A Loan to Borrowers on the Closing Date in the aggregate amount of $15,000,000. The Term A Loan Commitment shall terminate on the Closing Date immediately upon the making of the Term A Loan.

"Term Loans" means, collectively, the Term A Loans and the Delayed Draw Term Loans (if any) and "Term Loans" means any of the foregoing.

"Termination Date" means the date that (i) all Obligations have been paid in full and (ii) no Commitment or other obligation of any Lender to provide funds to any Borrower pursuant to this Agreement remains outstanding (as further defined in Section 1.2 below).

"Test Period" means a period of twelve fiscal months of Parent and its Subsidiaries (taken as one accounting period).

"Third-Party Payor" means (i) any Government Account Debtor making payments under a Government Reimbursement Program, (ii) private insurers, health maintenance organizations, or managed care plans or other Person including, without limitation, Medicare Advantage plans and managed Medicaid plans, that pays or reimburses providers for healthcare services provided to individual patients through Third-Party Payor Arrangements, (iii) self-funded ERISA plans, and (iv) any other Person which presently or in the future maintains Third-Party Payor Arrangements, including employers, hospitals, health systems, physicians or other providers, or related entities of the foregoing including, without limitation, independent practice associations, accountable care organizations or similar entities.

"Third-Party Payor Arrangement" means a written agreement or arrangement with a Third-Party Payor pursuant to which the Third-Party Payor pays all or a portion of the charges of any Credit Party, any of its Subsidiaries, any Supported Practice or any Physician with respect to any Supported Practice for selling healthcare goods or providing healthcare services.

"Total Leverage Ratio" means, as of any date, the quotient (expressed as a ratio) obtained by dividing (a) Funded Indebtedness, by (b) Pro Forma Consolidated EBITDA of Parent and its Subsidiaries on a consolidated basis for the Test Period ended on such date.

"Trademarks" means all of the Credit Parties' present and hereafter acquired trademarks, trademark registrations, recordings, applications, trade names, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

"Transactions" means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of the Term A Loan on the Closing Date, and the use of the proceeds thereof.

"TRICARE" means the program administered pursuant to 10 U.S.C. Section 1071 et seq.), Sections 1320a 7 and 1320a 7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

"TSX" means the Toronto Stock Exchange.

"UCC" means the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

"Unused Delayed Draw Term Loan Commitment Fee" means, for any month, the product obtained by multiplying (a) the daily average of the aggregate Delayed Draw Term Loan Commitments in effect during such month, times (b) 1.50% per annum.

"Warrant Agreement" means a Warrant to Purchase Common Shares executed by Parent and the holder of the Warrants in the form attached hereto as Exhibit H, granting to the Agent, or one or more of its Affiliates or a Lender designated by the Agent, concurrently with the funding of the applicable Term Loan the applicable Warrants.

"Warrant" means any one of, and "Warrants" means all of, the share purchase warrants for common shares of Parent in the amounts required by and referred to in Section 3.4, which are evidenced by one or more Warrant Agreements, as applicable.

1.2.            Terms Generally; Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including," when used in any Loan Document, shall be deemed to be followed by the phrase "without limitation." The word "will," when used in any Loan Document, shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) the following terms are used herein as defined in Article 9 of the UCC and the PPSA, as applicable: Certificated Security, Chattel Paper, Documents, Documents of Title, Electronic Chattel Paper, Health-Care-Insurance Receivables, Instruments, Letter of Credit Rights, Payment Intangibles and Supporting Obligations. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations means (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any Prepayment Premium applicable to the repayment of the Loans, (ii) all Out-of-Pocket Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Unused Delayed Draw Term Loan Commitment Fee) and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made by Agent or any Lender on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent determines in its Permitted Discretion is appropriate to secure such contingent Obligations (but in no event more than 100% of Agent's reasonable estimate of the amount of such contingent Obligations), (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification and reimbursement Obligations, and (d) the termination of all of the Commitments of Lenders.

1.3.            Accounting Terms; IFRS. All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with IFRS. If at any time there is any change in IFRS or if the Borrowers elect to adopt GAAP in lieu of IFRS, which has the effect of altering the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrower Representative or Required Lenders shall so request, Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS or to GAAP (subject to the approval of Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (b) Borrowers shall provide to Agent and Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS or to GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Notwithstanding anything to the contrary contained in the foregoing paragraph or the definition of Capital Lease, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with applicable accounting principles as in effect immediately prior to such accounting change).

1.4.            Dealing with the effect of the LIBOR Replacement Rate. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a LIBOR Transition Event, Agent may amend this Agreement to replace the LIBOR Rate with a LIBOR Replacement Rate. Any such amendment with respect to a LIBOR Transition Event will become effective at 5:00 p.m. (Eastern Time) on the fifth Business Day after Agent has notified Borrowers of such amendment.  Any determination, decision or election that may be made by Agent pursuant to this Section 1.4 will be conclusive and binding absent manifest error and may be made in Agent's sole discretion and without consent from any other party.

1.5.            Quebec Interpretation. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) "personal property" shall be deemed to include "movable property", (ii) "real property" shall be deemed to include "immovable property", (iii) "tangible property" shall be deemed to include "corporeal property", (iv) "intangible property" shall be deemed to include "incorporeal property", (v) "security interest", "mortgage" and "lien" shall be deemed to include a "hypothec", "prior claim" and a "resolutory clause", (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to an "opposable" or "set up" Liens as against third parties, (viii) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (ix) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (x) an "agent" shall be deemed to include a "mandatary," (xi) "construction liens" shall be deemed to include "legal hypothecs", (xii) "joint and several" shall be deemed to include "solidary" and "jointly and severally" shall be deemed to include "solidarily" (xiii) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (xiv) "beneficial ownership" shall be deemed to include "ownership on behalf of another as mandatary", (xv) "easement" shall be deemed to include "servitude", (xvi) "priority" shall be deemed to include "prior claim", (xvii) "survey" shall be deemed to include "certificate of location and plan", (xviii) "fee simple title" shall be deemed to include "absolute ownership", and (xix) "foreclosure" shall be deemed to include "the exercise of a hypothecary recourse". The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d'une loi applicable).

SECTION 2.

Borrowings and Collections

2.1.            [Reserved].

2.2.            [Reserved].

2.3.            [Reserved].

2.4.            [Reserved].

2.5.            [Reserved].

2.6.            Deposit Account and Collections.

  Subject to any applicable time periods provided under Section 4.3, the Credit Parties will enter into Deposit Account Control Agreements with each financial institution at which any Credit Party maintains a Deposit Account (other than Excluded Accounts), in each case, in form and substance reasonably satisfactory to Agent, with respect to each Deposit Account (other than Excluded Accounts) in which funds of any of the Credit Parties are deposited.

2.7.            Application of Payments and Proceeds of Collateral. Unless this Agreement expressly provides otherwise (including as provided in Section 3.3), so long as no Application Event shall have occurred, and except as otherwise provided herein with respect to Defaulting Lenders, Agent may apply any proceeds of Collateral and all other payments received by Agent at any time when an Event of Default has occurred and is continuing to the payment of the Obligations in such manner and in such order as Agent may elect in its sole discretion; provided all principal and interest payments received by Agent shall be applied against outstanding and unpaid principal and interest and apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account) shall be applied against outstanding and unpaid fees and expenses and apportioned ratably among the Lenders having a Pro Rata Percentage of the type of Commitment or Obligation to which a particular fee or expense relates. At any time after the occurrence of an Application Event, Agent shall apply any proceeds of Collateral and all other payments received by Agent to the payment of the Obligations in the manner and order set forth in Section 11.4.

2.8.            Collective Borrowing Arrangement Borrowers have informed Agent that: (i) in order to increase the efficiency, profitability and productivity of each Borrower, Borrower Representative has established a centralized cash management system for Borrowers that entails, in part, central disbursement and operating accounts in which Borrower Representative provides the working capital needs of each of the other Borrowers and manages and timely pays the accounts payable of each of the other Borrowers; and (ii) all Borrowers presently engage in an integrated operation that requires financing on an integrated basis, and each Borrower expects to benefit from the continued successful performance of such integrated operations. Therefore, in order to best utilize the borrowing powers of Borrowers in the most effective and cost-efficient manner and to avoid adverse effects on the operating efficiencies of each Borrower and the existing back-office practices of Borrowers, each Borrower has requested that all Loans be disbursed solely upon the request of Borrower Representative and to bank accounts managed solely by Borrower Representative, it being the intent and desire of Borrowers that Borrower Representative manage for the benefit of each Borrower the expenditure and usage of such funds.

2.9.            [Reserved].

2.10.          Monthly Statement. After the end of each month, Agent agrees to prepare and make available to Borrower Representative (by mail, facsimile or e-mail, as mutually agreed to by Borrower Representative and Agent), a statement showing the accounting for the charges, loans, advances and other transactions occurring among Agent, Borrower Representative and each Borrower during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon each Borrower and Borrower Representative, and shall constitute an account stated between Borrowers and Borrower Representative and Agent unless Agent receives a written statement of exception from Borrower Representative or any Lender within forty-five (45) days after receipt by Borrower Representative of such monthly statement.

SECTION 3.

Term Loans; Issuance of Warrants

3.1.            Promissory Notes Evidencing Term Loans. If any Lender elects to evidence a Term Loan with Promissory Notes, Borrowers agree to execute and deliver to such Lender a Promissory Note to evidence the Pro Rata Percentage of the Term A Loan and/or Delayed Draw Term Loan extended to Borrowers by such Lender.

3.2.            Term Loans.

(a)            Funding of Term A Loan. Upon the satisfaction or waiver of the conditions set forth in Section 4.1, each Lender (severally and not jointly) agrees to advance to Borrowers a term loan in the amount of such Lender's Term A Loan Commitment.

(b)            Funding of Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement, including the satisfaction or waiver of the conditions set forth in Section 4.2, each Lender (pro rata in accordance with such Lender's respective Pro Rata Percentage of the aggregate Delayed Draw Term Loan Commitment then in effect), severally (and not jointly) agrees to make term loans to Borrowers from time to time after the Closing Date and prior to the Delayed Draw Term Loan Commitment Termination Date; provided, that no Lender shall be required to make a Delayed Draw Term Loan in excess of its Delayed Draw Term Loan Commitment then in effect. In no event shall any Lender have an obligation to make a Delayed Draw Term Loan to any Borrower, nor shall Borrower Representative or any Borrower be entitled to request or receive a Delayed Draw Term Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Delayed Draw Term Loan or the date of the funding thereof, (ii) the amount of such Delayed Draw Term Loan, would exceed the aggregate Delayed Draw Term Loan Commitments then in effect or the Delayed Draw Term Loan Availability then in effect, (iii) the requested amount of any such Delayed Draw Term Loan is less than $500,000 or greater than $15,000,000, (iv) Agent has not received a calculation attached to the applicable Loan Request, in reasonable detail and with such supporting information as reasonably requested by Agent, evidencing that as of the requested funding date for the Delayed Draw Term Loan, recalculated as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 8.8(d) on a pro-forma basis after giving effect to such Delayed Draw Term Loan, (x) the Total Leverage Ratio does not exceed [***] and (y) the Enterprise Value Ratio does not exceed [***], (v) Agent has not received a Compliance Certificate evidencing that as of the requested funding date for the Delayed Draw Term Loan, recalculated as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 8.8(d) on a pro-forma basis after giving effect to such Delayed Draw Term Loan, Borrowers would be in compliance with the financial covenants set forth in Section 9, (vi) after giving effect to such Delayed Draw Term Loan and the proposed use of proceeds thereof, Qualified Cash of the Credit Parties would be less than [***], (vii) Agent has not received notice and a copy of a signed letter of intent, term sheet or similar document with respect to the proposed Permitted Acquisition or Permitted MSO Acquisition to be financed with such Delayed Draw Term Loan less than thirty (30) days (or such shorter period as Agent may agree in its sole discretion) prior to the proposed funding date or (viii) Agent has not received a Loan Request with respect to the proposed Delayed Draw Term Loan, at least ten (10) days prior to such proposed borrowing (provided, that any such Loan Request may be made contingent upon the simultaneous closing of an Acquisition or other Investment permitted hereunder). Each Delayed Draw Term Loan shall be advanced on a Business Day.

(c)            Repayment of Term Loans. The principal balance of each Term Loan made hereunder shall be due and payable in principal installments equal to (i) 0.25% of the aggregate original principal amount of such Term Loan, on the first day of each fiscal quarter, commencing on the first day of the first fiscal quarter (beginning no earlier than April 1, 2021) after the date on which such Term Loan is funded and ending on April 1, 2025, (ii) on July 1, 2025 the greater of (x) 5.75% of the aggregate original principal amount of such Term Loan or (y) an amount sufficient to reduce the outstanding principal balance of such Term Loan on such date to an amount not more than 90% of the aggregate original principal amount of such Term Loan, and (iii) one-sixth of the remaining aggregate principal amount of such Term Loan on August 1, 2025 and the first day of each month thereafter until paid in full. Notwithstanding the foregoing, the outstanding principal balance of all Term Loans shall be paid in full on the Maturity Date. Term Loans which are repaid or prepaid by Borrowers, in whole or in part, may not be reborrowed.

3.3.            Provisions Regarding all Term Loans.

(a)             Repayment Upon Termination; Prepayment Premium. In the event this Agreement is terminated in accordance with its terms by Agent, Required Lenders or any Credit Party for any reason whatsoever prior to the Maturity Date, or upon acceleration of the Obligations in accordance with the terms of this Agreement, all Obligations, including all Loans and all accrued interest thereon, as well as a Prepayment Premium with respect to the Delayed Draw Term Loan Commitment and outstanding Term Loan balance, in each case in existence immediately prior to such prepayment or termination, shall be due and payable in full on the effective date of such termination or such acceleration, as the case may be. In the event that the Loans are required to be prepaid pursuant to Section 3.3(c) and a Prepayment Premium is applicable to such payment, the applicable Prepayment Premium shall be due and payable in full on the date such prepayment is required to be paid.

(b)             Optional Prepayments; Prepayment Premium. Borrowers may from time to time, on at least five (5) Business Days' prior delivery to Agent of written notice, prepay the Term Loans at any time, in part or, subject to the terms and provisions of Section 3.3(a), in whole; provided that (i) any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $250,000 (other than in the case of a prepayment in full of the Term Loans), (ii) on the date of any such prepayment, there shall be due and payable (x) accrued interest on the principal so prepaid to the date of such prepayment, and (y) a Prepayment Premium with respect to the amount of the Term Loans prepaid and the amount of the Delayed Draw Term Loan Commitment terminated.

(c)             Mandatory Prepayments.

(i)            Consolidated Excess Cash Flow. Within 5 Business Days after delivery to Agent of audited annual financial statements pursuant to Section 8.8(a) and the Compliance Certificate pursuant to Section 8.8(c), commencing with the delivery to Agent of the financial statements for Parent's fiscal year ended December 31, 2021 or, if such financial statements and Compliance Certificate are not delivered to Agent on the date such financial statements and Compliance Certificate are required to be delivered pursuant to Section 8.8(a) and Section 8.8(c), respectively, within 5 Business Days after the date such financial statements and Compliance Certificate were required to be delivered to Agent pursuant to Section 8.8(a) and Section 8.8(c), respectively, Borrowers shall prepay the outstanding principal amount of the Term Loans in an amount (not less than $0) equal to 25% of the Consolidated Excess Cash Flow of Parent for such fiscal year. Each such prepayment of Consolidated Excess Cash Flow shall be supported with a written calculation in reasonable detail of the Consolidated Excess Cash Flow for such fiscal year and accompanied by a certificate in form and substance reasonably satisfactory to Agent executed by an Authorized Person of Borrower Representative certifying the manner in which Consolidated Excess Cash Flow and the resulting prepayment were calculated and shall be applied as set forth in Section 3.3(d) below.

(ii)           Dispositions or Involuntary Dispositions. Except as set forth below, Borrowers shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition (other than any sale, transfer or other disposition of Inventory in the Ordinary Course of Business or any Permitted Disposition under clause (a), (c), (d), (e), (f), (g), (h) or (i) of the definition of Permitted Disposition) or Involuntary Disposition (each such prepayment to be applied as set forth in Section 3.3(d)). Notwithstanding the foregoing: (1) if at the time of the receipt or application of such Net Cash Proceeds, no Event of Default has occurred and is continuing and Borrower Representative delivers to Lender a certificate, executed by an Authorized Person of Borrower Representative, that it intends within one hundred eighty (180) days after receipt thereof to use all of such Net Cash Proceeds either to purchase assets used in the Ordinary Course of Business of the Credit Parties or to make Capital Expenditures, the Credit Parties may use such Net Cash Proceeds in the manner set forth in such certificate; provided, however, that, (a) any such Net Cash Proceeds not so used within the period set forth in such certificate shall, on the first Business Day immediately following such 180-day period, be applied as a prepayment in accordance with Section 3.3(d) and (b) any assets so acquired shall be subject to the security interests under Section 6.1 hereof with not less than the same priority as the assets subject to such Disposition or Involuntary Disposition; and (2) Borrowers shall not be obligated to prepay the Loans in accordance with this Section 3.3(c)(ii) in connection with any such Permitted Dispositions or Involuntary Dispositions that do not, individually or in the aggregate, give rise to Net Cash Proceeds in excess of $500,000 in any fiscal year.

(iii)          Debt Issuances. Immediately upon receipt by any Credit Party of the Net Cash Proceeds of any sale or issuance of any Indebtedness for borrowed money other than proceeds of Indebtedness expressly permitted pursuant to Section 10.2, Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of all such Net Cash Proceeds (such prepayment to be applied as set forth in Section 3.3(d)).

(iv)         Extraordinary Receipts. Immediately upon receipt by any Credit Party of the Net Cash Proceeds of any Extraordinary Receipts, Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of all such Net Cash Proceeds (such prepayment to be applied as set forth in Section 3.3(d)).

(d)            Application of Prepayments. Each voluntary prepayment pursuant to Section 3.3(b) shall be applied pro rata to each Term Loan if multiple Term Loans are then outstanding and to the remaining installments (including the amount due on the Maturity Date) of principal of the Term Loans as directed by the Borrower Representative. Each mandatory prepayment pursuant to Section 3.3(c) shall be applied pro rata to each Term Loan if multiple Term Loans are then outstanding and to the remaining installments (including the amount due on the Maturity Date) of principal of the Term Loans in inverse order of maturity until fully repaid.

3.4.            Warrants. As additional consideration for the Term Loans, the Parent shall issue to the Agent or an Affiliate of the Agent or a Lender designated by Agent, concurrent with the funding of the applicable Term Loan, non-transferable (except by operation of law, in accordance with the Warrant Agreements, or with the written consent of the Parent) Warrants entitling the holder to purchase from the Parent common shares in the capital of the Parent on a one-for-one basis in an amount equal to 3.0% of the Term A Loan or the applicable Delayed Draw Term Loan, as the case may be, divided by the Exercise Price. The Warrants shall have an exercise price per common share equal to the Exercise Price, subject to adjustment as set out in the applicable Warrant Agreements. The Warrants shall be issued to the Agent or its designee pursuant to the terms hereof and the terms of the Warrant Agreements issued from time to time to the Agent or its designee in accordance with the terms hereof, and shall be evidenced by the Warrant Agreement issued to the Agent or its designee at the time of funding the applicable Term Loan.

SECTION 4.

Conditions Precedent

4.1.           Conditions Precedent to Initial Funding. The obligations of Agent and Lenders to consummate the Transactions and to make the initial Loans are subject to the satisfaction, in the reasonable judgment of Agent, of the following conditions precedent:

(a)             Loan Documents/Closing Checklist. Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Checklist attached hereto as Exhibit E in each case in form and substance satisfactory to Agent in its sole discretion (with such number of originals or copies as required by Agent) executed by each of the Credit Parties party thereto and other required Persons, as applicable.

(b)             Lien Searches. Agent shall have received tax lien, judgment lien, UCC and PPSA, as applicable, searches from all jurisdictions required by Agent, and such searches shall verify that Agent, for the benefit of Lenders, will have, upon the repayment of the Indebtedness described in Section 4.1(n) below, a first priority security interest in the Collateral, subject to Permitted Encumbrances.

(c)             Insurance. Each Credit Party shall have delivered to Agent evidence satisfactory to Agent in its reasonable discretion that all Required Insurance is in full force and effect, and Agent shall have confirmed that Agent, for the benefit of Lenders, has been named as a lender's loss payee or additional insured with respect to the Required Insurance in a manner reasonably satisfactory to Agent.

(d)             UCC and PPSA Filings. All UCC and PPSA financing statements and similar documents required to be filed in order to create in favor of Agent, for the benefit of Lenders, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC, the PPSA or other applicable Law), subject to Permitted Encumbrances, shall have been (or, simultaneously with the closing of the Transactions will be) properly filed in each office in each jurisdiction required and Agent shall have received evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

(e)             Resolutions. Agent shall have received a copy of resolutions of the governing body of each Credit Party authorizing the execution, delivery and performance of the Loan Documents to be executed by each Credit Party, certified by the respective Secretary or Assistant Secretary of each such Credit Party as of the date hereof, together with an officer's certificate of as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of each Credit Party.

(f)              Organizational Documents. Agent shall have received a copy of the formation documents or the certificate and articles of incorporation (or foreign equivalent) of each Credit Party, certified (other than with respect to the Parent) by the applicable authority in each Credit Party's jurisdiction of formation, and copies of the other Organizational Documents as amended through the date hereof of each Credit Party, certified by an officer of such Credit Party.

(g)             Officer's Certificate. Agent shall have received an executed certificate of an officer of Borrower Representative, satisfactory in form and substance to Agent, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (ii) each Credit Party is in compliance in all material respects with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

(h)             Disbursement Authorizations. Borrower Representative shall have delivered to Agent all information necessary for Agent to issue wire transfer instructions on behalf of Borrowers for the initial Loans and/or advances to be made under this Agreement, including disbursement authorizations in form acceptable to Agent.

(i)              Examination & Verification. Agent shall have completed and be satisfied, acting reasonably, with an updated examination and verification of the books and records of Parent and its Subsidiaries, and such examination shall indicate that no material adverse change has occurred in the financial condition, business, profits, operations or assets of the Credit Parties since December 31, 2019, and Parent and its Subsidiaries shall have provided Agent and its representatives access to diligence and meetings with the management team and industry participants as reasonably requested by Agent, the results of which are satisfactory to Agent and Lenders.

(j)              Financial Statements; Projections. Agent shall have received (i) such financial statements of Parent and its Subsidiaries as of and for (x) the twelve-month period ended December 31, 2019 and (y) the nine month period ended September 30, 2020, in each case, together with such reports, certifications, and other operational information required to be delivered under this Agreement or otherwise required by Agent and (ii) satisfactory projections for the next 5 fiscal years of Parent and its Subsidiaries.

(k)             Opinions. The Agent shall have received a favorable written opinion (addressed to Agent and Lenders and dated the Closing Date) of counsel and any applicable local counsel for the Credit Parties to the extent requested by Agent, in each case, in form and substance acceptable to Agent in its reasonable discretion.

(l)              Legal Restraints/Litigation. As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Agreement, or (y) Proceeding (judicial or administrative) pending against Parent, any Credit Party, any Subsidiary of any Credit Party or any of their assets, which, in the opinion of Agent, if adversely determined, could have a Material Adverse Effect.

(m)            Background Checks. Agent shall have received and be satisfied with background checks on key managers and principals of each Credit Party as Agent shall designate.

(n)             Payoff Letters; Releases. To the extent applicable, Agent shall have received payoff letters and releases from all Persons having a security interest or other interest in the Collateral (excluding Permitted Encumbrances), together with all UCC-3 and PPSA terminations or partial releases necessary to terminate each such Person's interest (other than Permitted Encumbrances) in the Collateral.

(o)             Fees; Expenses. Agent shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder, including payment of all underwriting fees and legal fees in accordance with customary practices of Agent.

(p)            Minimum Revenues. The amount of Pro Forma Consolidated Revenues of Parent and its Subsidiaries as of September 30, 2020 for the Test Period then ended is greater than $45,000,000.

(q)            Equity Investment. Borrowers shall provide Agent with documentation evidencing receipt by Parent of the cumulative proceeds of cash equity contributions prior to the Closing Date in the aggregate amount of not less than $62,300,000.

(r)             Cash and Cash Equivalents. Borrowers shall provide Agent with evidence that, after giving effect to the Transactions and the consummation of the other transactions contemplated by this Agreement to occur on the Closing Date and the payment of fees and expenses in connection therewith, Borrowers shall have unrestricted cash and Cash Equivalents of not less than $18,200,000.

(s)            Warrants. Agent shall have received the Warrant Agreement(s) evidencing the Warrants issuable to the Agent or its designee on completion of the Term A Loan, executed by the Parent.

(t)             TSX Approvals. Agent shall have received a copy of a letter from the TSX granting (i) approval for the issuance of the Warrants pursuant to the Warrant Agreement, and (ii) conditional approval for the listing of the common shares of the Parent issuable on due exercise of the Warrants, issued in connection with the Term A Loan.

Upon the execution of this Agreement and the initial disbursement of the initial Loans hereunder, all of the above conditions precedent shall have been deemed satisfied or waived, except as Borrowers and Agent shall otherwise agree in a separate writing.

4.2.           Conditions Precedent to All Loans. The obligation of Agent and Lenders to fund any Loan is subject to satisfaction or waiver on or before any such funding of the following conditions precedent:

(a)             all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)             no Default and no Event of Default shall exist or have occurred and be continuing on and as of the date of, and immediately after giving effect to, the making of such Loan.

(c)             Agent shall have received the Warrant Agreement(s) evidencing the Warrants issuable to the Agent or its designee on completion of the applicable Delayed Draw Term Loan, executed by the Parent.

(d)             If required for listing of the common shares underlying the Warrants, Agent shall have received a copy of a letter from the relevant stock exchange granting such approvals (or conditional approvals, as the case may be) as are required for the issuance of the Warrants pursuant to the Warrant Agreement, and the common shares of the Parent issuable on due exercise of the Warrants.

The request and acceptance by Borrower Representative or any Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Parent and each Borrower that the conditions in this Section 4.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent's Liens and security interests, on behalf of Agent and Lenders.

4.3.           Post-Closing Requirements. Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 4.3 attached hereto on or before the date set forth for each such item thereon or such later date as Agent may agree in writing in its sole discretion, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

SECTION 5.

Interest, Fees and Expenses.

5.1.           Interest on Loans. From and following the Closing Date, the Loans and the other Obligations shall bear interest at a rate equal to the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand.

5.2.           Default Interest Rate. Upon the occurrence of an Event of Default (other than under Section 11.1(a) and Section 11.1(i)), all Obligations may, at the election of Agent or Required Lenders, bear interest at the Default Rate of Interest until such Event of Default is waived in writing by Agent and Required Lenders, and upon the occurrence of an Event of Default under Section 11.1(a) or Section 11.1(i), all Obligations shall bear interest at the Default Rate of Interest until such Event of Default is waived in writing by Agent and Required Lenders.

5.3.           Computation of Interest and Related Fees. All interest and fees under each Loan Document shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  The date of funding of a Loan and the date of repayment of a Loan (including, without limitation, the Maturity Date) shall be included in the calculation of interest; provided, however, that if a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged.

5.4.           Out-of-Pocket Expenses. Parent and Borrowers agree to reimburse Agent for all Out-of-Pocket Expenses charged to or paid by Agent.

5.5.           Unused Delayed Draw Term Loan Commitment Fee. On the first day of each calendar month following the Closing Date through and including the Delayed Draw Term Loan Commitment Termination Date, and on the Delayed Draw Term Loan Commitment Termination Date, Borrowers agree to pay to Agent, for the benefit of Lenders having a Delayed Draw Term Loan Commitment, ratably in accordance with their respective Pro Rata Percentages of the Delayed Draw Term Loan Commitment, the Unused Delayed Draw Term Loan Commitment Fee for the immediately preceding month (or partial month, as applicable).

5.6.           Fee Letter. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

5.7.           Due Diligence Fee. On the Closing Date, Agent shall credit the $100,000 due diligence fee paid by Parent to Agent under the Proposal Letter to any Out-of-Pocket Expenses then due and owing, and Borrowers agree to pay to Agent any remaining balance on the Closing Date.

5.8.           Capital Adequacy. In the event that any Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable Law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, Borrowers agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 5.9 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable Law, regulation or condition. A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 5.9 and the calculation thereof, when delivered to Borrowers, shall be conclusive and binding on each Borrower absent manifest error. In the event a Lender exercises its rights pursuant to this Section 5.9, and subsequent thereto determines that the amounts paid by Borrowers exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be returned to Borrowers by such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.9 shall not constitute a waiver of such Lender's right to demand such compensation.

5.9.           Taxes.

(a)             Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder and under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If the Credit Parties or any other withholding agent shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Credit Parties shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.9) Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Credit Parties shall make such deductions or withholdings and (iii) the Credit Parties shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable Law.

(b)             Payment of Other Taxes by the Credit Parties. Without limiting the provisions of paragraph 5.9(a), the Credit Parties shall timely pay any Other Taxes to the relevant Government Authority in accordance with applicable Law, except those wherein the amount, applicability or validity are being contested by appropriate proceedings being diligently conducted in good faith (which effectively stay or delay the enforcement of any Liens relating to such amounts) and in respect of which adequate reserves in accordance with IFRS have been established.

(c)             Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender or by Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)             Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Credit Parties to a Government Authority, Borrower Representative shall deliver to Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)             Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Agent (with a copy to Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by Borrower Representative as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i) through (vi) of this Section) shall not be required if in the applicable Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender shall deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower Representative or Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable to such Lender:

(i)           In the case of a non-Foreign Lender, duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax,

(ii)          duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party,

(iii)         duly completed copies of Internal Revenue Service Form W-8ECI,

(iv)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) duly completed copies of Internal Revenue Service Form W-8BEN-E,

(v)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(vi)         any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrowers to determine the withholding or deduction required to be made.

(vii)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so.

(f)             Treatment of Certain Refunds. If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which the Credit Parties have paid additional amounts pursuant to this Section 5.9 it shall pay over such refund to the Credit Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.9 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that the Credit Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Credit Parties (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Government Authority. This Section 5.9(f) shall not be construed to require Agent or any Lender (i) to make available its Tax returns (or other information relating to its Taxes which it deems confidential) to Borrowers or any other Person or (ii) to pay any amount pursuant to this Section 5.9(f) the payment of which would place such Person and its Affiliates in a less favorable net after-Tax position than such Person (and its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)            Survival. The obligations of the Credit Parties under this Section 5.9 shall survive the termination of this Agreement, the repayment of the Loans and the replacement of Agent.

5.10.         Obligations Absolute. Except as otherwise provided in this Section 5, all payments by any Credit Party of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, and shall be absolute and unconditional, without defense, rescission, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Agent, for the account of Lenders, not later than 12:00 p.m. (Eastern Time) on the date due.

5.11.         Mitigation Obligations. If any Lender requests compensation under Section 5.9, or if any Credit Party is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.10, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 14.11) to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 15.1, Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 6.

Collateral

6.1.           Grant of Security Interests. As security for the performance and prompt payment in full in cash of all Obligations, each Credit Party hereby pledges and grants to Agent, for its benefit and for the ratable benefit of Lenders, a first-priority continuing general Lien upon, and security interest in, all of the following now owned and hereafter acquired Property in which such Credit Party has rights or the power to transfer rights (collectively, the "Collateral"):

(a)             all Accounts, accounts receivable, notes receivable, contract rights, chattel paper (including electronic chattel paper), documents (including Documents of Title), instruments and letters of credit;

(b)             all Goods;

(c)             all Inventory;

(d)            all General Intangibles;

(e)             all Equipment;

(f)              all Deposit Accounts, securities accounts, investment accounts, commercial paper, investment securities, and certificates of deposit, of every nature, wherever located, and all funds received thereby, deposited therein or associated therewith and all documents and records associated therewith, and all supporting obligations, letter of credit rights and Other Collateral;

(g)             all Investment Property;

(h)             all Commercial Tort Claims identified on Schedule 6.4(f);

(i)              all Property of such Credit Party now or hereafter in Agent's possession;

(j)              all books and records evidencing or relating to or associated with any of the foregoing and any and all claims, rights and interests in any of the above;

(k)             all information and data compiled or derived by such Credit Party with respect to any of the foregoing;

(l)              all other personal Property of such Credit Party not described above whether now existing or hereafter acquired; and

(m)            the collections and Proceeds, whether cash or non-cash, of all of the foregoing (including, without limitation, any adequate protection payments);

provided that, notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, the term "Collateral" shall not include, and a security interest is not granted in, any Excluded Assets (except to the extent otherwise set forth in the definition thereof).

6.2.           Extent of Security Interests. The security interest granted hereunder shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by any Credit Party or in which any Credit Party has any interest, whether held by such Credit Party or by others for such Credit Party's account, and wherever located, and, if any Collateral is Equipment, whether such Credit Party's interest in such Equipment is as owner, lessee or conditional vendee.

6.3.           Limited License. Regardless of whether Agent's security interests in any of the General Intangibles has attached or is perfected, each Credit Party hereby irrevocably grants to Agent, for its benefit and for the benefit of Lenders, a royalty-free, nonexclusive license to use such Credit Party's Trademarks, Copyrights, Patents and other proprietary and Intellectual Property rights, in connection with the advertisement for sale, and the sale or other disposition of, any Collateral by, or on behalf of, Agent in accordance with the provisions of this Agreement.

6.4.           Representations, Covenants and Agreements Regarding Collateral Generally.

(a)             Representations and Warranties. The Credit Parties represent and warrant to Agent and Lenders that except for the Permitted Encumbrances, (i) upon the filing of UCC and PPSA, as applicable, financing statements covering the Collateral in all required jurisdictions, this Agreement creates a valid, perfected, security interest in all Collateral of the Credit Parties as to which perfection may be achieved by filing of a UCC or PPSA, as applicable, financing statement, (ii) Agent's security interests in the Collateral constitute, and will at all times constitute, perfected Liens on the Collateral, and (iii) each Credit Party is, or will be at the time additional Collateral is acquired by such Credit Party, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or Liens, subject to Permitted Encumbrances.

(b)             Covenants Generally. The Credit Parties, at their expense, (i) agree to forever warrant and defend the Collateral from any and all claims and demands of any other Person, other than holders of Permitted Encumbrances; (ii) shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 6.4(a) and shall defend such security interest against the claims and demands of all Persons whomsoever; and (iii) shall furnish to Agent and Lenders from time to time statements and schedules further identifying and describing the assets and property of each Credit Party and such other reports in connection therewith as Agent may reasonably request, all in reasonable detail. At any time and from time to time, upon the written request of Agent, and at the sole expense of the Borrowers, each Credit Party will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (I) filing any financing or continuation statements under the UCC or the PPSA (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (II) in the case of Investment Property, Deposit Accounts, Electronic Chattel Paper and Letter of Credit Rights and any other relevant Collateral, taking any actions necessary to enable Agent to obtain "control" (within the meaning of the UCC and the PPSA, as applicable) with respect thereto, in each case pursuant to documents in form and substance satisfactory to Agent.

(c)             Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $250,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to Agent, duly indorsed in a manner reasonably satisfactory to Agent, to be held as Collateral pursuant to this Agreement and in the case of Electronic Chattel Paper, the applicable Credit Party shall cause Agent to have control thereof within the meaning set forth in Section 9-105 of the UCC or the PPSA, as applicable.

(d)             [Reserved].

(e)             General Intangibles. Each Credit Party represents and warrants to Agent and Lenders that as of the date hereof, such Credit Party possesses all General Intangibles necessary to conduct its business as presently conducted. Each Credit Party agrees to maintain such Credit Party's rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights necessary to the conduct of its business. The Credit Parties shall provide Agent with prompt notice (not more than five days thereafter) of the registration or acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that Agent may, for the benefit of Lenders and to the extent permitted under the documentation granting such rights or applicable Law, perfect Agent's security interest in such rights in a timely manner.

(f)           Commercial Tort Claims. Each Credit Party represents and warrants to Agent and Lenders that as of the date hereof, such Credit Party holds no interest in any Commercial Tort Claim except as set forth on Schedule 6.4(f). If any Credit Party at any time holds or acquires a Commercial Tort Claim in excess of $250,000, such Credit Party agrees to promptly notify Agent in writing of the details thereof, and in such writing such Credit Party shall grant to Agent, for the benefit of Lenders, a security interest in such Commercial Tort Claim and in the Proceeds thereof, all upon the terms of this Agreement.

(g)          Letter of Credit Rights. Each Credit Party represents and warrants to Agent and Lenders that as of the date hereof, such Credit Party is not the beneficiary of any letter of credit. If any Credit Party becomes a beneficiary under any letter of credit having a face amount in excess of $250,000, such Credit Party agrees to promptly notify Agent, and upon request by Agent, such Credit Party agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to Agent, for the benefit of Lenders, pursuant to an agreement in form and substance reasonably satisfactory to Agent, or (b) cause the issuer of such letter of credit to name Agent, for the benefit of Lenders, as the transferee beneficiary of such letter of credit.

(h)          Seller Undertakings. The Credit Parties shall keep Agent informed of all circumstances bearing upon any potential claim under or with respect to all Purchase Documents and the Seller Undertakings and no Credit Party shall, without the prior written consent of Agent, (i) waive any of its rights or remedies under any Purchase Document with respect to any of the Seller Undertakings in excess of $250,000, (ii) settle, compromise or offset any amount payable by the applicable sellers to such Credit Party under any Purchase Documents in excess of $250,000 or (iii) amend or otherwise modify any Purchase Documents in any manner which is materially adverse to the interests of Agent or any Lender. Each Credit Party shall perform and observe all the terms and conditions of each of the Purchase Documents to be performed by it, maintain each Purchase Document in full force and effect, enforce each Purchase Document in accordance with its terms and take all such action to such end as may from time to time be reasonably requested by Agent. Anything herein to the contrary notwithstanding, (i) the exercise by Agent of any of its rights hereunder shall not release any Credit Party from any of its duties or obligations under any Purchase Document, (ii) each applicable Credit Party shall remain liable under each Purchase Document to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (iii) neither Agent nor any other Lender shall have any obligation or liability under any Purchase Document by reason of this Agreement, nor shall Agent or any other Lender be obligated to perform any of the obligations or duties of any Credit Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Each Credit Party hereby irrevocably authorizes and empowers Agent, in Agent's sole discretion, at any time after the occurrence and during the continuance of an Event of Default, to assert, either directly or on behalf of such Credit Party, any claim such Credit Party may from time to time have against the applicable sellers under or with respect to the Purchase Documents and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the Obligations in accordance with the terms of this Agreement. Each Credit Party hereby irrevocably makes, constitutes and appoints Agent as its true and lawful attorney in fact for the purpose of enabling Agent to assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.

6.5.           Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Credit Parties regarding the Collateral covered by such Loan Documents.

6.6.           Credit Balances; Additional Collateral.

(a)          The rights and security interests granted to Agent and Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement until the Termination Date. Any reserves or balances to the credit of any Credit Party and any other Property of the Credit Parties (or any of them) in the possession of Agent or any Lender, may be held by Agent or such Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Agreement. The Liens and security interests granted to Agent, for the benefit of Lenders, in the Collateral secure payment and performance of all present and future Obligations.

(b)          Notwithstanding Agent's security interests in the Collateral, to the extent that the Obligations are hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Agent shall have (subject to applicable Law) the right in its sole discretion to determine which rights, security, Liens, security interests or remedies Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, Liens, security interests or remedies, or any of Agent's or Lenders' rights under this Agreement.

6.7.           Power of Attorney. Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney-in-fact for each Credit Party (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (a) endorse the name of such Credit Party upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Credit Party and constitute collections on the Collateral; (b) execute in the name of such Credit Party any schedules, assignments, instruments, documents and statements that such Credit Party is obligated to give Agent hereunder or that Agent deems is necessary to perfect Agent's security interest or Lien in the Collateral; and (c) after the occurrence and during the continuance of an Event of Default, do such other and further lawful acts and deeds in the name of such Credit Party that Agent may reasonably deem necessary or desirable to enforce its rights with respect to any Collateral, including without limitation, to (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against any Credit Party with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as Agent may deem appropriate; (7) assign any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as Agent shall in its sole discretion determine; (8) vote any right or interest with respect to any Investment Property; (9) order good standing certificates and conduct lien searches in respect of such jurisdictions or offices as Agent may deem appropriate; and (10) generally sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and do, at Agent's option and at the Borrowers' expense, at any time, or from time to time, all acts and things which Agent deems necessary to protect, preserve or realize upon the Collateral and Agent's security interests therein and to effect the intent of this Agreement, all as fully and effectively as any Credit Party might do. THE POWER-OF-ATTORNEY AND PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) THE OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL, (Y) AGENT AND LENDERS HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND (Z) ANY COMMITMENTS HAVE EXPIRED OR HAVE BEEN TERMINATED (IT BEING UNDERSTOOD THAT ANY SUCH COMMITMENTS OR OBLIGATIONS WILL CONTINUE TO BE EFFECTIVE OR AUTOMATICALLY REINSTATED, AS THE CASE MAY BE, IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY AGENT OR ANY LENDER FOR ANY REASON, INCLUDING AS A PREFERENCE, FRAUDULENT CONVEYANCE OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS) INCURRED BY AGENT IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN THE CERTIFICATE OF INCORPORATION, CERTIFICATE OF FORMATION, ARTICLES OF ORGANIZATION, BY-LAWS, LIMITED LIABILITY COMPANY AGREEMENTS OR OTHER ORGANIZATIONAL DOCUMENTS OF ANY CREDIT PARTY.

6.8.           Filing of UCC and PPSA Financing Statements. Each Credit Party hereby ratifies its authorization for Agent to have filed in any jurisdiction any initial UCC and PPSA, as applicable, financing statements or amendments or continuation statements thereto indicating "all assets of the debtor" or similar language as the collateral description.

6.9.           Duty of Agent. Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. Neither Agent nor any Lender nor any of their respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Credit Party or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Agent and Lenders hereunder are solely to protect Agent's and Lenders' interests in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers. Agent and Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Credit Party for any act or failure to act hereunder.

SECTION 7.

Representations and Warranties

In order to induce Agent and Lenders to enter into this Agreement, each Credit Party makes the following representations and warranties to Agent and each Lender which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

7.1.           Financial Condition. (a) The amount of the Credit Parties' assets, taken as a whole, at fair valuation, exceeds the book value of the Credit Parties' liabilities, taken as a whole, (b) the Credit Parties, taken as a whole, are generally able to pay their debts as they become due and payable, and (c) the Credit Parties, taken as a whole, do not have unreasonably small capital to carry on their businesses as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Credit Parties (or any of them) previously furnished to Agent present fairly, in all material respects, the financial condition of the Credit Parties as of the date of such financial statements.

7.2.           Organization Matters; Collateral Locations. As of the Closing Date, the Perfection Certificates attached hereto as Schedule 7.2 correctly and completely sets forth each Credit Party's (a)  exact name, as currently reflected by the records of such Credit Party's jurisdiction of organization, (b)  jurisdiction of organization, (c)  federal employer identification number and State, provincial or territorial organization identification number, (if any), (d) chief executive office, registered office and the location of all Collateral of such Credit Party.

7.3.           Power and Authority; Conflicts; Enforceability.

(a)          Each Credit Party has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the other Loan Documents to which such Credit Party is a party, and to perform all of such Credit Party's obligations thereunder.

(b)          The execution and delivery by each Credit Party of this Agreement and the other Loan Documents to which such Credit Party is a party and the performance of such Credit Party's obligations hereunder and thereunder have been duly authorized by all necessary corporate, limited liability company or other relevant action, and do not (i) require any consent or approval of any director, shareholder, partner or member of such Credit Party that has not been obtained, (ii) violate any term, provision or covenant contained in the Organizational Documents of such Credit Party, (iii) violate, or cause such Credit Party to be in default under, any Law applicable to such Credit Party or its assets, or (iv) violate any material term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any Lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which such Credit Party is a signatory or by which such Credit Party or such Credit Party's assets are bound or affected.

(c)          This Agreement and the other Loan Documents to which the Credit Parties (or any of them) are parties constitute legal valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, arrangement, moratorium, fraudulent transfer and other laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether considered in a proceeding at law or in equity.

7.4.           Material Contracts. Set forth on Schedule 7.4 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Credit Party and its Subsidiaries as of the most recent date on which Borrowers provided the Compliance Certificate pursuant to Section 8.8(c); provided, however, that Parent and Borrowers may amend Schedule 7.4 to add additional Material Contracts or remove reference to agreements that Borrower Representative has determined are no longer Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provide the Compliance Certificate. Each Material Contract (other than those that have expired at the end of their normal terms) (a) is binding upon and enforceable against the applicable Credit Party or its Subsidiary and, to Parent's and each Borrower's knowledge each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by this Agreement), and (c) is not in default due to the action or inaction of the applicable Credit Party or its Subsidiary. Each of the Administrative Services Documents is Freely Assignable by each Credit Party party thereto.

7.5.           Compliance with Laws; Permits; Anti-Terrorism Laws; Anti-Corruption Laws.

(a)          Each Credit Party and such Credit Party's properties are in compliance with all applicable Laws, and all orders of any federal, state, provincial, territorial or local legislative, administrative or judicial body or official, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b)          Each Credit Party maintains all Permits necessary to the operation of its business, except to the extent the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.

(c)          None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates, nor any director, officer, agent, or other person acting on behalf of any Credit Party or Affiliate, (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the Transactions, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(d)          None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates, nor any director, officer, agent, or other person acting on behalf of any Credit Party or any Affiliate, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), the Corruption of Foreign Public Official Act (Canada) (as amended) or any other applicable anti-corruption law; and the Credit Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

7.6.           Environmental Matters. Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)          no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party's knowledge, threatened by any Government Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)          no real Property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such real Property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state, provincial, territorial or local enforcement actions or, to the knowledge of such Credit Party or a predecessor of a Credit Party, other investigations which may lead to claims against any Credit Party for cleanup costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.

7.7.           Pending Litigation. Except as set forth on Schedule 7.7, there exist no Proceedings of any kind by or against any Credit Party pending in any court or before any arbitrator or governmental body that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Change of Control.

7.8.           Employee Benefits. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan complies with, and has been operated in accordance with, all applicable laws, including ERISA and the Code, and the terms of such Employee Benefit Plan, (ii) no Credit Party has any liability for a fine, penalty, damage, or excise tax with respect to an Employee Benefit Plan and no Credit Party has received notice from a governmental authority, plan administrator, or participant (or any participant's agent) that any such fine, penalty, damage or excise tax may be owing by such Credit Party and (iii) each Employee Benefit Plan intended to be qualified by a Credit Party under Section 401 of the Code is so qualified. Except as otherwise set forth on Schedule 7.8, as of the Closing Date, no Credit Party contributes to, or has liability to contribute to any Pension Plan or Multiemployer Plan. No ERISA Event has occurred and to the knowledge of the Credit Parties, there is no event or circumstance that has occurred which could reasonably be expected to result in an ERISA Event.

7.9.           Regulatory Matters. Without limiting the generality of any other representation or warranty made in this Agreement, each Credit Party hereby represents and warrants that:

(a)          Compliance with Healthcare Laws. Each Credit Party and each of their respective Subsidiaries is in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, each Supported Practice is in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, each Physician is in compliance with all Healthcare Laws applicable to each Physician, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)          Material Statements. No Credit Party nor any of their respective Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or any Subsidiary of any Credit Party, has made an untrue statement of a material fact or fraudulent statement to any Government Authority, failed to disclose a material fact that must be disclosed to any Government Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Healthcare Law that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, no Supported Practice, nor any Physician, officer, affiliate, employee or agent and on behalf of any Supported Practice has made an untrue statement of a material fact or fraudulent statement to any Government Authority, failed to disclose a material fact that must be disclosed to any Government Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Healthcare Law that would reasonably be expected to have a Material Adverse Effect.

(c)          Exclusion. No Credit Party nor any of their respective Subsidiaries, nor any Physician, owner, officer, director, partner, agent or managing employee or Person with a "direct or indirect ownership interest" (as that phrase is defined in 42 C.F.R. § 420.201) in any Credit Party or any Subsidiary of any Credit Party, has (i) been excluded from any Third-Party Payor Arrangement or had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state, provincial or territorial Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state, provincial, territorial or local governmental agency, (D) Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (ii), or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iii) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.. No Supported Practice nor, to the knowledge of any Credit Party, any Physician, owner, officer, director, partner, agent or managing employee or Person with a "direct or indirect ownership interest" (as that phrase is defined in 42 C.F.R. §420.201) in any Supported Practice has (i) been excluded from any Third-Party Payor Arrangement or had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal, state, provincial or territorial Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state, provincial, territorial or local governmental agency, (D) Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (ii), or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iii) been involved or named in an unsealed U.S. Attorney complaint made or other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or unsealed qui tam action brought pursuant to 31 U.S.C. §3729 et seq..

(d)          HIPAA Compliance. Each Credit Party, each of its Subsidiaries and, to the knowledge of the Credit Parties, each Supported Practice and Physician: (i) is in compliance with HIPAA and all similar state Laws and other applicable Law governing the privacy, security or confidentiality of medical and/or health information of patients (collectively, the "Privacy Laws") except to the extent that any noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Credit Party, and each of their respective Subsidiaries has executed current and valid "Business Associate Agreements" (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (i) "covered entity" (as defined at 45 C.F.R. § 160.103) for whom the Credit Party, or its respective Subsidiary provides functions or activities that render that entity a "business associate" (as defined at 45 C.F.R. § 160.103)), and (ii) "subcontractor" (as defined at 45 C.F.R. § 160.103) of the Credit Party or their respective Subsidiary that is a business associate (pursuant to paragraph (3)(iii) of the definition of "business associate" at 45 C.F.R. § 160.103), except to the extent that any noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, neither the Credit Parties nor any of their Subsidiaries have breached in any material respect any such Business Associate Agreement and, to the Credit Parties' knowledge, no covered entity or subcontractor has breached in any material respect any such Business Associate Agreement with the Credit Parties or any of their respective Subsidiaries. There have been no material complaints to or investigations by the Office for Civil Rights or any other Governmental Authority with respect to a Credit Party's, Subsidiary's, or to the knowledge of the Credit Parties, a Supported Practice’s or Physician’s compliance with Privacy Laws during the past three (3) years. No Credit Parties or Subsidiaries, and no subcontractor, or, to the knowledge of the Credit Parties, no Supported Practice or Physician has experienced any reportable (i) material breach of security, as defined by the Privacy Laws, with respect to medical or health information of patients, (ii) Breach of Unsecured Protected Health Information as "Breach," "Unsecured Protected Health Information" and "Protected Health Information" are defined by HIPAA, or (iii) Security Incident as "Security Incident" is defined by HIPAA, which would reasonably be expected to have a Material Adverse Effect. The Credit Parties and their respective Subsidiaries, and to the knowledge of the Credit Parties, the Supported Practices and each Physician have identified, documented, and addressed Security Incidents that would reasonably be expected to have a Material Adverse Effect.

(e)          Corporate Integrity Agreement. No Credit Party nor any of their respective Subsidiaries, any Physician, any owner, officer, director, partner, agent or managing employee of any Credit Party or any Subsidiary of any Credit Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Government Authority concerning compliance with any Healthcare Laws. No Supported Practice nor, any Physician, officer, agent, or employee of any Supported Practice, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Government Authority concerning compliance with Healthcare Laws.

(f)           No Violations. The Credit Parties and their respective Subsidiaries have not received any written notice from any Government Authority, regarding any actual or alleged violation of, any applicable Healthcare Law by any Credit Party or any of their respective Subsidiaries, except with respect to violations or alleged violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, no Supported Practice or any Physician of any Supported Practice, has received any written notice from any Government Authority, regarding any actual or alleged violation of, any applicable Healthcare Law by any Supported Practice or any of its Physicians, in each case, except with respect to violations or alleged violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)          Third-Party Payors. Each Credit Party and its respective Subsidiaries meet all of the applicable requirements of participation in, and payment from Third-Party Payor program in which it participates except with respect to requirements which if not met, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no audit, claim review, or other action, application or proceeding pending or threatened in writing which would reasonably be expected to result in the imposition of penalties on or exclusion of any Credit Party or Subsidiary from any Third-Party Payor program, or which could limit, restrict or delay any Credit Party's or Subsidiary's right to receive payment from each Third-Party Payor, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Supported Practices meet the applicable requirements of participation in, and payment from Third-Party Payor Arrangements in which it participates except with respect to requirements which if not met, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no audit, claim review, or other action, application or proceeding pending which would reasonably be expected to result in the exclusion of any Supported Practice or Physician from any Third-Party Payor program in which it participates, or which could limit, restrict or delay any Supported Practice's right (on its own behalf, or on behalf of any Physician to receive payment from each Third-Party Payor program in which it participates, in each case, except as, individually or in the aggregate, (i) would not impact more than 10% in number of the operating locations of the Credit Parties and Supported Practices, (ii) would not impact more than 10% in number of the Physicians associated with the Credit Parties and Supported Practices and (iii) would not reasonably be expected to have a Material Adverse Effect.

(h)          Healthcare Permits. (i) Each Credit Party, each respective Subsidiary and each Supported Practice, possesses and is operating in material compliance with all Healthcare Permits issued by, and has made all declarations and filings with, all Government Authorities necessary to conduct its business; (ii) all such Healthcare Permits are valid and in full force and effect; (iii) all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Healthcare Permit, when submitted to the Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the Governmental Authority within the Ordinary Course of Business; and (iv) there is no Government Authority action, application or proceeding pending which would reasonably be expected to limit, revoke, suspend or materially modify any material Healthcare Permit, or which would reasonably be expected to result in the delay or denial of payment from any Third-Party Payor, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(i)           Audits. To each Credit Party, each respective Subsidiary and each Supported Practice’s knowledge, as of the Closing Date, there are no current, pending, or outstanding Third-Party Payor reimbursement audits, appeals or recoupment efforts pending against any Credit Party, respective Subsidiary or Supported Practice, other than audits and claim reviews conducted in the Ordinary Course of Business or that would otherwise be reasonably expected to have a Material Adverse Effect.

7.10.         Disclosure. As of the Closing Date, each of the Schedules attached to this Agreement set forth a true, correct and complete description in all material respects of the matter or matters covered thereby. No report, financial statement, certificate or other information (other than projected financial information) furnished in writing by or on behalf of any Credit Party to Agent or any Lender in connection with the Transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Such projections represent the Credit Parties' best estimate of the Credit Parties' future financial performance and such assumptions are believed by the Credit Parties to be fair and reasonable in light of current business conditions.

7.11.         Security Interest. Pursuant to Section 6.1 and subject to the provisions thereof, each Credit Party has granted to Agent, for its benefit and the benefit of Lenders, a valid, perfected, first-priority security interest in the Collateral subject to no other liens, claims or encumbrances, other than Permitted Encumbrances. Nothing herein shall constitute an agreement to subordinate such security interest to any Permitted Encumbrance.

7.12.         Taxes. All federal, state, provincial, territorial and other material Tax returns and reports of the Credit Parties required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other material Taxes imposed upon the Credit Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due, except those wherein the amount, applicability or validity are being contested by appropriate proceedings being diligently conducted in good faith (which effectively stay or delay the enforcement of any Liens relating to such amounts) and in respect of which adequate reserves in accordance with IFRS have been established. Borrowers know of no proposed Tax assessment against any Credit Party which is not being actively contested by such Credit Party in good faith and by appropriate proceedings.

7.13.         Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

7.14.         Canadian Pension Plans. No Credit Party maintains, contributes, sponsors or has any liability with respect to any Canadian Pension Plan or Canadian Defined Benefit Plan.

SECTION 8.

Affirmative Covenants

On the Closing Date and at all times thereafter until and including the Termination Date:

8.1.           Maintenance of Financial Records; Inspections. Each Credit Party agrees to maintain proper books of record and account in accordance with IFRS in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party agrees that Agent and any Lender (but at such Lender's expense unless such visit or inspection is made concurrently with Agent) may enter upon any Credit Party's premises upon reasonable notice to the Borrower Representative, in order to (i) examine and inspect the books and records of any Credit Party, and make copies thereof and take extracts therefrom, and (ii) verify and inspect and perform valuations of the Collateral and any and all records pertaining thereto; provided that Agent shall not exercise such rights more often than one (1) time during any calendar year; provided, further, that the foregoing limitation shall not apply to the exercise by Agent of such rights during the continuation of an Event of Default. All reasonable and documented out-of-pocket costs, fees and expenses incurred by Agent in connection with such permitted examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Agreement. The Credit Parties irrevocably authorize all accountants, after the occurrence and during the continuance of an Event of Default, to discuss the financial statements generated by them regarding the Credit Parties or the Collateral.

8.2.           Further Assurances. Each Credit Party agrees to take such actions as are necessary or appropriate, or as otherwise requested by Agent, in order to grant to and maintain in favor of Agent, for the benefit of Lenders, valid and perfected first priority security interests in the Collateral (including all Equity Interests of each Subsidiary of Parent), subject only to the Permitted Encumbrances. Agent is hereby authorized by the Credit Parties to file any financing statements, continuations and amendments covering the Collateral in accordance with the provisions of the UCC and the PPSA, as applicable. The Credit Parties hereby consent to and ratify the filing of any financing statements covering the Collateral by Agent on or prior to the Closing Date. The Credit Parties agree to do whatever Agent reasonably may request from time to time, by way of (i) filing notices of Liens, financing statements, amendments, renewals and continuations thereof, (ii) delivering Pledge Agreements with respect to any Equity Interests owned by any Credit Party, (iii) executing and delivering any deed of hypothec with respect to any Credit Party or Collateral which may be located from time to time in the Province of Quebec, and (iv) performing such further acts as Agent reasonably may require in its Permitted Discretion in order to effect the purposes of this Agreement, including the execution of control agreements with respect to Deposit Accounts (other than Excluded Accounts) and Investment Property.

8.3.           Insurance and Condemnation.

(a)          Required Insurance. The Credit Parties agree to maintain with insurance companies reasonably acceptable to Agent and that the Credit Parties believe (in the good faith judgment of their management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to the Properties and business of the Credit Parties against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the applicable Credit Party operates, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situation Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons (the "Required Insurance"). All policies relating to Required Insurance (other than business interruption insurance, director and officer insurance, key person insurance and worker's compensation insurance) shall as appropriate name Agent as an "additional insured" or "lender's loss payee," as applicable, thereunder as its interests may appear, and in the case of each casualty insurance policy, shall contain a lenders loss payable clause and endorsement that names Agent, on behalf of Lenders, as lender's loss payee thereunder, together with an endorsement to such policy or policies confirming same. Each lender's loss payable endorsement in favor of Agent shall provide (x) for not less than thirty (30) days (or ten (10) days in the case of nonpayment of premiums) prior written notice to Agent of the exercise of any right of cancellation and (y) that Agent's right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, the Credit Parties (or any of them) or any other Person.

(b)            Agent's Purchase of Insurance. In the event the Credit Parties fail to provide Agent with evidence of the Required Insurance in the manner set forth in Section 8.3(a) above, Agent may purchase insurance at the Credit Parties' expense to protect Agent's interests in the Collateral. The insurance purchased by Agent may, but need not, protect the Credit Parties' interests in the Collateral, and therefor such insurance may not pay any claim that the Credit Parties may make or any claim that is made against the Credit Parties in connection with the Collateral. The Credit Parties may later request that Agent cancel any insurance purchased by Agent, but only after providing Agent with satisfactory evidence that the Credit Parties have the Required Insurance. If Agent purchases insurance covering all or any portion of the Collateral, the Credit Parties shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance. The costs of the premiums of any insurance purchased by Agent may exceed the costs of insurance that the Credit Parties may be able to purchase on their own. In the event that Agent purchases insurance, Agent will promptly notify the Credit Parties of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Credit Parties provide Agent with proof that the Credit Parties had the Required Insurance as of the date on which Agent purchased insurance and the Credit Parties have continued at all times thereafter to have the Required Insurance, then Agent agrees to cancel the insurance purchased by Agent.

8.4.           Payment of Taxes. The Credit Parties shall pay when due all federal, state, provincial or territorial income Taxes and all other material Taxes lawfully levied, assessed or imposed upon the Credit Parties or the Collateral (including all sales Taxes collected by the Credit Parties on behalf of the Credit Parties' customers in connection with sales of Inventory and all payroll Taxes collected by the Credit Parties on behalf of the Credit Parties' employees), unless the Taxes are the subject of a Permitted Contest. Each Credit Party shall timely and duly filed all its federal Tax returns and all other material Tax returns and all such Tax returns shall be true, correct, and complete. Notwithstanding the foregoing, if a Lien securing any Taxes is filed in any public office, then the Credit Parties shall promptly pay all Taxes secured by such Lien and remove such Lien of record. Pending the payment of such Taxes and removal of such Lien, Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish a reserve in the amount of such Taxes (or such other amount as Agent shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such Taxes on behalf of the Credit Parties, and the amount paid by Agent shall become an Obligation which is due and payable on demand by Agent.

8.5.           Tax Returns and Reports. At Agent's request from time to time, the Credit Parties shall promptly furnish Agent with copies of the annual federal, state, provincial or territorial income Tax returns of the Credit Parties.

8.6.           Notices Concerning Environmental, Employee Benefit, Pension Matters and Healthcare Matters. Each Credit Party agrees to notify Agent in writing of:

(a)            any expenditure (actual or anticipated) by any Credit Party or Supported Practice in excess of $500,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on any working capital;

(b)            any receipt of notice from any local, state, provincial, territorial or federal authority advising such Credit Party or any Supported Practice of any environmental liability (real or potential) arising from such Credit Party's or Supported Practice's operations, its premises, its waste disposal practices or waste disposal sites used by such Credit Party or Supported Practice;

(c)            any Credit Party's or Supported Practice's receipt of notice from any Government Authority or any sponsor of any "multiemployer plan" (as that term is defined in ERISA) to which such Credit Party has contributed, relating to any of the events described in Section 11.1(j) hereof;

(d)            any Credit Party's or Supported Practice's receipt of notice from any Government Authority of any investigation or audit, or pending or threatened proceedings relating to, any material violation by any Credit Party or Supported Practice of any Healthcare Law;

(e)            any Credit Party's or Supported Practice's receipt of written notice from any Third-Party Payor that such Credit Party or Supported Practice or any of their employees or contractors has been excluded from participation in a Third-Party Payor program or is under audit, claim review or other action that would reasonably be expected to result in the imposition of material penalties or exclusion in a Third-Party Payor program or could limit, restrict or delay the Credit Party's or Supported Practice's right to receive payment from a Third- Party Payor in any material respect;

(f)             any Credit Party's or Supported Practice's receipt of written notice or entering into any agreement that would result in a material reduction in the reimbursement rates paid to such Credit Party or Supported Practice by any Third-Party Payor;

(g)            any Credit Party's or Supported Practice's receipt of notice from any Government Authority threatening to limit, revoke, suspend or materially modify any material Healthcare Permit held by a Credit Party or Supported Practice which would be reasonably likely to result in a material delay in payment, or a denial in payment of any material amount, by any Third-Party Payor;

(h)            any of the events described in Section 7.9(c) occur with respect to any Credit Party, its respective Subsidiaries, or a Supported Practice or any Physician;

(i)             any Credit Party, Subsidiary or Supported Practice experiences any (i) reportable breach of security, as defined by the Privacy Laws, with respect to medical or health information of patients, which has or would be reasonably likely to have, a material impact on the Credit Parties, their respective Subsidiaries, or the Supported Practice, (ii) reportable and material Breach of Unsecured Protected Health Information as "Breach," "Unsecured Protected Health Information" and "Protected Health Information" are defined by HIPAA, or (iii) a Security Incident as "Security Incident" is defined by HIPAA, which materially impacts, or is reasonably likely to have a material impact on, the security or integrity of the Credit Parties, their respective Subsidiaries, the Supported Practices, or other covered entity data;

(j)             a Credit Party, Subsidiary or Supported Practice becomes a party to or becomes bound by (i) any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement with any Government Authority resulting from non-compliance with any Laws, or (ii) any other formal or informal agreement with any Government Authority concerning material non-compliance with any Healthcare Laws;

(k)            a Credit Party's or Subsidiary's receipt of written notice of any material breach or default of any Material Contract of such Person;

(l)             promptly upon any Credit Party becoming aware of the existence of any condition or event which constitutes a Default or Event of Default under any of the Loan Documents, together with a description of the nature and period of existence thereto and what actions such Credit Party is taking (and proposes to take) with respect thereto;

(m)           any written notice of default given to any Credit Party or Supported Practice by any creditor in respect of Indebtedness in excess of $500,000; and

(n)            any Proceeding that is reasonably expected to result in a loss to the Credit Parties of at least $100,000 or that could reasonably be expected to have a Material Adverse Effect.

Each of Parent and each Borrower agrees to provide Agent promptly (and in any event within five (5) Business Days, or within such other timeframe specifically provided above, as applicable) with copies of all such notices and other information pertaining to any matter set forth above if Agent reasonably so requests.

8.7.           Compliance with Laws. Each Credit Party will, and will cause each of its Subsidiaries and Supported Practices to, comply with all applicable Requirements of Law, except where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.8.           Financial Reporting. Parent and Borrowers agree to furnish to Agent and Lenders:

(a)            as soon as available but in any event within ninety (90) days after the end of each fiscal year of Parent, deliver financial statements of Parent and its Subsidiaries for such year which present fairly Parent's and its Subsidiaries' consolidated financial condition including the balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and accompanied by a report and opinion of independent public accountants of recognized standing and satisfactory to Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)            as soon as available but in any event within thirty (30) days after the end of each fiscal quarter, deliver to Agent Parent's internally prepared quarterly consolidated and consolidating financial statements, along with year-to-date information, including a balance sheet, income statement and statement of cash flows with respect to the periods measured;

(c)            contemporaneously with the delivery of the annual and quarterly financial statements referred to in clauses (a) and (b) above, a Compliance Certificate substantially in the form of Exhibit F attached hereto, signed by an Authorized Person of Borrower Representative. Contemporaneously with the delivery of each such Compliance Certificate, Borrowers will provide Agent with copies of (x) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (y) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate;

(d)            as soon as available but in any event within thirty (30) days after the end of each month, deliver to Agent Parent's internally prepared monthly consolidated and consolidating financial statements, along with year-to-date information, including a balance sheet, income statement and statement of cash flows with respect to the periods measured;

(e)            as and when filed by any Credit Party, copies of all (x) financial reports, registration statements and other documents filed by such Credit Party with the U.S. Securities and Exchange Commission, Canadian Securities Administrators, or similar agency or Governmental Authority, as and when filed by such Credit Party, provided that such filings shall be deemed to have been delivered on the date on which a Credit Party notifies the Agent of filing such documents on EDGAR and/or SEDAR, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of any Credit Party subject to ERISA;

(f)             not more than five (5) Business Days after the completion of each meeting of the board of directors of Parent, copies of all materials prepared for such meeting or delivered to the members of such board of directors at such meeting, excluding materials Parent determines are subject to attorney-client privilege or materials which are likely to present a conflict of interest for Agent or Lender or materials that include highly sensitive proprietary information;

(g)            not more than forty-five (45) days after the beginning of each fiscal year, annual consolidated and consolidating projections for Parent and its Subsidiaries for such fiscal year, including a balance sheet, income statement and statement of cash flow projections, all prepared on a monthly basis;

(h)            contemporaneously with delivery of the financial statements referred to in clauses (a), (b) and (d) above, a schedule of the Credit Parties' and Supported Practices revenues by payor class for the applicable period;

(i)             contemporaneously with delivery of the financial statements referred to in clauses (a), (b), and (d) above, a customary management discussion and analysis of Parent's and its Subsidiaries' operating results for the applicable period, together with a report of key performance indicators prepared by management of the Credit Parties; and

(j)             such other data, reports, statements and information (financial or otherwise), as Agent or any Lender through Agent may reasonably request.

8.9.           Material Adverse Developments. Parent and each Credit Party agrees that immediately upon any Senior Officer becoming aware of any development or other information which could reasonably be expected to have a Material Adverse Effect, it shall promptly (and in any event within five (5) Business Days after such awareness provide Agent notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the next Business Day after such verbal notice is given.

8.10.        Business Qualification. Each Credit Party agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, could reasonably be expected to have a Material Adverse Effect.

8.11.         Hazardous Materials; Remediation.

(a)            Each Credit Party shall comply in all material respects with each Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of any Hazardous Material.

(b)            The Credit Parties will provide Agent (within thirty (30) days after written demand therefor) with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of compliance with clause (a) above, such demand to be made, if at all, solely upon Agent's reasonable business determination that the failure to comply with clause (a) above could reasonably be expected to have a Material Adverse Effect.

8.12.         Use of Proceeds. The proceeds of Term A Loan shall be used by the Credit Parties solely for working capital, general corporate and any other lawful purpose permitted by this Agreement, including Permitted Investments, MSO Acquisitions, Practice Location Openings and payment of fees, costs and expenses incurred in connection with the Transactions. The proceeds of the Delayed Draw Term Loans shall be used by the Credit Parties solely to finance Permitted Acquisitions, MSO Acquisitions, Practice Location Openings and payment of fees, costs and expenses incurred in connection therewith.

8.13.         Fundamental Changes. Each Credit Party shall give not less than thirty (30) days prior written notice to Agent of any changes in (a) its jurisdiction of organization, (b) in the location of any of its chief executive office, registered office or the location of any Collateral of such Credit Party or (c) its name.

8.14.         Proceeds under Representations and Warranties Insurance; Purchase Price Adjustments. All purchase price adjustments, payments under representation and warranty insurance, or other similar payments in favor of any Credit Party or any direct or indirect equity investor in any Credit Party in connection with the any Permitted Acquisition or MSO Acquisition, in each case paid to Parent or any direct or indirect equity investor in any Credit Party (other than any Credit Party) shall be contributed or distributed to Company.

8.15.         Joinder of New Credit Parties. Each Credit Party shall cause each of its Subsidiaries to become, at Agent's option, either a Borrower or a Guarantor hereunder. In furtherance of the foregoing, within 30 days after the acquisition or formation of any such Subsidiary, such Subsidiary shall execute and deliver to Agent (i) a Joinder adding such Subsidiary as a Borrower or Guarantor, (ii) financing statements, stock/membership certificates (to the extent certificated) and other documents reasonably required by Agent, all in form and substance reasonably satisfactory to Agent and substantially in form and substance as those equivalent documents previously delivered hereunder, pursuant to which such Subsidiary shall secure its obligations under this Agreement by a first priority, perfected security interest in all Collateral of such Subsidiary, (iii) a good standing certificate from the state in which such Subsidiary is incorporated, organized or formed, and any and all states in which such Subsidiary is authorized to do business and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (iv) a certificate executed by the Secretary or other officer of such Subsidiary (or its member) in form and substance reasonably acceptable to Agent and substantially in form and substance as those equivalent documents previously delivered hereunder, and (v) solely with respect to a new Subsidiary that will constitute a Material Subsidiary, an opinion covering such Subsidiary in substance consistent with those opinions as previously delivered hereunder. The parent of any new Subsidiary shall deliver a new Pledge Agreement or a supplement to an existing Pledge Agreement, and take such other actions as are reasonably necessary or desirable to grant and perfect a Lien on the Equity Interests of such Subsidiary. In the event that any Equity Interests of such Subsidiary is certificated, the parent of such new Subsidiary shall deliver to Agent such certificates representing all owned interests in such Subsidiary with attached transfer powers executed in blank.

8.16.         Statutory Divisions. Notwithstanding anything herein or any other Loan Document to the contrary, no Credit Party that is a limited liability company may statutorily divide itself into two or more limited liability companies (pursuant to a statutory "plan of division" as contemplated under Section 18-217 of the Delaware Limited Liability Company Act or otherwise) without the prior written consent of Agent, and in the event that any Credit Party that is a limited liability company statutorily divides itself into two or more limited liability companies (with or without the prior consent of the Agent as required above), any limited liability companies formed as a result of such statutory division shall be required to comply with the obligations set forth in Section 8.15 (without giving effect to any grace periods for the completion of such actions) and the other further assurances obligations set forth in this Agreement and become a Borrower or Guarantor (as reasonably required by Agent in consultation with Borrower Representative) under this Agreement.

8.17.         Protection of Intellectual Property. Each Credit Party shall (a) protect, defend and maintain the validity and enforceability of any Intellectual Property material to the conduct of its business and (b) not allow any Intellectual Property material to such Credit Party's business to be abandoned, forfeited or dedicated to the public without Agent's prior written consent. Each Credit Party shall at all times conduct its business without knowingly infringing, misappropriating, diluting, violating, or otherwise impairing the Intellectual Property of any other Person in any material respect. Each Credit Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee that are material to such Credit Party's business, and shall observe and perform, in all material respects, all of the conditions and obligations to be observed and performed by it thereunder. None of Agent or any Lender shall have any obligation or liability under any such license by reason of or arising out of any Loan Document, the granting of a Lien, if any, in such license or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such license.

8.18.         Collateral Access Agreements. Subject to any applicable time periods provided under Section 4.3, unless otherwise agreed to by Agent in writing, Parent and Company shall use commercially reasonable efforts to obtain and deliver to Agent a Collateral Access Agreement with respect to any real Property (other than real Property owned by such Credit Party)  that is Parent or Company's principal place of business, where such Credit Party's books or records are maintained.

8.19.         Disclosure Updates. Each Credit Party will, promptly and in no event later than five (5) Business Days after a Senior Officer obtains knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or any Lender pursuant to this Agreement contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

8.20.         Compliance with Administrative Services Documents.

(a)            Each applicable Credit Party (other than the Parent) shall at all times (i) perform and observe all of the material covenants under the Administrative Services Documents to which it is a party, (ii) take reasonable actions to enforce all of its rights thereunder, and (iii) maintain the Administrative Services Documents to which it or any of its Subsidiaries is a party in full force and effect in accordance with its terms.

(b)            Each applicable Credit Party (other than the Parent) may enter into Administrative Services Documents so long as (i) the applicable Administrative Services Documents shall be in form substantially similar to those in effect on the Closing Date other than with respect to any modifications required by Law, or otherwise in form and substance reasonably acceptable to Agent, (ii) such Credit Party's right, title and interest therein is collaterally assigned to the Agent within thirty (30) days after the effective date thereof and (iii) the Equity Interests of the applicable Supported Practice shall be subject to an effective Equity Transfer Restriction Agreement.

SECTION 9.

Financial Covenants

Until and including the Termination Date, Borrowers agree, with respect to Parent and its Subsidiaries on a consolidated basis:

9.1.           Pro Forma Consolidated Revenues. Commencing on March 31, 2021, and as of the last day of each fiscal quarter thereafter, to maintain Pro Forma Consolidated Revenues for each such fiscal quarter of not less than 80% of the Projected Revenues for such fiscal quarter.

9.2.           Minimum Qualified Cash. Commencing March 31, 2021, and as of the last day of each fiscal quarter thereafter, maintain Qualified Cash, calculated as the daily average of Qualified Cash for the 30 days ended on such date, of not less than $3,500,000.

SECTION 10.

Negative Covenants

On the Closing Date and at all times thereafter until and including the Termination Date, each of Parent and each other Credit Party agrees not to (and not to permit its Subsidiaries to):

10.1.         Liens and Encumbrances. Mortgage, collaterally assign, pledge or otherwise permit any Lien to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.

10.2.         Indebtedness. Incur or create any Indebtedness other than the Permitted Indebtedness.

10.3.         Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any assets, except for Permitted Dispositions.

10.4.         Corporate Change. (a) Merge, amalgamate or consolidate with any other entity, (b) change its name or principal places of business, or (c) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction; provided that (i) any Credit Party (other than Parent) may merge, amalgamate or consolidate with any other Credit Party (other than Parent), so long as, if a Borrower is a party to any merger, amalgamation or consolidation, a Borrower is the survivor of such merger, amalgamation or consolidation, (ii) any Credit Party may change its name, its principal place of business, its jurisdiction of organization, its chief executive office, its registered office or the location of any of its Collateral so long as such Credit Party provides Agent with not less than thirty (30) days' prior written notice thereof as set forth in Section 14.7 and executes and delivers to Agent, prior to making such change, all documents and agreements reasonably requested by Agent.

10.5.         [Reserved].

10.6.         Restricted Payments. Declare, order, pay, make, or set apart any sum for any, Restricted Payment; provided that the foregoing shall not restrict or prohibit dividends or distributions or other Restricted Payments, directly or indirectly:

(a)            by any Subsidiary of any Credit Party to such Credit Party (other than Parent) at any time and in any amount;

(b)            that constitute reimbursement for reasonable operating expenses (i.e., administrative and corporate maintenance, exchange fees, etc.) of Parent for actions permitted by the terms and provisions of Section 10.15 hereof; provided that (x) at any time an Event of Default under Section 11.1(a) has occurred and is continuing, such payments shall be prohibited until such time as such Event of Default is cured and Agent authorizes in writing any such payments and (y) such payments shall not exceed $500,000 in the aggregate in any fiscal year; and

(c)            that constitute conversion by Parent of its convertible Equity Interests (including warrants) into other Equity Interests (other than Disqualified Equity Interests) issued by Parent pursuant to the terms of such convertible securities or otherwise in exchange thereof or conversion of subordinated debt issued by Parent into Equity Interests (other than Disqualified Equity Interests) issued by Parent pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement;

(d)            that are solely in the form of common Equity Interests of the Issuer;

(e)            that are cash payments in lieu of fractional shares;

(f)             that are repurchases by Parent of Equity Interests issued by Parent pursuant to stock option, award and other compensation arrangements and which are approved by Parent's board of directors, not in excess of $500,000 each year;

(g)            that are distributions to minority equity owners of any Subsidiary of the Company in accordance with the Organization Documents of such Credit Party so long as any corresponding ratable distribution required to be paid to a Credit Party is made concurrently; or

(h)            that constitute payments in respect of the Achieve TMS Earn-Out, solely to the extent such payments are permitted to be made under any applicable Subordination Agreement or other applicable subordination provisions, and so long as, (x) no Default or Event of Default exists or would result from the payment thereof, and (y) after giving effect to such payment, Qualified Cash shall not be less than $6,000,000.

10.7.         Investments. (i) Create any new Subsidiary unless it joins this Agreement pursuant to Section 8.15, or (ii) make any advance or loan to, or any Investment in, any Person other than Permitted Investments, or (iii) acquire all or substantially all of the assets of, or any capital stock or any Equity Interests in, any Person, other than Permitted Investments.

10.8.         Related Party Transactions. Enter into any transaction, including any purchase, sale, lease, loan or exchange of Property, with any shareholder, officer, director, or Affiliate of any Credit Party (except another Borrower or another Credit Party), other than: (a) to the extent otherwise specifically permitted by the terms and provisions of this Agreement, (b) those transactions described on Schedule 10.8, (c) such transaction otherwise complies with the provisions of this Agreement, and (d) so long as (i) such transaction is for the sale of goods or services rendered in the Ordinary Course of Business and pursuant to the reasonable requirements of the Credit Parties, as the case may be, and upon fair and reasonable terms, no less favorable to such Person than such Person could obtain in a comparable arms-length transaction with an unrelated third party (as reasonably determined by the Credit Parties), and (ii) no Default or Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur immediately after giving effect to such transaction and (e) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Parent's board of directors.

10.9.         Business Conducted. Engage in any line of business substantially different from those lines of business conducted by the Credit Parties on the Closing Date or any business reasonably related, complementary, corollary, synergistic or ancillary thereto or reasonable extensions thereof.

10.10.       Prohibited Uses of Proceeds. Use the proceeds of any Loan made under this Agreement, directly or indirectly, in violation of any applicable Law or regulation, including Regulation U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or to purchase or carry any Margin Stock.

10.11.       Compliance with Anti-Terrorism Laws, Sanctions. Agent and Lenders hereby notify Parent and Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent's policies and practices, Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies the Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent and Lenders to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any dealing or transaction (i) with any Blocked Person or any Person listed on the OFAC Lists, (ii) with any Person, or in any country or territory, that is, or whose government is, the subject of Sanctions, (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise), or (iv) directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA, the Corruption of Foreign Public Official Act (Canada) (as amended) or any other applicable anti-corruption law. Each Credit Party shall immediately notify Agent and Lenders if such Credit Party has knowledge that any Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the Transactions is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

10.12.       Credit Parties' Statements. Furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make such certificate or other document not materially misleading in light of the circumstances under which it was furnished.

10.13.       [Reserved].

10.14.       Payroll Accounts. Maintain a greater balance in any payroll account than is necessary to support such Credit Party's current payroll and payroll for one additional payroll cycle (bi-monthly or weekly as applicable).

10.15.       [Reserved].

10.16.       Amendments. Directly or indirectly, terminate, amend, modify, or change any of the terms or provisions of any (a) Material Contract except to the extent that such termination, amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Agent or any Lender, (b) the Organizational Documents of any Credit Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent or any Lender or (c) agreement, instrument or other document relating to any Subordinated Debt, if such modification is prohibited by the applicable Subordination Agreement or subordination provisions.

10.17.       Inconsistent Agreements. Enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by a Borrower hereunder or by the performance by any Credit Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Credit Party from granting to Agent and Lenders a Lien on any of its assets (other than (i) restrictions or conditions imposed by any agreement relating to Permitted Purchase Money Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Permitted Purchase Money Indebtedness and (ii) customary provisions in leases and other contracts restricting the assignment thereof) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Credit Party to (i) pay dividends or make other distributions to any other Credit Party, or pay any Indebtedness owed to Parent or any Subsidiary of Parent, (ii) make loans or advances to any other Credit Party or (iii) transfer any of its assets or properties to any other Credit Party.

10.18.       Fiscal Year. Change its fiscal year (other than, with respect to any Subsidiary acquired after the Closing Date, to match the Parent's fiscal year).

10.19.       Canadian Pension Plans. None of the Credit Parties shall, without the consent of the Lenders, maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

SECTION 11.

Events of Default and Remedies

11.1.         Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

(a)            the failure of the Credit Parties to pay any (i) principal payable under this Agreement or any other Loan Document when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, or (ii) interest, fees or other amount (other than principal) payable under this Agreement or any other Loan Document when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such non-payment (in whole or in part) referred to under this clause (ii) for a period of one (1) Business Day;

(b)            if any representation, warranty or certification made or deemed made by any Credit Party to Agent or any Lender herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(c)            the breach or violation by any Credit Party of any covenant contained in Section 2.6, Section 4.3, Section 8.1, Section 8.2 Section 8.3, Section 8.4, Section 8.6, Section 8.8, Section 8.10, Section 8.12, Section 8.13, Section 8.15, Section 8.16, Section 8.20, Section 8.21, Section 9; or Section 10;

(d)            the breach or violation by any Credit Party of any covenant contained in this Agreement (other than those referred to in Sections 11.1(a) and (c) above), and the continuance of such breach or violation unremedied for a period of thirty (30) days;

(e)            the cessation of the business of any of the Credit Parties, or the calling of a meeting of the creditors of any Credit Party for purposes of compromising its debts and obligations;

(f)             any of the Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

(g)            the occurrence of any event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) any Subordinated Debt, or (ii) other Indebtedness of the Credit Parties (or any of them) having a principal amount in excess of $1,000,000, in each case the result of which is to permit acceleration of the maturity of any such Indebtedness or require such Indebtedness to be repaid prior to its stated maturity;

(h)            the failure of any Credit Party to generally meet its debts as those debts mature;

(i)             (i) the commencement by any Credit Party or Supported Practice of any bankruptcy, insolvency, arrangement, moratorium, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal, state, provincial or territorial law; or (ii) the commencement against any Credit Party or Supported Practice of any bankruptcy, insolvency, arrangement, moratorium, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal, state, provincial or territorial law by creditors of any of them, but only if such proceeding is not dismissed or vacated within sixty (60) days after commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Credit Party or Supported Practice;

(j)             the occurrence of any ERISA Event that could reasonably be expected to give rise to a payment liability of any Credit Party in excess of $1,000,000;

(k)            a Canadian Pension Termination Event occurs or exists or a Lien arises in respect of a Canadian Pension Plan (save for contribution amounts not yet due) which would reasonably be expected to result in a Material Adverse Effect;

(l)             the Credit Parties (or any of them) shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt, if such modification is prohibited by the applicable Subordination Agreement or applicable subordination provisions;

(m)           a Change of Control shall occur;

(n)            a final judgment for the payment of money in excess of $1,000,000 shall be rendered against the Credit Parties (or any one of them) (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and either (i) within thirty (30) days after the entry of such judgment, such judgment shall not have been discharged or stayed pending (or if stayed appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal), or (ii) enforcement proceedings shall be commenced by any holder of such judgment;

(o)            any Guarantor shall attempt to terminate its Guaranty Agreement or deny that such Guarantor has any liability thereunder, or any Guaranty Agreement shall be declared null and void and of no further force and effect; or

(p)            any Credit Party or Supported Practice shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has had, or could reasonably be expected to have or result in, a Material Adverse Effect by virtue of any enforceable determination, ruling, decision, decree, ordinance or order of any court of competent jurisdiction, Government Authority or municipality having jurisdiction over such Credit Party or Supported Practice.

(q)            any Government Authority shall make a final non-appealable determination that one or more Administrative Services Documents pertaining to one or more Supported Practices is invalid or unenforceable (unless, within thirty (30) days after such determination, such invalid or unenforceable documents are replaced by Administrative Services Documents that comply with the provisions of Section 8.20) and such determination has had, or would reasonably be expected to have or result in, a Material Adverse Effect.

11.2.         Remedies with Respect to Outstanding Loans. Upon the occurrence of a Default or an Event of Default, at the option of Agent or Required Lenders, all loans, advances and extensions of credit provided for in this Agreement thereafter shall be made in Agent's and Lenders' discretion, and, in any event, the obligation of Agent and Lenders to make additional Loans shall cease unless such Default is cured or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, Agent may, at its option, and Agent shall, upon the request of Required Lenders, (a) declare all Obligations immediately due and payable, (b) charge Borrowers the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 5.1 of this Agreement, and (c) immediately terminate Agent's and Lenders' Commitments upon notice to Borrowers. Notwithstanding the foregoing, (x) Agent's and Lenders' respective Commitments automatically shall terminate without any declaration, notice or demand by Agent or Lenders upon the commencement of any proceeding described in clause (ii) of Section 11.1(i) and (y) Agent's and Lenders' obligations to Borrowers under this Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by Agent or Lenders, upon the commencement of any proceeding described in clause (i) of Section 11.1(i) or the occurrence of an Event of Default described in clause (ii) of Section 11.1(i). The exercise of any option is not exclusive of any other option that may be exercised at any time by Agent or Lenders.

11.3.         Remedies with Respect to Collateral. Immediately after the occurrence and during the continuance of an Event of Default, Agent may, at its option, and Agent shall, upon the request of Required Lenders, to the extent permitted by applicable Law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and Agent may use, at Borrowers' expense, such of Borrowers' personnel, supplies or space at any Borrower's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Credit Parties (or any of them), Lenders or Agent on behalf of Lenders, and generally shall have all other rights respecting the Accounts, including the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Credit Parties (or any of them) or Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Agent's sole option and discretion, and Agent, on behalf of Lenders, may bid or become a purchaser at any such sale (to the extent permitted by applicable Laws), free from any right of redemption, which right is hereby expressly waived by the Credit Parties; (d) foreclose Agent's security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided at law, in equity, by contract or otherwise. Agent shall have the right, without notice or advertisement but subject to applicable Law, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Credit Parties (or any of them) or Agent, on behalf of Lenders, or in the name of such other party as Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Agent in its sole discretion may deem advisable, and Agent shall have the right to purchase at any such sale on behalf of Lenders (to the extent permitted by applicable Laws). If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Agent shall have the right, at its option and subject to applicable Law, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Agent shall deem appropriate. The Credit Parties agree, at the request of Agent and subject to applicable Law, to assemble the Inventory and Equipment, and to make it available to Agent at premises of the Credit Parties or elsewhere and to make available to Agent the premises and facilities of the Credit Parties for the purpose of Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by Law, it is agreed that ten (10) days' notice shall constitute reasonable notification. The proceeds resulting from Agent's exercise of any of the foregoing rights shall be applied by Agent to the payment of the Obligations in the order set forth in Section 11.4 hereof, and the Credit Parties shall remain liable to Agent and Lenders for any deficiencies, and Agent, in turn, agrees to remit to the Credit Parties or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of Agent or Lenders under applicable Law or the other Loan Documents, all of which shall be cumulative.

11.4.         Application of Proceeds. Following the occurrence of an Application Event, Agent shall apply payments received in respect of the Obligations and the proceeds resulting from Agent's exercise of any of the foregoing rights to the payment of the Obligations in the following order: (a) first, to all unpaid Out-of-Pocket Expenses; (b) second, to all accrued and unpaid fees owed to Agent and Lenders; (c) third, to accrued and unpaid interest on the Obligations; (d) fourth, to the unpaid principal amount of the Obligations; (e) fifth, to any remaining unpaid Obligations; and (f) sixth, to Borrowers or whoever else may be lawfully entitled thereto.

11.5.         General Indemnity; Release.

(a)            In addition to the Credit Parties agreement to reimburse Agent for Out-of-Pocket Expenses, but without duplication, each of the Credit Parties hereby agrees, on behalf of itself and of its successors (including any receiver, trustee, interim receiver, monitor or similar officer acting on behalf of such Credit Party and any debtor-in-possession with respect to such Credit Party), to indemnify Agent and Lenders, and each of their respective Affiliates, officers, directors, employees, attorneys and agents and their respective successors, heirs and assigns (each, an "Indemnified Party") from, and to defend and hold each Indemnified Party harmless against, any and all actual and out-of-pocket: losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable and documented out-of-pocket fees of one firm of counsel to Agent and one firm of counsel to all other Indemnified Parties, taken as a whole, and, if reasonably necessary, firm of local counsel to Agent and one firm of local counsel to all other Indemnified Parties, taken as a whole, in each material relevant jurisdiction, and solely in the case of an actual or perceived conflict of interest, where the Indemnified Party affected by such conflict inform Borrower Representative of such conflict and thereafter retains its own counsel, one additional firm of counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Parties) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party asserting any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other Loan Document, the Obligations or any Collateral; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. All amounts due under this Section 11.5 shall be paid promptly (but in any event not later than thirty (30) days) after demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided further, however, that such Indemnified Party shall promptly refund such amount to the extent that there is a final non-appealable judgment by a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 11.5. This indemnification shall survive the Termination Date.

(b)            To the fullest extent permitted by applicable Law, in consideration of Agent and Lenders entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which each Credit Party hereby acknowledges, each of the Credit Parties hereby agrees, on behalf of itself and of its successors (including any receiver, trustee, interim receiver, monitor or similar officer acting on behalf of such Credit Party and any debtor-in-possession with respect to such Credit Party) (collectively, the "Releasors"), hereby forever releases, discharges and acquits Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys and agents and their respective successors, heirs and assigns (collectively, the "Releasees") from any and all claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity), indebtedness and obligations (collectively, "Claims") of every type, kind, nature, description or character, including any so-called "lender liability" claims or defenses, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen, are now existing or hereafter arise, or which could, might or be claimed to exist, of whatever kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, each as though fully set forth herein at length, which may in any way arise out of, are connected with or in any way relate to actions or omissions which occurred on or prior to the date hereof with respect to this Agreement, the Obligations, any Collateral or any other Loan Document. This provision shall survive the Termination Date.

11.6.         Authority. If an Event of Default shall have occurred and is continuing, the Credit Parties hereby authorize Agent, or any Person or agent which Agent may designate, at the Credit Parties' cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the Termination Date to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Agent or the Credit Parties (or any of them), any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to the Credit Parties (or any of them), and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (c) request from customers indebted on Accounts at any time, in the name of Agent, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of the Credit Parties (or any of them), any certified public accountant designated by Agent or any other designee of Agent, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Agent's interest therein and to notify customers indebted on Accounts to make payment directly to Agent for Borrowers' account; and/or (f) take or bring, in the name of Agent, Lenders, or the Credit Parties (or any of them), all steps, actions, suits or Proceedings deemed by Agent necessary or desirable to enforce or effect collection of the Accounts.

SECTION 12.

Agency

12.1.         Appointment of Agent; Powers. Each Lender hereby irrevocably designates and appoints Oxford to act as Agent for such Lender under this Agreement and the other Loan Documents, and irrevocably authorizes Oxford, as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Agreement, Agent is acting solely as an agent of Lenders, and Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with the Credit Parties or any Lender. Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents, or otherwise exist against Agent.

For the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Lenders hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the "Hypothecary Representative"), and to enter into, to take and to hold on behalf of the Lenders, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Hypothecary Representative under any related deed of hypothec. The Hypothecary Representative shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Hypothecary Representative pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and the Credit Parties. Any Person who becomes a Lender shall, by its execution of an Assignment and Transfer Agreement, be deemed to have consented to and confirmed the Hypothecary Representative as the Person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Hypothecary Representative in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitutes the substitution of the Hypothecary Representative. Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Agent in this Agreement, which shall apply mutatis mutandis to Agent acting as Hypothecary Representative.

12.2.         Delegation of Agent's Duties. Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

12.3.         Disclaimer of Agent's Liabilities. Neither Agent nor any of its Affiliates, or its or its Affiliates' officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by Agent or such Person under or in connection with this Agreement and the other Loan Documents (except for Agent's or such Person's gross negligence or willful misconduct). Without limiting the generality of the foregoing, Agent shall not be liable to Lenders for (a) any recital, statement, representation or warranty made by the Credit Parties or any officer thereof contained in (i) this Agreement, (ii) any other Loan Document or (iii) any certificate, report, audit, statement or other document referred to or provided for in this Agreement or received by Agent under or in connection with this Agreement, (b) the value, validity, effectiveness, enforceability or sufficiency of this Agreement, the other Loan Documents or Agent's security interests in the Collateral, (c) any failure of the Credit Parties to perform their respective obligations under this Agreement and the other Loan Documents, (d) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (e) Agent's delay in the collection of the Obligations or enforcing Agent's rights against the Credit Parties, or the granting of indulgences or extensions to the Credit Parties, or any account debtor of the Credit Parties, or (f) any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Credit Parties contained in this Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of the Credit Parties at any time.

12.4.         Reliance and Action by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts. In addition, Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, statement, order or other document believed by Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper Person or Persons. Agent shall be fully justified in taking or refusing to take any action under this Agreement and the other Loan Documents unless Agent (a) receives the advice or consent of Lenders or Required Lenders, as the case may be, in a manner that Agent deems appropriate, or (b) is indemnified by Lenders to Agent's satisfaction against any and all liability, cost and expense which may be incurred by Agent by reason of taking or refusing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of all Lenders or Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

12.5.         Events of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than a payment Event of Default under Section 11.1(a)) unless Agent has received written notice from the Credit Parties or a Lender describing such Default or Event of Default with specificity. In the event that Agent receives such a notice, Agent shall promptly give notice thereof to all Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, Agent may require indemnification from Lenders under Section 12.7 prior to taking such action, (b) under no circumstances shall Agent have an obligation to take any action that Agent believes in good faith would violate any Law or any provision of this Agreement or the other Loan Documents, and (c) unless and until Agent shall have received direction from Lenders or Required Lenders, as the case may be, Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as Agent shall deem advisable and in the best interests of Lenders.

12.6.         Lenders' Due Diligence. Each Lender expressly acknowledges that neither Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Agreement or the financial condition of the Credit Parties, and such Lender agrees that no action taken by Agent hereafter, including any review of the business or financial affairs of the Credit Parties, shall be deemed to constitute a representation or warranty by Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of or investigation into the business, operations, property, financial condition and creditworthiness of the Credit Parties, and made its own decision to enter into this Agreement. Each Lender agrees, independently and without reliance upon Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Credit Parties.

12.7.         Right to Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), according to their respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of (a) this Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or willful misconduct.

12.8.         Other Transactions. Agent and any Lender may make loans to and generally engage in any kind of business with Borrowers, as though Agent or such Lender were not Agent or a Lender hereunder. With respect to loans made by Agent under this Agreement as a Lender, Agent shall have the same rights and powers, duties and liabilities under this Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it were Agent, and the terms "Lender" and "Lenders" shall include Agent in its individual capacity as such.

12.9.         Resignation of Agent. Agent may resign as Agent upon thirty (30) days' notice to Lenders and Borrower Representative, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by Required Lenders, subject, in the absence of an Event of Default, to the prior written consent of Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) the date on which such 30-day period expires. If Agent provides Lenders and Borrower Representative with notice of its intention to resign as Agent, Required Lenders agree to appoint a successor to Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of Agent, and the term "Agent" means such successor effective upon its appointment. Upon the effective date of an Agent's resignation, such Agent's rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement (except that in the case of any collateral security held by Agent on behalf of Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed). After an Agent's resignation hereunder, the provisions of this Section 12 shall continue to inure to such Agent's benefit as to any actions taken or not taken by such Agent while acting as Agent.

12.10.       Copies of Statements and Financial Information. Agent shall forward to each Lender a copy of the monthly loan account statement delivered by Agent to Borrowers. In addition, Agent agrees to provide Lenders with copies of all financial statements, projections and business plans of Borrowers that Agent receives from Borrowers or their advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

12.11.       Payments of Principal, Interest and Fees. After Agent's receipt of any principal payments, or any interest and fees earned under this Agreement, Agent agrees to remit promptly to Lenders its respective Pro Rata Percentages of:

(a)            fees payable by Borrowers hereunder, provided that except as otherwise set forth herein, Lenders shall not share the fees required to be paid pursuant to Section 5 of this Agreement, and (ii) the Unused Delayed Draw Term Loan Commitment Fee shall be payable to the Lenders holding Delayed Draw Term Loan Commitments during the time such fee accrued; and

(b)            principal and interest paid on the applicable Term Loans.

SECTION 13.

Guaranty

13.1.         The Guaranty. Each Guarantor hereby guarantees to each Lender and Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the "Guaranteed Obligations").

Subject to Section 13.6 and the last sentence of this Section 13.1 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guaranteed Obligations to be paid when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any other applicable Law), the Guarantors will, upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower becoming the subject of a case under the Bankruptcy Code or any other applicable Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the greatest amount that would not render such obligations subject to avoidance under the Bankruptcy Code or any other applicable Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, arrangement, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

13.2.         Obligations Unconditional. The Guaranteed Obligations of each Guarantor under Section 13.1 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Section 13 until the Termination Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:

(a)            at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)            the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien granted to, or in favor of, Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected;

(e)            any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f)            any other action or inaction shall occur that might constitute a surety defense (other than payment in full of the Obligations).

13.3.         Reinstatement. The Guaranteed Obligations of any Guarantor under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.4.         Waivers. Each Guarantor hereby waives, to the fullest extent permitted by law, for the benefit of Agent and Lenders: (a) any right to require Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of Agent and Lenders whatsoever, and each Guarantor hereby waives the benefits of discussion and division; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon Agent's or any Lender's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent and Lenders protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under any Loan Document, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 13.2 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Obligations). Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation to the extent permitted by Section 13.2.

13.5.         Remedies. Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and Agent and Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 13.1. Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Loan Documents and that Agent and Lenders may exercise their remedies thereunder in accordance with the terms thereof.

13.6.         Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty such that its Aggregate Payments (as defined below) exceed its Fair Share (as defined below) as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts (as defined below) with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law or any other applicable Law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 13.6, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 13.6), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 13.6. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 13.6 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 13.6 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.

13.7.         Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 13 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.

13.8.         Subordination of Other Obligations. Any Indebtedness (including any right of subrogation or contribution) of any Borrower or any Guarantor now or hereafter owing to any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent for its benefit and the benefit of Lenders and shall forthwith be paid over to Agent for its benefit and the benefit of Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

SECTION 14.

Miscellaneous

14.1.         Termination. Except as otherwise provided in Section 11.2 hereof, Required Lenders (acting through Agent) may terminate this Agreement only as of the Maturity Date. Borrowers, or any one of them, may terminate this Agreement at any time prior to the Maturity Date by written notice to Agent and in accordance with the terms of Section 3.3(a). A termination by one Borrower shall be deemed to be a termination by all Borrowers. All Obligations (other than unasserted contingent indemnification and reimbursement Obligations) shall become due and payable in full on the earlier of the (a) Maturity Date or (b) Early Maturity Date. All Commitments shall terminate upon termination of this Agreement. All of Agent's and Lenders' rights, Liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Agreement until the Termination Date; provided that upon the Termination Date, all of Agent's Liens and security interests in the Collateral shall be automatically released and terminated and Agent shall, upon the request and at the expense of Borrowers, forthwith execute and deliver (or otherwise authorize the filing of) UCC and PPSA termination statements and/or other documents reasonably requested by Borrowers evidencing such termination, including Lien releases, discharges of security interests, terminations of deposit account control agreements, re-assignments or releases of Trademarks, Copyrights and Patents, and other similar discharge or release documents (in recordable form, if applicable). Upon the request and at the reasonable expense of Borrowers, Agent shall promptly execute and deliver a customary payoff letter, in a form reasonably satisfactory to Agent and Borrowers, setting forth the amounts required to be paid in order to effectuate the Termination Date.

14.2.         Waivers. Borrowers hereby waive diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by Agent shall be effective unless such waiver is in writing and signed by Agent and Required Lenders. No delay or failure of Agent or Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by Agent or Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

14.3.         Entire Agreement; Control. This Agreement and the other Loan Documents: (a) constitute the entire agreement among Borrowers, Agent and/or Lenders; and (b) supersede any prior agreements (including the agreements set forth in the Proposal Letter and any confidentiality agreement). Should the provisions of any other Loan Document conflict with the provisions of this Agreement, the provisions of this Agreement shall apply and govern.

14.4.         Usury Limit; Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

(a)            In no event shall Borrowers, upon demand by Agent for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by applicable Law. Regardless of any provision herein or in any agreement made in connection herewith, Agent and Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable Law. If Agent or Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Borrowers. This Section 14.4 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

(b)            Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that (i) a court of competent jurisdiction finally determines that the calculation or determination of interest payable by a Credit Party in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, or (ii) the Interest Act (Canada) otherwise applies: whenever interest payable by a Credit Party is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation. Each Credit Party confirms that it understands and is able to calculate the rate of interest applicable to its Obligations based on the methodology for calculating per annum rates provided in this Agreement.

(c)            In no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time (the "Criminal Code Section")) payable (whether by way of payment, collection or demand) by any Credit Party or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section and the amount of such payment or collection shall be refunded by the Agent and Lenders to the Credit Parties with such "interest" deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section to result in a receipt by the Agent or such Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amounts or rates of interest required to be paid to the Agent or that Lender; and then, by reducing any fees, charges, expenses and other amounts required to be paid to the Agent or Lender which would constitute "interest". Notwithstanding the foregoing, and after giving effect to all such adjustments, if the Agent or any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the relevant Credit Parties shall be entitled, by notice in writing to the Agent or affected Lender, to obtain reimbursement from the Agent or that Lender in an amount equal to such excess. For the purposes of this Agreement and each other Loan Document to which any Credit Party is a party, the effective annual rate of interest payable by the Credit Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by the Agent for the account of Credit Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(d)            Any provision of this Agreement that would oblige any Credit Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Credit Party with respect to such portion of the Obligations, which shall be required to pay interest on money in arrears with respect thereto (and not other Obligations) at the same rate of interest payable on principal money not in arrears.

14.5.         Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

14.6.         WAIVER OF JURY TRIAL; SERVICE OF PROCESS; CONSEQUENTIAL DAMAGES.

(a)            TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CREDIT PARTIES, AGENT AND LENDERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS FOR NOTICE FOR BORROWER REPRESENTATIVE PURSUANT TO SECTION 14.7 BELOW.

(b)            IN NO EVENT WILL AGENT OR LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

14.7.         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth below (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative:

if to Agent, at:

Oxford Finance LLC
115 S. Union Street, Suite 300
Alexandria, Virginia 22314
Attn: Portfolio Manager (TMS NeuroHealth Centers Inc.)
Telecopier No.: [***]

with a copy to:
Oxford Finance LLC
115 S. Union Street, Suite 300
Alexandria, VA 22314
Attn: John Toufanian, Chief Legal Officer
Telecopier No.: [***]

with a copy to:
Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, IL 60603
Attn: Christopher M. Swartout, Esq.
Telecopier No.: [***]

if to the any Credit Party, to Borrower Representative at:
Greenbrook TMS Inc.
8405 Greensboro Drive, Suite 425
Tysons Corner, Virginia 22102
Attn: Bill Leonard, Chief Executive Officer
Telecopier No.: [***]
Email: [***]

with a copy to:
Greenbrook TMS Inc.

890 Yonge Street, 7th Floor
Toronto, Ontario M4W 3P4

Attn: Aniss Amdiss, General Counsel
Email: [***]

with a copy to:

Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, NY 10036-7703
Attn: Darien Leung, Esq.
Telecopier No.: [***]
Email: [***]

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 14.7.

14.8.         CHOICE OF LAW; VENUE. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION. EACH CREDIT PARTY, EACH LENDER AND AGENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.9.         Publications. No Credit Party will in the future issue any press releases or other public disclosure using the name "Oxford Finance LLC" or any other Lender or referring to this Agreement or the other Loan Documents without at least two (2) Business Days' prior notice to Oxford or such Lender, as applicable, and without the prior written consent of Oxford or such Lender, as applicable, unless (and only to the extent that) such Credit Party is required to do so under applicable Law and then, in any event, such Credit Party will consult with Oxford or such Lender, as applicable, before issuing such press release or other public disclosure to the extent not prohibited by applicable Law. Each Credit Party expressly consents to and authorizes disclosure by Agent and Lenders of customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services. Each Credit Party and each Lender hereby authorizes Agent, at its own expense, to make appropriate announcements of the financial arrangement entered into among the Credit Parties, Agent and Lenders pursuant to this Agreement, including announcements which are commonly known as "tombstones", in such publications and to such parties as Agent shall in its sole and absolute discretion deem appropriate.

14.10.       Counterparts; Effectiveness of Facsimile Documents and Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the parties. Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

14.11.       Assignments; Participations.

(a)             Assignments.

(i)            No Borrower shall have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

(ii)            Any Lender may make, carry or transfer Loans at, to or for the account of, any Affiliate of such Lender.

(iii)            Each Lender may, with the consent of Agent but without the consent of any other Lender or Credit Party, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Transfer Agreement, and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Hundred Thousand and No/100 Dollars ($500,000.00) (or, if less, all of the assignor's remaining Loans and Commitments). Upon such execution and delivery of the Assignment and Transfer Agreement to Agent, from and after the date specified as the effective date in the Assignment and Transfer Agreement, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Transfer Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Transfer Agreement, relinquish its rights (other than any rights it may have pursuant to this Agreement which by their terms will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Transfer Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(iv)            By executing and delivering an Assignment and Transfer Agreement, the assignee thereunder confirms and agrees as follows: (a) other than as provided in such Assignment and Transfer Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents, (b) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of its obligations under this Agreement, (c) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 8.8 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Transfer Agreement, (d) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (e) such assignee appoints and authorizes Agent (including its capacity as the Hypothecary Representative) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (f) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v)            Agent shall maintain (acting solely for this purpose as a non-fiduciary agent of Borrowers) at its address referred to in Section 14.7 of this Agreement a copy of each Assignment and Transfer Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders, the Commitments of each Lender and principal and any stated interest amount of the Loans owing to, each Lender from time to time (collectively, the "Register"). No assignment of any rights or obligations under or in respect of the Loans or the Promissory Notes evidencing such Loans shall be effective unless and until Agent shall have recorded the assignment in the Register, and the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Transfer Agreement shall be available for inspection by Borrowers, Agent or any Lender at any reasonable time and from time to time upon reasonable prior written notice. Each Borrower hereby designates Agent to serve as such Borrower's agent solely for purposes of maintaining the Register (the "Register") as provided in this Section, and each Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees shall constitute an Indemnified Party under Section 11.5. At the request of the registered Lender, the Registrar shall note a collateral assignment of a Loan in favor of an Eligible Assignee on the Register and, provided that the Registrar has been given the name and address of such collateral assignee and such assignee is an Eligible Assignee, the Registrar (i) shall not permit any further transfers of any Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of such Loan on the Register to such collateral assignee (or such collateral assignee's designee, nominee or assignee that is also an Eligible Assignee) upon written request by such collateral assignee. It is intended that the Register be maintained such that the Loans are in "registered form" for the purposes of the Code.

(vi)            Upon its receipt of an Assignment and Transfer Agreement executed by an assigning Lender, Agent shall, if such Assignment and Transfer Agreement has been completed and is in substantially the form of Exhibit A hereto, (a) accept such Assignment and Transfer Agreement, (b) record the information contained therein in the Register and (c) give prompt notice thereof to Borrower Representative if such Assignment and Transfer Agreement is to a Person that is not a Lender or an Affiliate of a Lender. Within five (5) Business Days after its receipt of such notice, each Borrower shall execute and deliver to Agent in exchange for the surrendered Promissory Note or Promissory Notes, a new Promissory Note or Promissory Notes to the order of the assignee in amounts equal to such assignee's Commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new Promissory Note or Promissory Notes to the order of the assigning Lender in an amount equal to the remaining Commitments and outstanding Loans hereunder of such assigning Lender under the terms of this Agreement. Such new Promissory Note or Promissory Notes shall re-evidence the indebtedness outstanding under the old Promissory Note or Promissory Notes and shall be in the aggregate principal amount of such surrendered Promissory Note or Promissory Notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the Promissory Note or Promissory Notes subject to such assignment.

(b)            Participations and Financings.

(i)            Each Lender may sell participations (without the consent of Agent, any Credit Party or any other Lender) to one or more Eligible Assignees (each, a "Participant"), in or to all (or a portion) of its rights and obligations under this Agreement (including all or a portion of the Commitments or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement; (iv) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement; and (v) each such Lender selling such participations complies with the Participant Register provisions described below. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in "registered form" for the purposes of the Code, including under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and no participation shall be transferable except as record in the Participant Register. Such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Each Participant shall be entitled to the benefits of Section 5.9 as if it were a Lender provided that such Participant complies with the form delivery requirements of Section 5.9(e) by providing such forms to the participating Lender.

(ii)            Each Lender may (without the consent of Agent, any Credit Party or any other Lender) transfer, assign, pledge or collaterally assign and grant a security interest in or to all (or a portion) of its rights and obligations under this Agreement in connection with its own financing or securitization transactions, including all rights, benefits, warranties, representations, covenants, indemnities and remedies, and all proceeds of the foregoing, contained in this Agreement and any of the other Loan Documents and, notwithstanding any provision in this Agreement or any other Loan Document to the contrary, there shall be no requirement, limitation or restriction on the ability of each such transferee, pledgee or assignee to foreclose upon and further assign or otherwise transfer all (or a portion) of such rights upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that in each case, no such transfer, pledge or assignment shall be made to any Person that is not an Eligible Assignee, or release such Lender from any of its obligations hereunder or substitute any such transferee, pledgee or assignee for such Lender as a party hereto unless such transferee, pledgee or assignee executes and delivers to Agent, for its acceptance and recording in the Register, an Assignment and Transfer Agreement, and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee.

(iii)            In connection with the efforts of any Lender to assign its rights or obligations or to participate in interests, subject to compliance with applicable Laws, such Lender may disclose any information in its possession regarding the Credit Parties in compliance with Section 14.14.

14.12.       Sharing of Liabilities. In the event that Agent or any Lender is sued or threatened with a suit, action or claim by any Credit Party, or by a creditor, committee of creditors, trustee, receiver, interim receiver, monitor, liquidator, custodian, administrator or other similar official acting for or on behalf of the Credit Parties (or any of them), on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such Person in connection with this Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys' fees paid or incurred in connection therewith (whether by Agent or any Lender), shall be shared proportionately by Lenders according to their respective Pro Rata Percentages, except to the extent that such Person's own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by Agent to collect the Obligations or enforce any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement, shall be shared among Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by Borrowers or from the Proceeds of Collateral. The provisions of this Section 14.12 shall not apply to any Proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Agreement.

14.13.       Exercise of Setoff Rights. The Credit Parties authorize each Lender, and each Lender shall have the right, after the occurrence and during the continuance of an Event of Default, without notice, to setoff and apply against any and all Property of any Credit Party held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Promptly after the exercise of any right to set-off, Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender's outstanding Loans as would be necessary to cause such Lender to share the amount of the property set-off with the other Lenders based on each Lender's Pro Rata Percentage. Each Credit Party agrees, to the fullest extent permitted by applicable Law, that any Lender also may exercise its right to setoff with respect to amounts in excess of such Lender's Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so setoff from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 14.13. Notwithstanding the foregoing, each Lender hereby agrees with each other Lender that no Lender shall independently take any action to enforce or protect its rights arising out of this Agreement or any other Loan Document (including the exercise of any right of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action shall be taken in concert and at the direction of Agent or Required Lenders. Each Lender agrees promptly to notify Borrower Representative, Agent and each other Lender after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

14.14.       Confidentiality. Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, Rating Agencies (as defined below), portfolio management servicers, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process; provided that Agent or such Lender, as applicable, agrees that it will notify Borrower Representative as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by applicable Law, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any Proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.14 to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of Borrower Representative or (h) to the extent such Information (i) becomes publicly available, other than as a result of a breach of this Section 14.14 or (ii) becomes available to Agent or any Lender on a nonconfidential basis from a source other than a Credit Party or Parent (so long as such source is not actually known to Agent or such Lender to be bound by confidentiality obligations to any Credit Party or Parent). Notwithstanding the foregoing, Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the transactions described herein (it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions described herein). For the purposes of this Section 14.14, (i) "Information" means all information received from any Credit Party relating to any Credit Party, Parent or their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party, and any Person required to maintain the confidentiality of Information as provided in this Section 14.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (ii) "Rating Agencies" means Moody's Investor Services, Inc., Standard and Poor's Financial Services LLC, Fitch Ratings Inc., or any other nationally recognized rating agency or service. The obligations of any Person required to maintain the confidentiality of Information as provided in this Section 14.14 shall continue with respect to any item of Information for only so long as the item of Information has or retains a confidential nature, but in no event beyond a period of three (3) years from the Termination Date. In no event shall Agent or any Lender be obligated or required to return any Information or other materials furnished by a Credit Party.

14.15.       Amendments; Agent's Discretionary Rights. No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed by Borrowers and Required Lenders (and, if (x) any amendment, waiver or other modification would increase such Lender's funding obligations in respect of any Loan, by such Lender and (y) the rights or duties of Agent are affected thereby, by Agent); provided that no such amendment, waiver or other modification shall, (a) unless signed by each Lender directly affected thereby, amend or waive Borrowers' compliance with any term or provision of this Agreement, if the effect of such amendment or waiver would be to (i) reduce the principal of, or rate of interest on, the Loans (other than the application of Default Rate of Interest and with respect to any mandatory prepayments under Section 3.3(c)), (ii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iii) extend the Maturity Date or the date fixed for payment of any installment of principal thereof or any interest or fee; or (b) unless signed by each Lender, (i) alter or amend the definition of "Required Lenders", (ii) except as otherwise expressly permitted or required hereunder, release all or substantially all of the Collateral or Guaranties in any transaction or series of related transactions; or (iii) amend any provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder. In all other respects Agent is authorized to take or to refrain from taking any action which Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of Lenders, unless this Agreement specifically requires Borrowers or Agent to obtain the consent of, or act at the direction of, Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Agreement to the contrary, Agent shall have the right in its sole discretion to (i) release any Lien on any property granted to or held by Agent under any Loan Document (1) upon the Termination Date, (2) that is sold or otherwise disposed of as part of or in connection with any sale or other Permitted Disposition permitted hereunder or under any Involuntary Disposition, or (3) as approved in accordance with Section 14.15; (ii) subordinate any Lien on any Property granted to or held by Agent under any Loan Document to the holder of any Lien on such Property securing Permitted Purchase Money Indebtedness; and (iii) amend any provision of this Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein. In the event Agent or Required Lenders terminate this Agreement pursuant to the terms hereof, Agent and Required Lenders agree to cease making additional loans or advances upon the effective date of termination, except for expenses which Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and a change in the principal of, or interest on, the Loans made by such Defaulting Lender and any date fixed for payment of principal of, or interest on, the Loans made by such Defaulting Lender may not be made without the consent of such Lender.

14.16.       Deemed Consent. If a Lender's consent to a waiver amendment or other course of action is required under the terms of this Agreement and such Lender does not respond to any request by Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

14.17.       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable law).

SECTION 15.

Inter-Borrower Provisions; Joint and Several Liability

15.1.         Joint and Several Liability. The Loans made to Borrowers shall be deemed jointly funded to, and received by, Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations directly incurred by each other Borrower, regardless of whether such Borrower actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder. Each Borrower acknowledges and agrees that the joint and several liability of Borrowers is provided as an inducement to Agent and Lenders to provide loans and other financial accommodations to Borrowers, and that each such Loan or other financial accommodation shall be deemed to have been done or extended by Agent and Lenders in consideration of, and in reliance upon, the joint and several liability of Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or Lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives: (i) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including notice of (x) acceptance of this Agreement, (y) the making of Loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Agreement, the other Loan Documents, that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (x) the release of any other Borrower from its duties under this Agreement, the other Loan Documents, or the extension of the time of performance of any other Borrower's duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower's liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above. Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from the Loans made hereunder. Each Borrower shall be jointly and severally liable for all Obligations regardless of, inter alia, which Borrower received proceeds of the Loans.

15.2.         Subrogation and Contribution Rights. Each Borrower hereby agrees that until the Termination Date, such Borrower will not exercise any subrogation, contribution or other right or remedy against any other Borrower or against any security for any of the Obligations arising by reason of such Borrower's performance or satisfaction of its joint and several liability hereunder. In addition, each Borrower agrees that (i) such Borrower's right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Borrower agrees not to demand, sue for or otherwise attempt to collect any such payment until the Termination Date.

15.3.         Certain Borrower Acknowledgments and Agreements.

(a)            Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including their ability to receive the credit extensions under this Agreement and the other Loan Documents on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Credit Facility contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

(b)            Agent and Lenders have advised Borrowers that each of them is unwilling to enter into this Agreement, the other Loan Documents and make available the Credit Facility extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Agent and Lenders to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Credit Facility hereunder and the interest rates and the modes of borrowing available hereunder and thereunder, (ii) because each Borrower may engage in transactions jointly with the other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c)            Each Borrower has determined that it is and, after giving effect to the transactions contemplated by this Agreement, the other Loan Documents (including the inter-Borrower arrangement set forth in this Section 15) will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including the inter-Borrower arrangement set forth in this Section 15) is reasonably equivalent to the Obligations undertaken pursuant hereto.

(d)            Borrower Representative (on behalf of each Borrower) shall maintain records specifying (i) all Obligations incurred by each Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations, and (iv) all inter-Borrower obligations pursuant to this Section 15. Borrower Representative shall make copies of such records available to Agent, upon request.

15.4.         Maximum Amount of Joint and Several Liability. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the primary and secondary nature of the liabilities of Borrowers, and the security interests granted by Borrowers to secure the Obligations directly incurred by any Borrower not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code, as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar Law of any state, nation or other governmental unit, as in effect from time to time or otherwise be rendered invalid or unenforceable due to the nature of the joint and several liability. Accordingly, Agent, Lenders and Borrowers agree that if the obligations and liabilities of any Borrower hereunder or under any Loan Document, or any security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable Law, or would otherwise render Borrower's Obligations or the security interests granted herein invalid or unenforceable, the Obligations of such Borrower hereunder, as well as the security interests securing such Obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such Obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable Law or otherwise result in such invalidity or unenforceability; provided, however, that each Borrower's Obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 15.4 were not a part of this Agreement.

15.5.         Authorization of Borrower Representative by Borrowers. Each Borrower hereby irrevocably authorizes and appoints Borrower Representative, as agent for such Borrower on its behalf, to (i) request Loans from Agent and Lenders, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which Borrower Representative or Borrowers are permitted or required to take under this Agreement, including to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatsoever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Agent and Lenders may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

BORROWERS:	TMS NEUROHEALTH CENTERS INC.

	By:	/s/ William Leonard
	Name:	William Leonard
	Title:	President

PARENT:	GREENBROOK TMS INC.

	By:	/s/ William Leonard
	Name:	William Leonard
	Title:	President

Signature Page to Credit Agreement

GUARANTORS:	GREENBROOK TMS INC.
TMS NEUROHEALTH CENTERS INC.
ACHIEVE TMS ALASKA, LLC
ACHIEVE TMS CENTERS, LLC
GREENBROOK TMS ARLINGTON LLC
GREENBROOK TMS AUSTIN CENTRAL LLC
GREENBROOK TMS AUSTIN NORTH LLC
GREENBROOK TMS BEL AIR LLC
GREENBROOK TMS BLOOMFIELD HILLS LLC
GREENBROOK TMS CARY LLC
GREENBROOK TMS CENTRAL FLORIDA LLC
GREENBROOK TMS CHAPEL HILL LLC
GREENBROOK TMS CHARLOTTE LLC
GREENBROOK TMS CHRISTIANSBURG LLC
GREENBROOK TMS CLEARWATER LLC
GREENBROOK TMS CLEVELAND LLC
GREENBROOK TMS CONNECTICUT LLC
GREENBROOK TMS DURHAM LLC
GREENBROOK TMS EASTERN CONNECTICUT LLC
GREENBROOK TMS EASTERN SHORE, LLC
GREENBROOK TMS EASTON LLC
GREENBROOK TMS FAIRFAX LLC
GREENBROOK TMS FAYETTEVILLE LLC
GREENBROOK TMS FORT BEND LLC
GREENBROOK TMS FREDERICKSBURG LLC
GREENBROOK TMS GREENSBORO LLC
GREENBROOK TMS GREENVILLE LLC
GREENBROOK TMS HOUSTON LLC
GREENBROOK TMS HUNT VALLEY LLC
GREENBROOK TMS LYNCHBURG LLC
GREENBROOK TMS MECHANICSVILLE LLC
GREENBROOK TMS MICHIGAN LLC
GREENBROOK TMS MIDLOTHIAN LLC
GREENBROOK TMS MOORESVILLE LLC
GREENBROOK TMS NEWARK LLC
GREENBROOK TMS NEWPORT NEWS, LLC
GREENBROOK TMS NORTH DETROIT LLC

By:	/s/ William Leonard
Name:	William Leonard
Title:	President

GREENBROOK TMS NORTH RALEIGH LLC
GREENBROOK TMS ROANOKE LLC
GREENBROOK TMS SOUTH CAROLINA LLC
GREENBROOK TMS SOUTHERN ILLINOIS LLC
GREENBROOK TMS SOUTHERN MARYLAND LLC
GREENBROOK TMS ST. LOUIS LLC
GREENBROOK TMS ST. PETERSBURG LLC
GREENBROOK TMS SUFFOLK LLC
GREENBROOK TMS TAMPA LLC
GREENBROOK TMS TOWSON, LLC
GREENBROOK TMS WEST HARTFORD LLC
GREENBROOK TMS WILMINGTON LLC
GREENBROOK TMS WINSTON-SALEM LLC
TMS CENTER OF ALASKA, LLC
TMS NEUROHEALTH CENTERS ANNAPOLIS, LLC
TMS NEUROHEALTH CENTERS ASHBURN, LLC
TMS NEUROHEALTH CENTERS CHARLOTTESVILLE, LLC
TMS NEUROHEALTH CENTERS COLUMBIA, LLC
TMS NEUROHEALTH CENTERS FREDERICK, LLC
TMS NEUROHEALTH CENTERS GLEN BURNIE, LLC
TMS NEUROHEALTH CENTERS GREENBELT, LLC
TMS NEUROHEALTH CENTERS KENSINGTON LLC
TMS NEUROHEALTH CENTERS OWINGS MILLS, LLC
TMS NEUROHEALTH CENTERS RESTON, LLC
TMS NEUROHEALTH CENTERS RICHMOND, LLC
TMS NEUROHEALTH CENTERS ROCKVILLE LLC
TMS NEUROHEALTH CENTERS SERVICES, LLC
TMS NEUROHEALTH CENTERS TYSONS CORNER, LLC
TMS NEUROHEALTH CENTERS VIRGINIA BEACH, LLC
TMS NEUROHEALTH CENTERS WOODBRIDGE, LLC

By:	/s/ William Leonard
Name:	William Leonard
Title:	President

AGENT:	OXFORD FINANCE LLC, as Agent

	By:	/s/ Colette H. Featherly
	Name:	Colette H. Featherly
	Title:	Senior Vice President

LENDERS:	OXFORD FINANCE LLC, as a Lender,

	By:	/s/ Colette H. Featherly
	Name:	Colette H. Featherly
	Title:	Senior Vice President

Delayed Draw Term Loan
Commitment:$15,000,000
Term A Loan Commitment: $15,000,000

EXHIBIT A

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

Reference is made to the Credit and Security Agreement dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement") by and among each of the financial institutions from time to time party thereto as a "Lender" (collectively "Lenders" and each a "Lender"), OXFORD FINANCE LLC, a Delaware limited liability company, as Agent for Lenders (in such capacity, "Agent"), GREENBROOK TMS INC., an Ontario corporation ("Parent"), TMS NEUROHEALTH CENTERS INC., a Delaware corporation (together with such other Persons joined thereto as a borrower from time to time and each of their successors and assigns, each individually a "Borrower" and collectively, the "Borrowers"), and the other Credit Parties party thereto. Capitalized terms used in this Assignment and Transfer Agreement (this "Agreement") and not otherwise defined shall have the meanings given to such terms in the Credit Agreement. This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1.               The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the "Assigned Interest") in and to all of the Assignor's rights and obligations under the Credit Agreement respecting those, and only those, portions of the financing facilities contained in the Credit Agreement as are set forth on Schedule 1 (collectively, the "Assigned Facilities"), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2.               The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the "Loan Documents"), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of Borrowers or any Guarantor, or (y) the performance or observance by Borrowers or any Guarantor of any of their respective obligations under the Credit Agreement or any of the Loan Documents.

Exhibit A – Page 1

3.               The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Credit Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of Borrowers, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iv) appoints and authorizes Agent (including in its capacity as the Hypothecary Representative) to take such action as agent on the Assignee's behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as Lender, (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the IRS certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty, and (vii) represents and warrants that it is an Eligible Assignee.

4.               Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to Agent for acceptance by Agent, effective as of the Effective Date.

5.               Upon such acceptance, from and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by Agent or with respect to the making of this assignment directly between themselves.

6.               From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

7.               THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its respective duly authorized officers on Schedule 1 hereto.

Exhibit A – Page 2

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:	_________, 20___

Assigned Facilities	Dollar Amount Assigned
Delayed Draw Term Loan Commitment	$

Delayed Draw Term Loan	$

Term A Loan	$

ASSIGNOR:

By:
Its:

ASSIGNEE:

By:
Its:

Accepted by Agent:

OXFORD FINANCE LLC, as Agent

By:
Its:

Exhibit A – Page 3

EXHIBIT B

FORM OF LOAN REQUEST

Date: _______________________, ________

Reference is made to that certain Credit and Security Agreement dated as of December 31, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement") by and among each of the financial institutions from time to time party thereto as a "Lender" (collectively "Lenders" and each a "Lender"), OXFORD FINANCE LLC, a Delaware limited liability company, as Agent for Lenders (in such capacity, "Agent"), GREENBROOK TMS INC., an Ontario corporation ("Parent"), TMS NEUROHEALTH CENTERS INC., a Delaware corporation (together with such other Persons joined hereto as a borrower from time to time and each of their successors and assigns, each individually a "Borrower" and collectively, the "Borrowers"), and the other Credit Parties party thereto. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Borrower Representative hereby notifies Agent, pursuant to the terms of the Credit Agreement, of Borrowers' request for the following Delayed Draw Term Loan:

(1)              Borrowing date (must be a Business Day):

(2)              Aggregate amount of the Delayed Draw Term Loan requested: $__________, to be disbursed to the recipients and pursuant to the instructions set forth on the schedule attached hereto.

The undersigned officer hereby certifies to Agent and Lenders that both before and after giving effect to the request above (i) the undersigned is an Authorized Person of Borrower Representative, and Borrower Representative has been, and continues to be, duly authorized as Borrower Representative for each Borrower in accordance in with the terms and provisions of the Credit Agreement, (ii) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

Exhibit B – Page 1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Loan Request this ________ day of _________________, _______.

,

as Borrower Representative

By:
Name:
Title:

Exhibit B – Page 2

EXHIBIT C

FORM OF DELAYED DRAW TERM LOAN PROMISSORY NOTE

$_________	_________, 20___

FOR VALUE RECEIVED, the undersigned, TMS NEUROHEALTH CENTERS INC., a Delaware corporation ("Company" and together with any other Borrower that is joined to the Credit Agreement referred to below, individually, a "Borrower" and collectively, the "Borrowers"), jointly and severally, absolutely and unconditionally, promise to pay to [__________] or its registered assign ("Lender"), at the office of Oxford Finance LLC, in its capacity as "Agent" under the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, the principal amount of [__________] Dollars [($__________)], in accordance with the Credit Agreement.

Borrowers jointly and severally, absolutely and unconditionally, further agree to pay principal and interest at the times and in the amounts set forth in the Credit Agreement dated as of December 31, 2020, among GREENBROOK TMS INC., an Ontario corporation, as Parent, Borrowers, the other Credit Parties party thereto, Lenders party thereto and Oxford Finance LLC, as Agent for Lenders (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"). Capitalized terms used in this Delayed Draw Term Loan Promissory Note (this "Note") and defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement unless otherwise specifically defined herein.

This Note is a Promissory Note referred to in the Credit Agreement, evidences a portion of the Delayed Draw Term Loans made to Borrowers thereunder by Lender, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence and during the continuation of any Event of Default specified in the Credit Agreement, or upon termination of the Credit Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared by Agent or Required Lenders to be, immediately due and payable in accordance with the Credit Agreement.

Exhibit C – Page 1

This Note shall be held in registered form, and transfers of this Note must be recorded in the Register maintained pursuant to Section 14.11 of the Agreement. Borrowers may deem and treat the Person in whose name this Note is recorded on the Register as the absolute owner of this Note for the purposes of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, notwithstanding notice to the contrary.

TMS NEUROHEALTH CENTERS INC.

By:
Title:

Exhibit C – Page 2

EXHIBIT D

TERM LOAN PROMISSORY NOTE

$_________	_________, 20___

FOR VALUE RECEIVED, the undersigned, TMS NEUROHEALTH CENTERS INC., a Delaware corporation ("Company" and together with any other Borrower that is joined to the Credit Agreement referred to below, individually, a "Borrower" and collectively, the "Borrowers"), jointly and severally, absolutely and unconditionally, promise to pay to [__________] or its registered assign ("Lender"), at the office of Oxford Finance LLC, in its capacity as "Agent" under the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, the principal amount of [__________] Dollars [($__________)], in accordance with the Credit Agreement (as defined below). Capitalized terms used in this Note and defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement unless otherwise specifically defined herein.

Borrowers jointly and severally, absolutely and unconditionally, further agree to pay principal and interest at the times and in the amounts set forth in the Credit and Security Agreement dated as of December 31, 2020, among GREENBROOK TMS INC., an Ontario corporation, as Parent, Borrowers, the other Credit Parties party hereto, Lenders party thereto and Oxford Finance LLC, as Agent for Lenders (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"). Capitalized terms used in this Note and defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement unless otherwise specifically defined herein.

This Note is a Promissory Note referred to in the Credit Agreement, evidences the Term Loan made to Borrowers thereunder by Lender, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence and during the continuance of any Event of Default specified in the Credit Agreement, or upon termination of the Credit Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared by Agent or Required Lenders to be, immediately due and payable in accordance with the Credit Agreement.

Exhibit D – Page 1

This Note shall be held in registered form, and transfers of this Note must be recorded in the Register maintained pursuant to Section 14.11 of the Agreement. Borrowers may deem and treat the Person in whose name this Note is recorded on the Register as the absolute owner of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, notwithstanding notice to the contrary.

TMS NEUROHEALTH CENTERS INC.

By:
Title:

Exhibit D – Page 2

EXHIBIT E

CLOSING CHECKLIST

(See attached)

Exhibit E – Page 1

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Oxford Finance LLC, as Agent
201 N. Union St., Suite 420
Alexandria, VA 22314

The undersigned, the [____________________] of TMS NEUROHEALTH CENTERS INC., a Delaware corporation, in its capacity as Borrower Representative under the below-defined Credit Agreement, hereby delivers this Compliance Certificate to induce OXFORD FINANCE LLC, as Agent for itself and certain other lenders ("Agent"), in accordance with the requirements of that certain Credit and Security Agreement dated December 31, 2020 by and among GREENBROOK TMS INC., an Ontario corporation, as Parent, the Borrowers party thereto, the Credit Parties party thereto, Agent and the Lenders identified therein (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"). All capitalized terms used herein which are not otherwise defined hereunder shall have the meanings given to them in the Credit Agreement.

1.               Based upon my review of the financial statements required to be delivered to Agent under Section 8.8 of the Credit Agreement for the [fiscal year] [fiscal quarter] ending [__________], 20[___], copies of which are attached hereto, along with the calculations for each of the following financial covenants, I hereby certify that the Pro Forma Consolidated Revenues for the Test Period ended on such date are _________; and Qualified Cash (calculated as the daily average of Qualified Cash for the 30 days ending on such date) as of such date is ______.

2.               No Default or Event of Default has occurred and is continuing.

3.               Attached hereto is a Perfection Certificate or supplement to Perfection Certificate reflecting new or changed information since the date of the last Perfection Certificate or supplement delivered to Agent.

,

as Borrower Representative

By:
Name:
Title:

[attach appropriate exhibits]

Exhibit F – Page 1

EXHIBIT G

FORM OF JOINDER TO CREDIT AND SECURITY AGREEMENT

THIS JOINDER TO CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "Joinder") made this ___ day of _____, 20__, by and among TMS NEUROHEALTH CENTERS INC., a Delaware corporation, and other Persons set forth on Exhibit A hereto (collectively referred to as "Existing Borrowers" and each individually referred to as an "Existing Borrower"), [________] (collectively referred to as "New Borrowers" and each individually referred to as a "New Borrower," and together with the Existing Borrowers, the "Borrowers"), and OXFORD FINANCE LLC, a Delaware limited liability company, as agent (together with its successors and assigns, "Agent") for itself and certain other financial institutions (collectively, "Lenders").

BACKGROUND

A.              Existing Borrowers, GREENBROOK TMS INC., an Ontario corporation ("Parent"), the other Credit Parties party thereto, Agent and Lenders are parties to a certain Credit and Security Agreement dated as of December 31, 2020 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") pursuant to which Existing Borrowers established certain financing arrangements with Lenders. The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto (in each case, as amended, restated, supplemented or otherwise modified from time to time) are referred to herein collectively as the "Loan Documents." All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

B.               New Borrowers have become affiliated, directly or indirectly, with Existing Borrowers and, in recognition of the benefits and privileges thereunder, New Borrowers and Existing Borrowers have requested that each New Borrower be permitted to join into the Loan Documents on the date hereof as if an original signatory thereto, and Agent and Lenders have so consented subject to the terms and conditions hereof.

NOW, THEREFORE, with the foregoing Background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

a.               Joinder. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof:

i.            Each New Borrower joins in, assumes, adopts and becomes a Borrower under the Credit Agreement and with respect to all Loans. All references to Borrower or Borrowers contained in the Loan Documents are hereby deemed for all purposes to also refer to and include each New Borrower as a Borrower, and each New Borrower hereby agrees to comply with all of the terms and conditions of the Loan Documents as if such New Borrower was an original signatory thereto.

ii.           Without limiting the generality of the provisions of subparagraph (a) above, each New Borrower is thereby liable, along with all other Borrowers, including each New Borrower, for all existing and future Loans and other Obligations incurred at any time by any one or more Borrowers under the Loan Documents.

b.               Representations and Warranties. Each Borrower hereby represents and warrants to Agent and Lenders that, immediately before and immediately after giving effect to this Joinder:

i.            All representations and warranties of the Borrowers contained in the Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); provided, however, that to the extent any representation or warranty applicable to a New Borrower under the Loan Documents expressly relates to a date prior to the date hereof, such representation or warranty (to the extent applicable to such New Borrower) shall be deemed only to relate to the date hereof, and the New Borrower makes such representation or warranty on and as of the date hereof, and not as of such earlier date.

ii.           The execution and delivery by each Borrower of this Joinder and the performance by it of the transactions herein contemplated (i) are and will be within its corporate or limited liability company powers, as applicable, (ii) have been authorized by all necessary corporate or limited liability company action, as applicable, and (iii) are not in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any Lien, charge or encumbrance of any nature on any of the properties of such Borrower.

iii.          This Joinder and all allonges, assignments, instruments, documents and agreements executed and delivered in connection herewith, are and will be valid, binding and enforceable against each Borrower in accordance with their respective terms.

iv.          No Default or No Event of Default has occurred and is continuing as of the date of this Joinder under the Credit Agreement or any of the other Loan Documents.

c.               Collateral.

i.            As security for the payment of the Obligations, and satisfaction by Borrowers (including New Borrowers) of all covenants and undertakings contained in the Credit Agreement and the Loan Documents, each New Borrower hereby assigns and grants to Agent, for its benefit and the benefit of Lenders, a continuing first priority security interest in and Lien upon, all of its right, title and interest in and to its following property, whether now owned or hereafter acquired, created or arising and wherever located ("Collateral"): [LIST COLLATERAL FROM CREDIT AGREEMENT]

 Exhibit G – Page 2

ii.           Each Borrower confirms and agrees that: (i) all security interests and Liens granted to Agent are in full force and effect, and (ii) all Collateral remains free and clear of any Liens other than Liens in favor of Agent and Permitted Encumbrances. Nothing herein contained is intended to impair or limit the validity, priority and extent of Agent's security interest in and Liens upon the Collateral.

iii.          Each New Borrower hereby authorizes Agent to file UCC-1 and PPSA, as applicable, financing statements against such New Borrower covering the Collateral owned by such New Borrower in such jurisdictions as Agent shall deem necessary, prudent or desirable to perfect and protect the Liens and security interests granted to Agent hereunder.

d.               Effectiveness Conditions. This Joinder shall be effective and each New Borrower shall be deemed a Borrower under the Credit Agreement and the Loan Documents upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent's counsel):

i.            Execution and delivery of this Joinder and any other Loan Document;

ii.           Delivery of copies of, for each New Borrower, (i) the resolutions of such New Borrower's Board of Director, members, managers, or other similar management authority authorizing the execution of this Joinder, and (ii) the Organizational Documents of such new Borrower, in each case as certified by the Secretary or comparable officer of such New Borrower;

iii.          Delivery of an Incumbency Certificate for each New Borrower identifying the Authorized Person with a specimen signature;

iv.          Delivery of a legal opinion in form and substance satisfactory to Agent and its counsel; and

v.           Execution and delivery of any and all agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof and/or the Loan Documents.

e.               Acknowledgment of Guarantors. By execution of this Joinder, each of the Guarantors, pursuant to the terms of the Guaranty Agreements, hereby accepts and acknowledges the terms and conditions of this Joinder. Each Guarantor hereby covenants and agrees that such Guaranty Agreement remains unchanged and in full force and effect and continues to cover the existing and future Obligations of Borrowers to Agent and Lenders, including those Obligations of each New Borrower.

f.                Ratification of Loan Documents. Except as otherwise expressly set forth herein, all of the terms and conditions of the Credit Agreement and the Loan Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Credit Agreement means the Credit Agreement as modified by this Joinder.

 Exhibit G – Page 3

g.               Miscellaneous.

i.            Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent all such documents, assignments, financing statements and other documents as Agent may reasonably require from time to time, to effectuate and implement the purposes of this Joinder and the other Loan Documents, and to pay or reimburse Agent for all reasonable and documented attorneys' fees and expenses incurred by Agent and any Lender in connection therewith.

ii.           No rights are intended to be created hereunder for the benefit of any third party donee, creditor or incidental beneficiary.

iii.          The headings of any paragraph of this Joinder are for convenience only and shall not be used to interpret any provision hereof.

iv.          This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Execution and delivery by facsimile shall bind the undersigned.

v.           No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

vi.          The terms and conditions of this Joinder shall be governed by and construed in accordance with the internal laws of the State of New York excluding conflict of laws statutes or common law principles.

vii.         EACH BORROWER AND LENDER, BY ITS EXECUTION OR ACCEPTANCE OF THIS JOINDER, REAFFIRMS ITS WAIVER OF THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, AS MORE PARTICULARLY SET FORTH IN THE PROVISIONS OF SECTION 14.6 OF THE CREDIT AGREEMENT, WHICH PROVISIONS ARE HEREBY INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

[SIGNATURE PAGES FOLLOW]

 Exhibit G – Page 4

EXHIBIT H

FORM OF WARRANT

[See attached]

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY U.S. STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXERCISED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR EXEMPT FROM SUCH REGISTRATION, AS EVIDENCED BY AN OPINION OF COUNSEL OR SUCH OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES, AND SUBJECT TO THE ADDITIONAL REQUIREMENTS AS SET FORTH IN SECTIONS 5.3 AND 5.4 OF THIS WARRANT.

THE WARRANTS EVIDENCED HEREBY ARE EXERCISABLE ON OR BEFORE 6:00 P.M. (EASTERN TIME) ON [ ] AFTER WHICH TIME THE WARRANTS EVIDENCED HEREBY SHALL BE DEEMED TO BE VOID AND OF NO FURTHER FORCE OR EFFECT.

WARRANT TO PURCHASE COMMON SHARES

Company:	Greenbrook TMS Inc., a corporation incorporated under the laws of the Province of Ontario
Number of Warrants:

[   ] Warrants (as such number may be adjusted from time to time in accordance with the provisions of this Warrant). Each whole Warrant shall entitle the Holder thereof to purchase one Common Share at a price per Common Share equal to the Warrant Price.

Class of Shares:	Common Shares
Warrant Price:	C$[ ]
Issue Date:	[ ]
Expiration Date:	[ ]
Credit Facility:

This Warrant to Purchase Common Shares (as amended and in effect from time to time, this “Warrant”) representing the Number of Warrants set forth above is issued in connection with, and as consideration for the commitments pursuant to, that certain Credit and Security Agreement of even date herewith among Oxford Finance LLC, as Agent, the Lenders from time to time party thereto, the Company, TMS NeuroHealth Centers Inc. and certain other direct or indirect subsidiaries of the Company (as modified, amended and/or restated from time to time, the “Credit Facility”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Facility.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, OXFORD FINANCE LLC (“Oxford” and, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, the “Holder”) is entitled to purchase the number of fully paid and non-assessable common shares (the “Shares”) of the above-stated class of shares (the “Class”) of Greenbrook TMS Inc. (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1.             EXERCISE.

1.1                Method of Exercise. The Holder may at any time and from time to time on or before the Expiration Date exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless the Holder is exercising this Warrant pursuant to a cashless exercise in accordance with Section 1.2, a cheque, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, the Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3                Fair Market Value. For purposes of this Warrant, “Fair Market Value” shall mean the following: If the Company’s Shares are then traded on the Toronto Stock Exchange (the “TSX”), the Fair Market Value of a Share shall be the closing price or last sale price of a Share reported on the TSX (or another stock exchange where the majority of the trading volume and value of the Shares occurs). If the Company’s Shares are not then traded on the TSX, but are traded on the Nasdaq Stock Market (“Nasdaq”) or on another nationally recognized Canadian or U.S. securities exchange, inter-dealer quotation system or over-the-counter market (an “Other Market”) (any of the TSX, Nasdaq or Other Market, a “Trading Market”), the Fair Market Value of a Share shall be the closing price or last sale price of a Share reported on the Nasdaq or Other Market, as elected by the Holder in its sole discretion, for the Business Day immediately before the date on which the Holder delivers this Warrant, together with its Notice of Exercise to the Company. If the Company’s Shares are not traded on a Trading Market, the Board of Directors of the Company shall determine the Fair Market Value of a Share in its reasonable good faith judgment.

1.4                Delivery of Certificate and New Warrant. Within a reasonable time after the Holder exercises this Warrant in the manner set forth in Sections 1.1 or 1.2 above, the Company shall deliver to the Holder a certificate representing the Shares (or in the case of non-certificated Shares, other evidences of entitlement) issued to the Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5                Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to the Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6               Treatment of Warrant Upon Acquisition of the Company.

(a)                Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the shareholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company shareholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the shareholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)                Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s shareholders consists solely of cash, solely of Marketable Securities (as defined below) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), then, subject to Section 1.6(c), either (i) the Holder shall exercise this Warrant pursuant to Sections 1.1 or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if the Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition.

(c)                 The Company shall provide the Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as the Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to the Holder not less than seven (7) Business Days prior to the closing of the proposed Cash/Public Acquisition. In the event the Company does not provide such notice, then if, immediately prior to closing of the Cash/Public Acquisition, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder and the Holder shall be deemed to have restated each of the representations and warranties in Section 4 of this Warrant as of the date thereof.

(d)                Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e)                As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (A) (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the corresponding reporting requirements of the Securities Act, and is then current in its filing of all required reports and other information under the U.S. Securities Act, the Exchange Act and/or the Securities Act, as applicable; or (ii) the issuer thereof is a “reporting issuer” as such term is defined in the Securities Act; (B) the class and series of shares or other security of the issuer that would be received by the Holder in connection with the Acquisition were the Holder to exercise this Warrant on or prior to the closing thereof is then traded on a Trading Market; and (C) following the closing of such Acquisition, the Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Holder in such Acquisition were the Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under U.S. or Canadian federal, provincial or state securities laws, rules or regulations, or (y) is included in a lock-up or standstill agreement that does not extend beyond six (6) months from the closing of such Acquisition.

SECTION 2.             ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1                Share Dividends, Share Splits, Share Consolidations, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in Common Shares or other securities or property (other than cash) (which, for avoidance of doubt, shall not include any Shares issued by the Company upon the prior exercise of a portion of this Warrant), then upon exercise of this Warrant, for each Share acquired, the Holder shall receive, without additional cost to the Holder, the total number and kind of securities and property which the Holder would have received had the Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2              Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that the Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

2.3                Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company (other than an Acquisition which is subject to the provisions of Section 1.6) in which the Company’s Shares are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.

2.4                No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying the Holder in cash the amount computed by multiplying the fractional interest by (i) the Fair Market Value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.5                Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price and/or number of Shares, the Company, at the Company’s expense, shall notify the Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price and/or number of Shares and the facts upon which such adjustment is based. The Company shall, upon written request from the Holder, furnish the Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price and number of Shares in effect upon the date of such adjustment.

SECTION 3.             REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)                All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable U.S. and/or Canadian federal, provincial and state securities laws. The Company covenants that it shall at all times keep available, and reserve if necessary under applicable law, out of its authorized and unissued share capital such number of common shares as will be sufficient to permit the exercise in full of this Warrant into Shares of the Class.

(b)                The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares, and as at the close of business on the Business Day immediately preceding the date hereof, [   ] Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation, and [   ] Common Shares are issuable under options and convertible securities. There is sufficient authorized capital for the issuance of all Common Shares issuable on exercise of all outstanding convertible securities of the Corporation.

3.2                Notice of Certain Events. If the Company proposes at any time to:

(a)                declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, shares, or other securities and whether or not a regular cash dividend;

(b)                offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s share capital (other than pursuant to contractual pre-emptive rights);

(c)                effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d)                effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give the Holder:

(1)                at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and

(2)              in the case of the matters referred to in (c) and (d) above, at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

Reference is made to Section 1.6(c) whereby this Warrant may be deemed to be exercised pursuant to Section 1.2 hereof if the Company does not give written notice to the Holder of a Cash/Public Acquisition as required by the terms hereof. Company will also provide information requested by the Holder that is reasonably necessary to enable the Holder to comply with the Holder’s accounting or reporting requirements.

SECTION 4.             REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1                Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by the Holder are being acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the U.S. Securities Act or the Securities Act. The Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2                Disclosure of Information. The Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3                Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4                Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the U.S. Securities Act, and is purchasing the Warrant pursuant to an exemption from the registration and prospectus requirements of applicable securities laws.

4.5                Registration Exemptions. The Holder understands that this Warrant and the Shares issued upon exercise of this Warrant have not been and will not be registered under the U.S. Securities Act or with the securities commission of any state by reason of their issuance in a transaction that is or will be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 4(a)(2) thereof, nor have they been qualified by a prospectus under the laws of any province or territory of Canada and, accordingly, are subject to resale restrictions and may not be offered or sold except pursuant to an effective registration statement under the U.S. Securities Act or a receipted final prospectus under provincial or territorial laws unless offered or sold pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act or the prospectus or other requirements of the laws of the applicable province or territory and in accordance with applicable state, provincial and territorial securities laws. In addition, the Holder represents that it is familiar with Rule 144 promulgated pursuant to the U.S. Securities Act and understands the resale limitations imposed hereby and by the U.S. Securities Act.

4.6                Purchase outside of Canada. The Holder is not a resident of Canada and is purchasing this Warrant as principal for its own account, not for the benefit of any other person, for investment only and not with a view to the resale or distribution of all or any of this Warrant or the underlying Shares.

4.7                Holder not a Shareholder. Nothing in this Warrant nor the holding of a Warrant evidenced by hereby or otherwise shall be construed as conferring upon a Holder any right or interest whatsoever as a shareholder of the Company.

SECTION 5.             MISCELLANEOUS.

5.1                Term; Automatic Cashless Exercise Upon Expiration.

(a)                Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM (Eastern time), on the Expiration Date and shall thereafter expire and terminate.

(b)                Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2                Legends. Each certificate evidencing Shares (or, in the case of non-certificated Shares, other evidences of entitlement) issued on exercise hereof shall be imprinted with legends in substantially the following forms:

THE COMMON SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE COMMON SHARES ISSUED BY THE COMPANY TO OXFORD FINANCE LLC DATED ¨ MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR EXEMPT FROM SUCH REGISTRATION, AS EVIDENCED BY AN OPINION OF COUNSEL OR SUCH OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX. A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY”, MAY BE OBTAINED FROM THE COMPANY UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN FORM SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.

5.3                Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable U.S. and Canadian federal, provincial and state securities laws by the transferor and the transferee (including, without limitation, the delivery of legal opinions and/or other evidence reasonably satisfactory to the Company, as reasonably requested by the Company, to the effect that such transfer or assignment is permitted under applicable securities laws). The Company shall not require the Holder to provide an opinion of counsel if the transfer is to an affiliate of the Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the U.S. Securities Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the U.S. Securities Act.

5.4                Transfer Procedure. Oxford may transfer all or part of this Warrant to one or more of Oxford’s affiliates (each, an “Oxford Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Upon providing the Company with written notice, Oxford, any such Oxford Affiliate and any subsequent Holder, may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to any other transferee, provided, however, in connection with any such transfer, the Oxford Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and the Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and the Holder, if applicable).

5.5                Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first (1st) Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Oxford Finance LLC

115 S. Union Street, Suite 300

Alexandria, VA 22314

Attn: Legal Department

Telephone: [***]

Facsimile: [***]
Email: [***]

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Greenbrook TMS Inc.

890 Yonge Street, 7th Floor
Toronto, Ontario M4W 3P4

Attn: Aniss Amdiss, General Counsel

Telephone: [***]

Email: [***]

5.6                Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8                Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9                Governing Law; Jurisdiction and Venue. This Warrant shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Company and the Holder hereby irrevocably submit to the exclusive jurisdiction of the courts of the City of Toronto, Ontario in connection with any action or proceeding arising out of or relating to this Warrant. The Company and the Holder hereby agree that any breach of any term or condition of this Warrant shall be deemed to be a breach occurring in the Province of Ontario by virtue of a failure to perform an act required to be performed in the Province of Ontario and irrevocably and expressly agree to submit to the jurisdiction of the courts of the City of Toronto, Ontario for the purpose of resolving any disputes relating to this Warrant or the transactions contemplated hereby. The Company and the Holder irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Warrant, or any judgment entered by any court in respect hereof brought in the City of Toronto, Ontario, and further irrevocably waive any claim that any suit, action or proceeding brought in the City of Toronto, Ontario has been brought in an inconvenient forum. The Company and the Holder hereby consent to process being served in any such suit, action or proceeding, by mailing a copy thereof to the address in effect for notices under Section 5.5 and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 5.9 shall affect or limit any right to serve process in any other manner permitted by law.

5.10              Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11              Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the City of Toronto, Ontario are required or permitted to be closed.

5.12              Public Disclosure. The Company acknowledges that it may be required to file a copy of this Warrant with the U.S. Securities and Exchange Commission (“SEC”) in order to comply with any of its obligations under U.S. federal securities laws, if and when applicable to the Company.

[Remainder of page left blank intentionally]

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Shares to be executed by their duly authorized representatives effective as of the Issue Date written above.

GREENBROOK TMS INC.

By:
Name:
(Print)
Title:

OXFORD FINANCE LLC

By:
Name:
(Print)
Title:

[Signature Page to Warrant to Purchase Common Shares]

APPENDIX 1

NOTICE OF EXERCISE

1.                   The undersigned Holder hereby exercises its right to purchase ___________ Common Shares of Greenbrook TMS Inc. (the “Company”) in accordance with the attached Warrant to Purchase Common Shares, and tenders payment of the aggregate Warrant Price for such shares as follows:

[   ]                  cheque in the amount of C$________ payable to order of the Company enclosed herewith

[   ]                  Wire transfer of immediately available funds to the Company’s account

[   ]                  Cashless Exercise pursuant to Section 1.2 of the Warrant

[   ]                  Other [Describe] __________________________________________

2.                   Please issue a certificate or certificates representing the Common Shares in the name specified below:

__________________________________________

Holder’s Name

__________________________________________

__________________________________________

(Address)

3.                   By its execution below and for the benefit of the Company, the Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Shares as of the date hereof.

[HOLDER]

By:
Name:
Title:
Date:

Appendix 1

APPENDIX 2

ASSIGNMENT

For value received, Oxford Finance LLC hereby sells, assigns and transfers unto

Name:	[OXFORD TRANSFEREE]

Address:

Tax ID:	]

that certain Warrant to Purchase Common Shares issued by Greenbrook TMS Inc. (the “Company”), on [DATE] (the “Warrant”) together with all rights, title and interest therein.

OXFORD FINANCE LLC

By:
Name:
Title:

Date:

By its execution below, and for the benefit of the Company, [OXFORD TRANSFEREE] makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[OXFORD TRANSFEREE]

By:
Name:
Tile:	]

Appendix 2